                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-50419

PROSPECTUS
----------------


                                                   2,050,263 SHARES
(Logo)                                       PHYSICIANS' SPECIALTY CORP.
                                                     COMMON STOCK

     Of the 2,050,263 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 50,263 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol ENTS. On May 11, 1998, the last reported sale price of the Common Stock was $9.00 per share. See "Price Range of Common Stock" and "Dividend Policy."

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                    PRICE TO           UNDERWRITING         PROCEEDS TO      PROCEEDS TO SELLING
                                     PUBLIC           DISCOUNTS (1)         COMPANY (2)          STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------
Per Share....................        $8.50                 $.53                $7.97                $7.97
-----------------------------------------------------------------------------------------------------------------
Total(3).....................     $17,427,235           $1,086,639          $15,940,000            $400,596
=================================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $860,000.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 307,540 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $20,041,325, $1,249,635 and $18,391,094, respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about May 15, 1998, at the office of the agent of Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                    VOLPE BROWN WHELAN & COMPANY
                                                         BARINGTON CAPITAL GROUP

May 12, 1998

               (Physicians' Specialty Corp. Logo & MAP of U.S.A.)

Map of the eastern United States indicating the states in which the Company's affiliated practices are located and the states in which the Company's probable practice acquisitions are located. The map also indicates the locations of the Company's affiliated practices in the greater metropolitan Atlanta area, south Florida and the probable practice acquisitions in south Florida and the New York metropolitan area.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE AND OTHER MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus and accordingly should be read in conjunction with such information, financial statements and notes thereto. Each prospective investor is urged to read this Prospectus in its entirety. As used in this Prospectus, unless the context otherwise requires, the "Company" refers to Physicians' Specialty Corp., a Delaware corporation, and its wholly-owned subsidiaries (i) PSC Management Corp. ("PSC Management"), PSC Acquisition Corp., ENT & Allergy Associates, Inc. and South Florida Otolaryngology, Inc. and (ii) ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc. and Atlanta-AHP, Inc. (collectively, the "ENT Networks"). Unless otherwise indicated, (i) all pro forma information in this Prospectus gives effect to the acquisition of the assets or equity of the Practices (as defined) and the Probable Practice Acquisitions (as defined) as if all of the transactions were consummated on January 1, 1997 and (ii) the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Physicians' Specialty Corp. is the leading physician practice management company focusing on affiliating with and managing physician practices specializing in the treatment and management of diseases and disorders of the ear, nose and throat, head and neck ("ENT"). The Company provides comprehensive practice management services to ENT physician practices and health care providers, including specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine (collectively, the "Related Specialties" or "Related Specialists"). The Company seeks to affiliate with physician practices and health care providers who provide high quality, cost effective medical and surgical services to fee-for-service patients and managed care enrollees. Services provided by the Company include financial and administrative management, enhancement of clinical operations, access to ancillary services, network development and payor contracting services, including the negotiation and administration of capitated arrangements. The Company is currently affiliated with 48 physicians, one temporo-mandibular joint ("TMJ") specialist and 52 allied health care professionals with 43 clinical offices in Alabama, Florida, Georgia and Illinois and expects to add 30 physicians and 25 allied health care professionals with 17 clinical offices in the New York metropolitan area and South Florida in connection with the Probable Practice Acquisitions. The Company holds, manages and administers capitated ENT managed care contracts covering an aggregate of approximately 332,000 enrollees of health maintenance organization ("HMO") plans of United HealthCare of Georgia, Inc. ("United HealthCare") and Cigna HealthCare of Georgia, Inc. ("Cigna") and enrollees of HMOs which have contracted with FPA Medical Management, Inc. ("FPA").

     The Company's objective is to position its affiliated physicians as the leading providers of ENT and Related Specialty medical and surgical services in each of its markets. The Company's strategy is to establish a market presence by affiliating with and managing a market leading ENT practice which serves as a platform for the implementation of the Company's market development and physician practice management model. Following an initial practice affiliation, the Company seeks to affiliate with additional ENT and Related Specialty practices within that market. In March 1997, the Company acquired substantially all of the assets of Atlanta Ear, Nose & Throat Associates, P.C. ("Atlanta ENT"), an ENT physician practice in metropolitan Atlanta (the "Reorganization"), which expanded from three physicians in 1982 to 17 physicians in 1997. As a result of increasing the number of physicians at Atlanta ENT, utilizing allied health care professionals and expanding the geographic coverage of the practice, Atlanta ENT's revenue increased from $1.6 million in 1982 to $20.3 million in 1997, representing compound annual revenue growth of 18.5% during such period. By capitalizing on its experience in managing and administering capitated contracts with managed care organizations and developing provider panels, Atlanta ENT increased the number of enrollees to which its physicians provided ENT medical and surgical services from approximately 50,000 in 1982 to over 300,000 in 1997. In connection with the Reorganization, the Company also acquired substantially all of the assets of three additional ENT physician practices with five physicians in metropolitan Atlanta. Since the Reorganization, the Company has further expanded its presence in the Atlanta market by acquiring substantially all of the assets of five additional ENT physician practices with 12 physicians. As a result of these additional affiliations, the Company currently has 34 affiliated physicians and 40 allied health care professionals with 32 clinical offices in the greater Atlanta market and the Company believes Atlanta ENT is the largest independent (non-academic) ENT physician group practice in the United States.

     In addition to entering the Atlanta market in March 1997, the Company acquired substantially all of the assets of a two physician ENT practice in Birmingham, Alabama and since the Reorganization, the Company has entered into two additional markets by affiliating with a four physician ENT practice in the metropolitan Chicago area and three ENT physician practices employing nine physicians in South Florida. In May 1998, the Company entered into a stock purchase agreement (the "PDI Stock Purchase Agreement") relating to the affiliation with six ENT physician practices associated with Physicians' Domain, Inc., a New York based ENT physician practice management company ("Physicians' Domain" and together with the six ENT practices, "PDI"). Upon completion of the PDI transaction, the Company will add 26 physicians and 21 allied health care professionals with 14 clinical offices in the New York metropolitan area. In addition, the Company has non-binding letters of intent relating to the proposed acquisition of assets or equity of two ENT physician practices consisting of an aggregate of four physicians and four allied health care professionals with three clinical offices in South Florida (together with PDI, the "Probable Practice Acquisitions"). Although the Company expects to complete these acquisitions in the near future, there can be no assurance that any of these acquisitions will be completed or that the Company will be able to integrate any of these practices into its business.

     Although the Company primarily focuses on the growth of its affiliated practices, the Company also intends to evaluate and selectively expand into new markets. The Company believes its strategy of expanding its affiliated practices in existing markets optimally positions the practices for growth by adding physicians, allied health care professionals and ancillary services, which better enables the affiliated practices to meet the needs of patients and payors and realize operating efficiencies. This strategy is also designed to allow the Company's affiliated physicians to enhance practice performance by achieving or obtaining same practice revenue growth, geographic expansion, expansion in the breadth of services offered and managed care contracts.

     Based upon a 1997 American Group Practice Association study, the Company estimates that revenue generated by ENT physicians in the United States exceeded $6.2 billion in 1996. According to the American Academy of Otolaryngology-Head and Neck Surgery, Inc. (the "Academy"), there were approximately 8,600 ENT physicians in the United States as of December 31, 1996. Based upon membership in the Academy, the Company estimates that approximately 70% of all ENT practices consist of individual practitioners or small group practices (less than four physicians). The Company has observed that ENT physicians and Related Specialists are increasingly seeking to form larger group practices and affiliate with physician practice management companies which understand the needs of ENT physicians and can enhance practice performance. The Company believes that ENT physicians and Related Specialists desire to affiliate with the Company because of (i) the Company's ENT and Related Specialty focus, (ii) its management, (iii) its managed care expertise, (iv) the availability of expansion capital, (v) the management resources necessary to effectively manage the practice and develop ancillary services and (vi) the access to ENT specific proprietary management information systems, all of which are frequently unavailable to independent groups and solo specialty practitioners.

     The Company was incorporated in Delaware in July 1996. The Company's executive offices are located at 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342 and its telephone number is (404) 256-7535.

                                  THE OFFERING

Common Stock offered by the Company.......    2,000,000 shares

Common Stock offered by the Selling
Stockholders..............................     50,263 shares

Common Stock to be outstanding after the
Offering..................................    8,515,863 shares (1)

Use of proceeds...........................    To pay the cash portion of the
                                              purchase price of the PDI
                                              transaction and to repay certain
                                              outstanding indebtedness of PDI,
                                              if the PDI transaction is
                                              consummated, for working capital
                                              and general corporate purposes,
                                              for the cash component of future
                                              acquisitions, capital equipment
                                              and information systems, and to
                                              pay a consulting fee. See "Use of
                                              Proceeds."

Nasdaq National Market symbol.............    ENTS

------------------------------

(1) Excludes (i) 1,100,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, under which options to purchase 646,940 shares of Common Stock have been granted at exercise prices ranging from $6.80 to $12.125 per share, (ii) 275,000 shares of Common Stock reserved for issuance under the Company's 1996 Health Care Professionals Stock Option Plan, under which options to purchase 65,000 shares of Common Stock have been granted at exercise prices ranging from $6.00 to $11.50 per share, (iii) 220,000 shares of Common Stock issuable upon exercise of the IPO Warrants (as defined) at an exercise price of $10.80 per share, (iv) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, (v) an aggregate of 301,779 shares of Common Stock to be issued to certain affiliated physicians beginning in September 1998 and (vi) shares of Common Stock to be issued in connection with the Probable Practice Acquisitions with a value at the time of issuance of approximately $783,000. See "Business--Acquisition of ENT Practices--Post Reorganization Acquisitions," "--Probable Practice Acquisitions," "Management--Stock Option and Purchase Plans" and "Description of Capital Stock."

                          SUMMARY COMBINED FINANCIAL DATA

                                             YEAR ENDED DECEMBER 31, 1997
                                ------------------------------------------------------
                                                                      PRO FORMA FOR
                                                PRO FORMA FOR         COMPLETED AND
                                                  COMPLETED         PROBABLE PRACTICE
                                ACTUAL (1)   ACQUISITIONS (2)(3)   ACQUISITIONS (2)(4)
                                ----------   -------------------   -------------------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenue
      Management fees.........  $   10,974       $   25,511            $   45,557
      Capitation revenue......       3,619            4,876                 4,876
      Net patient service
    revenue...................         967            1,263                 1,263
                                ----------       ----------            ----------
    Net revenue...............      15,560           31,650                51,696
    Expenses
      Provider claims, wages,
    benefits..................       7,819           14,829                22,818
      General and
    administrative............       4,371            9,588                17,460
      Depreciation and
    amortization..............         377            1,108                 2,585
                                ----------       ----------            ----------
    Operating expenses........      12,567           25,525                42,863
                                ----------       ----------            ----------
    Operating income..........       2,993            6,125                 8,833
    Net income................  $    2,060       $    3,959            $    4,591
                                ==========       ==========            ==========
    Diluted earnings per
    share.....................  $     0.42       $     0.57            $     0.65(7)
    Weighted average shares
    outstanding...............   4,966,778        6,926,508             7,038,456(7)
    Supplemental system-wide
      revenue(5)..............  $   25,191       $   46,274            $   70,771

                                            THREE MONTHS ENDED MARCH 31, 1998
                                ---------------------------------------------------------
                                                                         PRO FORMA FOR
                                                 PRO FORMA FOR           COMPLETED AND
                                                   COMPLETED           PROBABLE PRACTICE
                                ACTUAL (1)   ACQUISITIONS (2)(3)(4)   ACQUISITIONS (3)(4)
                                ----------   ----------------------   -------------------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenue
      Management fees.........  $    5,924         $    6,155             $   11,167
      Capitation revenue......       1,165              1,165                  1,165
      Net patient service
    revenue...................         309                309                    309
                                ----------         ----------             ----------
    Net revenue...............       7,398              7,629                 12,641
    Expenses
      Provider claims, wages,
    benefits..................       3,319              3,415                  5,412
      General and
    administrative............       2,257              2,350                  4,318
      Depreciation and
    amortization..............         283                299                    668
                                ----------         ----------             ----------
    Operating expenses........       5,859              6,064                 10,398
                                ----------         ----------             ----------
    Operating income..........       1,539              1,565                  2,243
    Net income................  $      957         $      968             $    1,126
                                ==========         ==========             ==========
    Diluted earnings per
    share.....................  $     0.14         $     0.14             $     0.16(7)
    Weighted average shares
    outstanding...............   7,033,786          7,033,786              7,107,433(7)
    Supplemental system-wide
      revenue(5)..............  $   12,004         $   12,281             $   18,405

                                                                         MARCH 31, 1998
                                                            -----------------------------------------
                                                                  ACTUAL             PRO FORMA (6)
                                                            -------------------   -------------------
OPERATING DATA:
     Number of affiliated physicians (including
     physicians
       employed by the Company)..........................               48*                   79*
     Number of allied health care professionals..........               51                    77
     Number of other employees...........................              328                   441
     Number of clinical locations........................               42                    60
     Number of capitated covered lives...................          332,405               332,405

------------------------------
* Includes one TMJ specialist.

                                                             MARCH 31, 1998
                                   ------------------------------------------------------------------
                                                                                    PRO FORMA AS
                                       ACTUAL (1)         PRO FORMA (2)(6)       ADJUSTED (2)(6)(7)
                                   -------------------   -------------------   ----------------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
     Working capital.............      $   11,028            $    7,190              $   15,071
     Total assets................          32,625                56,352                  60,033
     Total debt..................             912                21,587                  10,387
     Stockholders' equity........          26,430                27,212                  42,093

------------------------------
(1) The historical consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The consolidated financial statement data for the year ended December 31, 1997 have been derived from and are qualified by reference to the audited consolidated financial statements of the Company included elsewhere herein, which have been audited by Arthur Andersen LLP, the Company's independent public accountants. The consolidated financial statement data for the three months ended March 31, 1998 have been derived from the unaudited interim financial statements of the Company.

(2) The summary unaudited pro forma combined financial data should be read in conjunction with the financial statements of the Company, Atlanta ENT, the ENT Networks, Cobb Ear, Nose & Throat Associates, P.C. ("Cobb") and Ear, Nose & Throat Associates, P.C., a medical practice whose shareholders own 50% of the equity of Physicians' Domain ("ENT Associates"), and the notes thereto included elsewhere herein, the unaudited pro forma combined financial statements of the Company and the notes thereto included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary unaudited pro forma combined data does not purport to represent what the Company's financial position or results of operations actually would have been had such transactions in fact occurred on the dates indicated, or to project the Company's financial position or results of operations for any future date or period. The pro forma adjustments are based on currently available information and certain assumptions that the Company believes are reasonable under the circumstances.

(3) Represents the unaudited pro forma combined results of operations for the Company's affiliated practices (excluding Probable Practice Acquisitions) as if the acquisition of the assets or equity of these practices had occurred on January 1, 1997.

(4) Represents the unaudited pro forma combined results of operations for the Company's affiliated practices and the Probable Practice Acquisitions (including the PDI practices, which consist of 26 physicians with 14 clinical offices in the New York metropolitan area) as if the acquisition of the assets or equity of the Company's affiliated practices and the Probable Practice Acquisitions had occurred on January 1, 1997.

(5) The unaudited supplemental system-wide revenue is being presented for supplemental purposes only and should be read in conjunction with the Company's financial statements. In accordance with a recently issued Consensus Opinion issued by the Emerging Issues Task Force of the FASB ("EITF 97-2"), the Company is evaluating pertinent criteria contained in each of its management services agreements. Based upon the provisions of EITF 97-2, the Company anticipates that during 1998 it will begin consolidating the operating results of the majority of its managed physician practices. Upon adoption of consolidation, all previously issued Company financial statements will be restated to reflect consolidation of revenue. This restatement will not affect the Company's previously reported operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) Gives pro forma effect to the acquisition of John C. Westerkamm, M.D., P.A. ("Westerkamm") and the Probable Practice Acquisitions as if the acquisition of the assets or equity of these practices had occurred on March 31, 1998. Assumes $4.2 million of borrowings under the Company's credit facility with NationsBank, N.A. (the "Credit Facility") incurred in connection with the PDI transaction.

(7) Adjusted to reflect (i) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at the public offering price of $8.50 per share and the receipt of the net proceeds therefrom and (ii) repayment of borrowings under the Company's credit facility and a portion of the note to be issued in connection with the proposed PDI acquisition with a portion of the net proceeds from the Offering. The effect of the Offering upon the unaudited pro forma combined statement of operations, as adjusted, would be as follows:

                                                          YEAR ENDED       THREE MONTHS ENDED
                                                       DECEMBER 31, 1997     MARCH 31, 1998
                                                       -----------------   ------------------
       Diluted earnings per share....................          $0.56               $0.14
       Weighted average shares outstanding...........      9,038,456           9,107,433

                                  RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors should give careful consideration to, among other things, the risk factors set forth below. This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this Prospectus. Such statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth below.

     Limited Operating History; Limited History of Combined Operations. The Company was formed in July 1996 and, prior to its affiliation with the ENT practices in March 1997 (the "Initial Practices"), the Company had no history of operations or earnings. In addition, the Company has completed the acquisition of assets of certain ENT practices since March 1997 (the "Additional Practices" and together with the Initial Practices, the "Practices"). Prior to the acquisition by the Company of the Practices, the Practices operated as separate independent entities, and accordingly, the Company has limited experience in integrating and managing multiple or multi-state specialty physician practices. The Company also has limited experience in integrating and managing physician practices outside the Atlanta area. Therefore, there can be no assurance that the Company will be able to successfully manage physician practices outside of the metropolitan Atlanta area, successfully integrate the operations of the Practices, the Probable Practice Acquisitions, if completed, or future affiliating practices and implement Company-wide systems and procedures necessary to successfully manage the combined business on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to successfully manage the combined entity. The inability of the Company to successfully integrate the Practices, and, if completed, the Probable Practice Acquisitions or any future affiliating practices would have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Relating to Acquisitions and Managing Growth. An integral part of the Company's business strategy is growth through acquisitions. The Company's acquisition strategy presents risks that could materially adversely affect the Company's business and financial performance, including the diversion of management's attention, the difficulties associated with the assimilation of the operations and personnel of affiliated practices, the contingent and latent risks associated with the past operations of and other unanticipated problems arising in affiliated practices and increased competition for acquisition opportunities. As the Company expands through acquisitions, the Company will be required to hire and retain additional management and administrative personnel and to develop and expand operational systems to support its growth. This growth will continue to place significant demands on the Company's management, technical, financial and other resources. Furthermore, as the Company acquires additional physician practice assets, the Company will incur significant additional charges for depreciation and amortization and, to the extent debt financing is used, interest expense which would have the effect of reducing the Company's earnings and adversely affecting cash flow. The Company intends to continue to issue equity securities in connection with future acquisitions and may seek additional equity financings, which would result in the dilution of existing equity positions. Concurrently with the Offering, the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 2,750,000 shares of Common Stock which may be issued by the Company from time to time in connection with future affiliation transactions with ENT physician and Related Specialty practices or the acquisition by the Company of other related businesses or assets. There can be no assurance that the Company will be able to acquire the assets or equity of or profitably provide management services to any specialty physician practices that may be acquired in the future, including the Probable Practice Acquisitions, or effectively implement its acquisition strategy or that such strategy will be successful. Furthermore, there can be no assurance that the Company will be able to affiliate with additional specialty physician practices on terms favorable to the Company, that the operations of any such practices can be successfully integrated into the Company's business, that any anticipated benefits of the affiliations will be realized, or that there will not be substantial unanticipated costs associated with the acquisitions. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations and would negatively affect the Company's ability to execute its acquisition strategy. The Company's ability to consummate future acquisitions depends to a significant extent on the efforts of Gerald R. Benjamin, the Company's Vice Chairman and Secretary. See "Dependence on Key Personnel; Need for Additional Management."

     Risks Relating to the Probable Practice Acquisitions. The Company is evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of several ENT physician practices and Related Specialty practices, including the Probable Practice Acquisitions. However, the Company has no agreements or arrangements with respect to the terms of any particular acquisitions, except for the PDI Stock Purchase Agreement and the non-binding letters of intent for the other Probable Practice Acquisitions. Although the Company has entered into the PDI Stock Purchase Agreement, the consummation of the PDI transaction is subject to various closing conditions, including the consent of NationsBank, N.A. under the Credit Facility, and there can be no assurance that the transaction can be consummated in a timely manner or at all. The Company expects to recognize a non-recurring non-cash charge relating to the restructuring of certain of the operations at PDI, if the transaction is consummated. The Company has not yet determined the extent of the restructuring and therefore, the Company has not yet estimated the amount of such non-cash charge. In addition, the letters of intent are mere statements of intention and each of the other Probable Practice Acquisitions is subject to various conditions to closing, including the negotiation and execution of an acquisition agreement related to such potential acquisition. Accordingly, there can be no assurance that the Company will be able to consummate any of the Probable Practice Acquisitions. The PDI transaction, if consummated, with 26 physicians with 14 clinical offices in the New York metropolitan area, will be the Company's largest acquisition to date, and there can be no assurance that the Company will be able to successfully manage PDI or successfully integrate the operations of PDI with the Company's operations. In addition, this acquisition will substantially increase the Company's outstanding indebtedness. See "--Limited Operating History; Limited History of Combined Operations," "--Potential Substantial Leverage; Risks Relating to Credit Facility," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

     Broad Discretion In Use of Proceeds; Inability of Stockholders to Evaluate Future Acquisitions. The Company has broad discretion with respect to the use of a substantial portion of the net proceeds of the Offering which the Company intends to use to affiliate with additional ENT and Related Specialty practices. The Company also intends to issue its securities in connection with certain future affiliations. Concurrently with the Offering, the Company is registering under the Securities Act an aggregate of 2,750,000 shares of Common Stock which may be issued by the Company from time to time in connection with future affiliation transactions with ENT physician and Related Specialty practices or the acquisition by the Company of other related businesses or assets. The Company is engaged in discussions with several ENT and Related Specialty practices; however, except with respect to the Probable Practice Acquisitions, the Company has no agreements or arrangements with respect to any particular future affiliations and accordingly, it will have significant flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisition, including those currently being evaluated, unless required to do so by applicable law or regulations. Accordingly, stockholders will not have an opportunity to review financial or other information relating to acquisition candidates prior to consummation of an acquisition. There can be no assurance that the Company will use such net proceeds in a manner that enhances stockholder value. See "Use of Proceeds" and "Business--Strategy."

     Dependence on Affiliated Physicians. All of the Company's revenue is derived (i) under management services agreements with affiliated practices, (ii) from patient service revenue generated by physicians employed by the Company and
(iii) under capitated managed care contracts held by the Company. Revenue derived by the Company under management services agreements depends on the fees and revenue generated by affiliated physicians. The management fee under management services agreements the Company may enter into with physician practices located in certain states, including New York, however, may not vary based upon the revenue generated by the practices. As a result, these management services agreements will have fixed management fees, which fees will be subject to increase upon (i) the management by the Company of ancillary businesses developed or acquired or (ii) the acquisition of additional physician practices which are merged into an existing practice. Therefore, growth in the Company's management fees under these arrangements will be dependent on the Company's ability to achieve the foregoing. Although affiliated physicians are expected to enter into employment agreements with their respective practices, there can be no assurance as to the continued services of any particular physician. In particular, 32 of 49 of the affiliated physicians (including one TMJ specialist) are employed by Atlanta ENT and generate a substantial portion of the Company's revenue. Revenue derived by the Company under capitated managed care contracts depends on the continued participation of affiliated physicians providing medical services to enrollees of the managed care companies and, to a lesser extent, independent physicians ("independent physicians" and, together with affiliated physicians, "associated physicians") contracting with the Company to participate in provider networks which are developed by the Company. Associated physicians can typically terminate their agreements to provide medical services under managed care contracts by providing notice of such termination to the payor. Termination of these agreements by associated physicians may result in termination by the payor of a managed care contract between the Company and the payor. Any material loss of revenue by affiliated physicians, whether as a result of the loss of network physicians or the termination of managed care contracts resulting from the loss of network physicians or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Company Operations."

     Risks Associated with Capitated Arrangements Including Risk of Over-Utilization by Managed Care Enrollees, Risk of Reduction of Capitated Rates and Regulatory Risks. During the year ended December 31, 1997 and the three months ended March 31, 1998, approximately 77% and 84%, respectively, of the net revenue of the Company was derived from payments made on a fee-for-service basis by patients and third party payors (including government programs) and approximately 23% and 16%, respectively, of the net revenue of the Company was derived from capitated arrangements. Under capitated contracts, the health care provider typically accepts a pre-determined amount for professional services per patient per month from the payor in exchange for providing all covered professional services to the enrollees under the agreement. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the provider. The Company compensates associated physicians on a discounted fee-for-service basis for providing ENT medical and surgical professional services to enrollees of the managed care company. Because the Company incurs costs based on the frequency and extent of professional services provided by such physicians, but only receives a fixed fee for agreeing to provide such services, to the extent that the enrollees covered by such managed care contracts require more frequent or extensive care than is anticipated, the Company's operating margins may be reduced and, in certain cases, the revenue derived from such contracts may be insufficient to cover the costs of the services provided. In either event, the Company's business, financial condition and results of operations may be materially adversely affected. As an increasing percentage of patients enroll in managed care arrangements, the Company's future success will depend in part upon its ability to negotiate, on behalf of associated physicians, contracts with managed care payors on terms favorable to the Company and upon its effective management of health care costs through various methods, including competitive pricing and utilization management and review for purchased services. The proliferation of capitated contracts in markets served by the Company could result in decreased predictability of operating margins. There can be no assurance that the Company will be able to negotiate, on behalf of associated physicians, satisfactory arrangements on a capitated basis or that such arrangements will be profitable to the Company in the future. In addition, in certain jurisdictions, capitated agreements in which the provider bears the risk are regulated under insurance laws. The degree to which these capitated arrangements are regulated by insurance laws varies on a state by state basis, and as a result, the Company may be limited in Alabama, Florida, Georgia and Illinois and other states in which it may seek to enter into or arrange capitated agreements for its associated physicians when those capitated contracts involve the assumption of risk. See "--Dependence on Contracts with Managed Care Organizations."

     Dependence on Contracts with Managed Care Organizations. The Company's ability to expand is dependent in part on increasing the number of managed care enrollees served by associated physicians, primarily through negotiating additional and renewing existing contracts with managed care organizations and contracting on a favorable basis with additional associated physicians to provide medical professional services to such enrollees. There can be no assurance that the Company will be successful in contracting with sufficient numbers of associated physicians to meet the requirements of managed care organizations or in negotiating additional or renewing existing contracts with managed care organizations on terms favorable to the Company and associated physicians. The Company's capitated managed care contracts together accounted for approximately 23% and 16%, respectively, of the net revenue of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998. Aetna Health Plans of Georgia ("Aetna") modified its delivery system of physician specialty services in the Atlanta market and terminated its capitated managed care contracts with each physician specialty group, including the Company, effective June 30, 1997. The Company's affiliated physicians at Atlanta ENT and Allatoona E.N.T. & Facial Plastic Surgery, P.C. ("Allatoona ENT") continue to provide services to Aetna under new physician provider agreements, which reimburse physicians on a modified fee-for-service basis. The Company's capitated managed care agreements with United HealthCare and Cigna are subject to 90 to 120 day cancellation by either party, and in the case of Cigna is subject to annual renegotiation of rates, covered benefits and other terms and conditions. The agreement with United HealthCare expires in May 1998 and there can be no assurance the Company will be able to renew this agreement, or, if renewed, that it will contain terms favorable to the Company and associated physicians. The Company's capitated managed care agreement with FPA provides for a renegotiation of the capitation fees 15 months into the initial term of the agreement. In the event that parties cannot renegotiate the capitation fees within 60 days, the agreement may be terminated by either party. The agreement also provides for annual renegotiation of the capitation fees following the initial term, which expires in August 2000, and may be terminated at any time by FPA for cause. There can be no assurance that the Company will be able to renew any of these managed care agreements or, if renewed, that they will contain terms favorable to the Company and associated physicians. The loss of any of these contracts or significant reductions in capitated reimbursement rates under these contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with Capitated Arrangements Including Risk of Over-Utilization by Managed Care Enrollees, Risk of Reduction of Capitated Rates and Regulatory Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Capitated Managed Care Contracts; Network Development and Management."

     Potential Reductions in Reimbursement by Third Party Payors. The health care industry is undergoing significant change as third party payors attempt to control the cost, utilization and delivery of health care services. Substantially all of the revenue of the Company and affiliated practices has been, and is expected to continue to be, derived from managed care companies, commercial insurers, Medicare and other third party payors. Both government and private payment sources have instituted cost containment measures designed to limit payments made to health care providers by reducing reimbursement rates, limiting services covered, increasing utilization review of services, negotiating prospective or discounted contract pricing, adopting capitation strategies and seeking competitive bids. There can be no assurance that such measures will not adversely affect the amounts or types of services that may be reimbursable in the future, or the future reimbursement (including reductions in capitated rates) for any service offered by associated physicians, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. The Company believes that these trends will continue to result in a reduction of per patient revenue at affiliated practices. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government restrictions, all of which could materially decrease the range of services covered by such programs or the reimbursement rates paid for the ENT medical and surgical services provided by associated physicians. Any future reductions or changes could have a material adverse effect on the Company's business, financial condition or results of operations. Reimbursement rates vary depending on the type of third party payors. Changes in the composition of third party payors from higher reimbursement rate payors to lower reimbursement rate payors could have an adverse effect on the Company's results of operations. See "--Dependence on Contracts with Managed Care Organizations."

     Potential Substantial Leverage; Risks Relating to Credit Facility.
Although the Company intends to use a substantial portion of the net proceeds of the Offering to acquire the assets or equity of certain ENT and Related Specialty practices, including the Probable Practice Acquisitions and other acquisitions which it is currently evaluating, it will require significant additional funds for future acquisitions and integration and management of affiliated practices. In connection with the acquisition of assets or equity of the Additional Practices, the Company (i) issued long-term promissory notes in the aggregate principal amount of approximately $1,162,000, which promissory notes have varying maturity dates and interest rates and are convertible, in certain cases, into shares of Common Stock at the option of the holders, (ii) issued various contingent promissory notes in the aggregate principal amount of approximately $3.0 million which are payable only upon the holders of such notes attaining certain earnings or other performance thresholds, certain of which notes are convertible into shares of Common Stock, and (iii) issued and agreed to issue an aggregate of approximately 913,000 shares of Common Stock. In connection with the PDI transaction, the Company will issue a promissory note in the principal amount of approximately $9.2 million. Pursuant to the terms of the PDI Stock Purchase Agreement, the promissory note will accrue interest at a rate of 6.0% per annum, payable quarterly, will be secured by the fixed assets acquired by the Company in the transaction, will be subordinate to borrowings under the Credit Facility and will mature five years from the date of issuance. At March 31, 1998, the Company's indebtedness would have been approximately $10.4 million on a pro forma basis after giving effect to the Probable Practice Acquisitions and the Offering and the application of the net proceeds therefrom, representing approximately 19.8% of the Company's total capitalization. Accordingly, the Company is subject to all of the risks associated with substantial indebtedness, including the risk that the Company's cash flow may not be sufficient to make required payments of principal and interest on the indebtedness. The Company also intends to continue to issue its securities in connection with future acquisitions, which could result in the dilution of existing equity positions. See "--Broad Discretion In Use of Proceeds; Inability of Stockholders to Evaluate Future Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Strategy" and "--Acquisition of ENT Practices."

     The Company may incur additional indebtedness to fund future acquisitions, including borrowings under the Credit Facility. Borrowings are available under the Credit Facility to provide financing for the acquisition of assets or equity of physician practices and for working capital and will be governed by, among other factors, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). There can be no assurance that amounts available under the Credit Facility will be sufficient to fund future acquisitions or, if such amounts are not sufficient, that the Company will be able to obtain additional financing on terms acceptable to the Company or at all. An inability to obtain such financing on favorable terms could limit the Company's growth. As the Company acquires additional physician practice assets, the Company may incur significant charges for depreciation and amortization and, to the extent financed through borrowing, interest expense which could adversely affect the Company's future results of operations and may result in net losses. Any borrowings of the Company under the Credit Facility will bear interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest expense which would have the effect of reducing the Company's earnings and adversely affecting cash flow. The Company is required to maintain certain financial ratios and is restricted from engaging in certain activities under the Credit Facility. The Company has granted to the bank a security interest in the capital stock of its subsidiaries and all accounts receivable of the Company, including the accounts receivable of affiliated practices assigned to the Company under the management services agreements. Therefore, in the event of a default under the credit agreement or a bankruptcy, liquidation or reorganization of the Company, such stock and assets would be available to the bank to satisfy the Company's obligations to the bank before any payment could be made to the Company's stockholders and, in such event, the Company's stockholders could lose all or a substantial portion of their investment in the Company. The Company's ability to generate sufficient cash flow to meet obligations incurred under the Credit Facility will depend on the Company's future operations, which will in turn be subject to prevailing industry, economic, regulatory and other factors, many of which are beyond the Company's control. As of March 31, 1998, the Company had no borrowings under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Influence of Ramie A. Tritt, M.D.; Potential Anti-takeover Provisions.
Upon the completion of the Offering, Dr. Tritt, the Chairman of the Board and President of the Company, will beneficially own approxi-mately 20.7% of the outstanding Common Stock and the physicians at Atlanta ENT, an affiliated practice, together with Dr. Tritt, the President of Atlanta ENT, in the aggregate will beneficially own approximately 36.4% of the outstanding Common Stock. The officers and directors of the Company in the aggregate will beneficially own approximately 24.2% of the outstanding shares of Common Stock (23.3% if the Underwriters' over-allotment option is exercised in full). As a result, Dr. Tritt may be able to influence significantly the election of directors and the outcome of corporate transactions or other matters submitted for stockholder approval. Such influence by Dr. Tritt could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time, without stockholder approval, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. The Company is subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt, which may adversely affect the market price of the Common Stock. Upon the occurrence of certain events, including the merger of the Company and a sale of all or substantially all of the assets of the Company, all outstanding options under the Company's 1996 Stock Option Plan and 1996 Health Care Professionals Stock Option Plan will become immediately exercisable. The employment agreements with the Company's executive officers allow for termination by the executives and the payment of severance compensation to the executives upon a change of control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

     Competition. The physician practice management industry is highly competitive. The restructuring of the health care system is leading to rapid consolidation of the existing highly-fragmented health care delivery system into larger and more organized groups and networks of health care providers. The Company expects competition to increase as a result of this consolidation and ongoing cost containment pressures, among other factors. The Company competes with physician practice management companies, hospitals, managed care companies, physician practices and other competitors seeking to affiliate with physicians or provide management services to physicians. Many of these competitors are significantly larger, provide a wider variety of services, have greater experience in providing health care management services, have longer established relationships with customers for these services and have access to substantially greater financial resources than the Company. There can be no assurance the Company will be able to affiliate with a sufficient number of competent physicians and other health care professionals to expand its business.

     Physicians are facing the challenge of providing quality patient care while experiencing rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. The Company believes that competition for patients is dependent upon, among other things, the geographic coverage of affiliated practices, the reputation and referral patterns of affiliated physicians and the breadth of ENT and Related Specialty medical and surgical services provided by physicians practicing at affiliated practices. Therefore, the success of the Company is dependent upon the ability of the Company and its affiliated practices to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. There can be no assurance that sufficient numbers of qualified health care professionals can be hired and retained. The inability to hire and retain such health care professionals could have a material adverse effect on the Company's business, financial condition and results of operations.

     Concern over the rising cost of health care has led to the emergence and increased prominence of managed care and a resulting increase in competition for managed care contracts. The Company's ability to compete successfully for exclusive managed care contracts may depend upon the Company's ability to manage utilization under such contracts and to increase the number of associated physicians and other health care professionals included in its provider networks. The Company competes with physician practice management companies, multi-specialty physician practices and certain other entities for exclusive managed care contracts and there can be no assurance that managed care companies will seek to contract with an entity, such as the Company, that is affiliated with physicians providing services in a single specialty rather than an entity that is affiliated with physicians providing multi-specialty services. The inability of the Company to enter into such arrangements in the future on behalf of affiliated practices could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

     Antitrust Risks. The Company and its affiliated practices are subject to federal and state antitrust statutes that prohibit conduct such as price fixing, market allocation and other anti-competitive activities by groups of competitors. The federal and state antitrust enforcement agencies have brought civil and criminal enforcement actions against the joint activities of physician organizations that violate antitrust laws. Anti-competitive activity may also be subject to private lawsuits by those injured by the activity. Collaboration regarding the pricing of services, market allocation and certain other types of joint action, however, may be permissible in the context of an integrated joint venture if those activities are ancillary to otherwise legitimate purposes of the joint venture. The federal antitrust agencies, the Federal Trade Commission and the United States Department of Justice, have established "antitrust safety zones" for physician networks that meet certain criteria. The antitrust safety zones are for networks in which providers share substantial financial risk (e.g., capitation or substantial withholding) and in which the providers constitute less than specified percentages (20% for exclusive networks and 30% for nonexclusive networks) of total providers in a specialty or subspecialty in the market. Conduct outside the safety zones is not necessarily unlawful, but antitrust regulatory authorities will give greater scrutiny to the potential impact on overall competition. State antitrust agencies may or may not rely on antitrust analysis similar to that of the federal agencies. A determination that the Company's operations violate federal or state antitrust laws could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, an antitrust claim asserted by federal or state antitrust agencies or a private party against the Company could be costly to defend, could consume management resources and could adversely affect the Company's business regardless of the merit or eventual outcome of such claim.

     Government Regulation. The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. In general, regulation of health care companies is increasing. Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. To date, neither the Company nor its affiliated practices have been required to obtain certificates of need for their activities. Federal and state laws also regulate HMOs and other managed care organizations. In connection with the expansion of existing operations and the entry into new markets and managed care arrangements, the Company and its affiliated practices may become subject to compliance with additional regulation.

     The Company and its affiliated practices are also subject to federal, state and local laws addressing issues such as occupational health and safety, employment, medical leave, insurance regulations, civil rights and discrimination, and medical waste and other environmental issues. At an increasing rate, federal, state and local governments are expanding the regulatory requirements on businesses, including medical practices. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.

     Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians. These laws, among others, include the federal anti-kickback statute and the federal "Stark Law." The anti-kickback statute prohibits the offer, payment, solicitation or receipt of any direct or indirect remuneration in return for the referral of patients for items or services, or for the ordering or arranging for the furnishing of items or services for which payment may be made under Medicare, Medicaid or federally-funded health care programs. The courts and the Office of Inspector General of the Department of Health and Human Services ("OIG") have stated that the anti-kickback statute is violated if one purpose, as opposed to a primary or sole purpose, of the arrangement is to induce referrals. The federal government has published exemptions, or "safe harbors," for business transactions that will be deemed not to violate the anti-kickback statute. Although satisfaction of the requirement of these safe harbors provides protection from enforcement action under the anti-kickback legislation, failure to meet the safe harbors does not necessarily mean that the activity violates the statutory prohibitions. Rather, the legality of a particular business arrange-ment will be assessed by comparing the particular facts of the transactions to the proscriptions of the statute. On April 15, 1998, OIG issued an advisory opinion in which it concluded that a proposed arrangement between a medical practice management company and a physician practice under which the management company would be reimbursed for its costs and paid a percentage of net practice revenues for performance of its services did not fit within the safe harbor regulations and may constitute prohibited remuneration under the anti-kickback statute and may involve at least technical violations of the statute. While the OIG advisory opinion does not by its terms apply to the Company, a determination of liability under the anti-kickback statute with respect to management fees received by the Company calculated on a percentage of net practice revenue could have a material adverse impact on the Company.

     The Stark Law prohibits physicians' referrals for certain designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties, denial of payment, and/or exclusion from participation in the Medicare, Medicaid and federally-funded health care programs. To the extent that the Company is deemed to be a separate provider of medical services under its management services agreements and to receive referrals from physicians, the financial arrangements could be subject to scrutiny under the Stark Law or anti-kickback statute. One of the Company's wholly owned subsidiaries does employ physicians, and therefore, it does maintain a provider number. In addition, under separate statutes, submission of claims for payment that are "not provided as claimed," are false, fictitious or fraudulent or misrepresent a material fact may lead to substantial civil or criminal penalties to the Company or one or more of its affiliated practices. It may also result in the exclusion from participation in the Medicare, Medicaid and federally-funded programs which could result in a significant loss of reimbursement. The Company's arrangements have not been the subject of federal judicial or regulatory interpretation. A determination of liability under any such laws could have a material adverse effect on the Company's business, financial condition and results of operations.

     Several states, including Alabama, Florida, Georgia, Illinois, New York and New Jersey have adopted laws similar to the Stark Law and federal anti-kickback law that cover patients in private programs as well as government programs. The laws of many states also prohibit physicians from splitting fees with non-physicians. In Illinois, it is unlawful for a physician to divide with anyone other than physicians with whom the physician practices in a legally recognized entity or organization any fee or other form of compensation for professional services not personally rendered. In Georgia, physicians are prohibited from dividing fees with any person or entity for referring a patient and from referring patients for certain designated health care services to any entity with which the physician has a financial relationship. In Florida, the Florida Board of Medicine recently issued a declaratory statement, which has been stayed pending its appeal, indicating that certain types of arrangements between physicians and physician practice management companies may violate fee splitting and patient referral laws. If upheld, such declaratory statement could be construed as prohibiting physician management agreements pursuant to which the management company is paid based on a percentage of revenue or profit generated by the managed care practice. In addition, the declaratory statement could be construed as restricting the manner in which the management company provides marketing services to a managed practice. In New York, physicians are prohibited from directly or indirectly requesting, receiving or participating in the division, transference, assignment, rebate, splitting or refunding of a fee for, or directly requesting, receiving or profiting by means of a credit or other valuable consideration as a commission, discount or gratuity, in connection with the furnishing of professional care or services, outside of a medical practice partnership, professional corporation or university faculty practice. New York law also prohibits a physician from directly or indirectly offering, giving, soliciting or receiving or agreeing to receive, any fee or other consideration to or from a third party for the referral of a patient or in connection with the performance of a professional service. New York law also prohibits, with certain narrowly defined exceptions, a physician from referring patients for certain health services to health care providers with which the physician, or a member of a physician's immediate family, has a financial relationship. With certain narrow exceptions, it is unlawful in New Jersey for a physician to refer patients for health care services to health care providers in which the physician and/or the physician's immediate family has a significant beneficial interest. A significant beneficial interest is any financial interest, including but not limited to an equity or ownership interest, in an entity that provides or arranges for the provision of health care services.

     The laws of some states, including certain states in which the Company operates or may operate, prohibit non-physician entities from practicing medicine or from exercising control over the professional judgments or decisions of physicians concerning the treatment and diagnosis of patients. In Illinois, there is case law which prohibits corporations (other than specifically licensed Medicaid corporations or hospital corporations) from providing professional medical services or employing physicians. In Georgia, there is case law which could also be interpreted as prohibiting a corporation from employing physicians. Florida law does not prohibit the corporate practice of medicine although it does prohibit the corporate practice of other medical services such as dentistry and optometry. In Alabama, recent interpretations by state authorities have indicated that a corporation may employ physicians as long as the physicians exercise their independent professional judgment in rendering medical decisions concerning the treatment and diagnosis of patients. New York law contains strict prohibitions against the corporate practice of medicine and corporations controlled by non-physicians are prohibited from employing physicians and engaging in the practice of medicine, unless the corporate entity is licensed to do so pursuant to Article 28 of the New York Public Health Law (e.g., hospitals, clinics). New Jersey law indirectly prohibits the corporate practice of medicine. The New Jersey State Board of Medical Examiners has adopted regulations which allow only certain types of general corporations to employ or engage physicians under limited circumstances. These laws and their interpretation vary from state to state and are enforced by the courts and by regulatory authorities with material discretion. A determination of liability under any such laws could have a material adverse effect on the Company.

     The Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that upon review, the Company's business and its contractual arrangements with affiliated practices and any practices with which it has arrangements in the future will not be successfully challenged as constituting the unlicensed practice of medicine, unlawful splitting of fees by physicians with non-physicians, prohibited remuneration under the anti-kickback statute or other violation of applicable regulatory laws. There can be no assurance that review of the Company's business and its arrangements with affiliates by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's operations or their expansion. Additionally, any claim or proceeding asserted by state or federal agencies or a private person against the Company or its affiliated practices could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business regardless of the merit or eventual outcome of such claim. In addition, the regulatory requirements of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory requirements. Any limitation on the Company's ability to expand could have a material adverse effect on the Company's operations. See "Business--Government Regulation."

     Health Care Reform. Political, economic and regulatory influences are continuously subjecting the health care industry in the United States to fundamental change. On August 5, 1997, President Clinton signed the Balanced Budget Act of 1997 (the "Balanced Budget Act") which contemplates savings of $115 billion in Medicare spending and $13 billion in Medicaid spending over the five-year period from 1998 to 2002. The savings will result primarily from reductions in reimbursements to providers due to several factors, including but not limited to, alterations in the methodology for calculating physician fee schedule payments, application of a budget neutrality adjustment to prevent physician fees from increasing above a certain aggregate amount, and expansion of options for Medicare delivery including provider-sponsored organizations, HMOs, preferred provider organizations and private fee-for-service plans. The Balanced Budget Act also establishes more stringent sanctions for convictions of health care related crimes including permanent exclusion from participation in the Medicare Program after conviction of three health care related crimes and imposition of civil monetary penalties for violations of the federal anti-kickback statute. Due to the recent enactment of this health care reform and uncertain interpretation of these reform measures by regulatory authorities, it is difficult to determine the impact that this reform will have upon the Company and its affiliated physicians, and there can be no assurance that these reform measures will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition to federal health care reform, some states in which the Company operates or may operate in the future are also considering various health care reform proposals. The Company anticipates that both federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies and that additional reforms will likely occur in the future. Due to uncertainties regarding the additional reforms and their enactment and implementation, the Company cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the actual announcement by competitors and third party payors of their strategies to respond to such initiatives or reforms could produce volatility in the trading and market price of the Common Stock of the Company. See "Business--Government Regulation."

     Dependence on Key Personnel; Need for Additional Management. The Company's success depends to a significant extent on the ability of its executive officers and key personnel, including Ramie A. Tritt, M.D., the Chairman of the Board and President of the Company and a principal stockholder of the Company (and a principal stockholder of an affiliated practice), Richard D. Ballard, the Company's Chief Executive Officer, and Lawrence P. Kraska, the Company's Vice President-Operations. In addition, the Company's ability to consummate future acquisitions depends to a significant extent on the efforts of Gerald R. Benjamin, the Company's Vice Chairman and Secretary. The loss of Dr. Tritt, Mr. Ballard, Mr. Benjamin or Mr. Kraska could have a material adverse effect on the development and likelihood of success of the Company's business. The Company believes that its future success will also depend in part upon its ability to attract and retain additional management personnel. The Company anticipates recruiting additional executive officers and management personnel following the closing of the Offering. Competition for such personnel is intense and the Company will compete for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management."

     Potential Conflicts of Interest. There have been and are currently agreements by and among the Company, certain affiliated practices, each of their respective officers, directors and affiliates, and entities controlled by such officers, directors and affiliates. In addition, Dr. Tritt is a physician at an affiliated practice and will be subject to competing demands on his time. Any future transactions and agreements between the Company and such individuals and entities are subject to approval by a majority of the Board of Directors, including a majority of the independent directors. See "Management--Employment Agreements" and "Certain Transactions."

     Potential Liability and Insurance; Legal Proceedings. The provision of health care services entails the substantial risk of potential claims of medical malpractice and similar claims. Although the Company does not itself engage in the practice of medicine or assume responsibility for compliance with regulatory requirements directly applicable to physicians, there can be no assurance that claims will not be asserted against the Company in the event that services provided by physicians at affiliated practices are alleged to have resulted in injury or other adverse effects. Medical malpractice claims have been asserted and are pending against a number of managed care companies. In addition, legislation has been proposed in various states expressly providing for medical malpractice liability for managed care companies. In the event that regulatory authorities determine that the Company is a managed care company, the enactment of any such laws could have a material adverse effect on the Company's business, financial condition or results of operations. Successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms or that any such insurance will provide adequate coverage against potential claims. A malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In connection with the acquisition of assets or equity of affiliated practices, the Company may assume or acquire certain of the stated liabilities of such practices. Therefore, claims may be asserted against the Company for events related to an affiliated practice that occurred prior to its affiliation with the Company. There can be no assurance that any successful claims will not exceed applicable policy limits of the insurance coverage maintained by the Company or such affiliated practices. See "Business--Liability and Insurance" and "--Legal Proceedings."

     Technological Change. The health care information industry is relatively new and is experiencing rapid technological change, changes in physician and payor needs, frequent new product introductions and evolving industry standards. As the computer and software industries continue to experience rapid technological change, the Company must be able to adapt quickly and successfully its clinical information systems so that they continue to integrate well with the computer platforms and other software employed by associated physicians. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of system enhancements or new systems in response to technological changes. The Company's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations by reducing the Company's ability to facilitate receipt of accounts receivable of affiliated practices and to efficiently and accurately analyze and anticipate the costs incurred by associated physicians providing medical services pursuant to capitated managed care contracts. See "Business--Information Systems."

     Year 2000. The Company has commenced review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and will develop an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. If modifications to existing software or converting to new software is not completed on a timely basis, the Year 2000 problem may have a material adverse effect on the Company's business, financial condition and results of operations. Third-party payors with whom the Company has relationships with may also be affected by the Year 2000. The failure of such payors to resolve the Year 2000 problem could, among other things, affect their ability to reimburse the Company in a timely manner which, in turn, could have a material adverse effect on the Company's cash flow and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Possible Volatility of Stock Price. The stock market often experiences significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Common Stock could be subject to significant fluctuations in response to a number of factors, including variations in the Company's quarterly operating results, changes in estimates of the Company's earnings, perceptions about market conditions in the health care industry or the impact of various health care reform proposals and general economic conditions, some of which are unrelated to the Company's operating performance. These market fluctuations could have an adverse effect on the market price or liquidity of the Common Stock.

     Shares Eligible for Future Sale; Registration Rights. Future sales of shares of Common Stock by current stockholders through the exercise of outstanding registration rights or through the issuance of shares of Common Stock upon exercise of options, warrants or otherwise, could have an adverse effect on the price of the Company's Common Stock. Of the 8,515,863 shares of Common Stock to be outstanding after the Offering, approximately 4,250,263 shares, including the 2,050,263 shares of Common Stock offered hereby, will be freely tradeable without restriction under the Securities Act, except if any shares are purchased by "affiliates" as defined under Rule 144. The remaining 4,265,600 shares outstanding upon completion of the Offering, of which 2,057,889 shares are held by affiliates of the Company and 2,207,711 are held by non-affiliates of the Company, are "restricted securities" as that term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of the restricted securities, 3,654,385 shares are currently eligible for sale pursuant to Rule 144. The remaining 611,215 shares will become eligible for sale pursuant to Rule 144 at various times commencing July 1998. In addition, an aggregate of 800,000 shares of Common Stock issuable pursuant to the Company's stock purchase plan or upon exercise of options granted or to be granted under the Company's 1996 Stock Option Plan are eligible, upon exercise, for sale to the public pursuant to Registration Statements on Form S-8 filed by the Company and Rule 144. In connection with the Company's initial public offering in March 1997 (the "IPO"), the Company issued warrants to purchase up to 220,000 shares of Common Stock to the representatives of the underwriters in the IPO, which warrants became exercisable in

March 1998 (the "IPO Warrants"). Concurrently with this Offering, the Company is registering under the Securities Act, on a Registration Statement on Form S-1 (the "Shelf Registration Statement"), (i) 2,750,000 shares of Common Stock which may be issued by the Company from time to time in connection with future affiliation transactions with ENT physician and Related Specialty practices or the merger with or acquisition by the Company of other related businesses or assets, (ii) 220,000 shares of Common Stock issuable upon exercise of the IPO Warrants for resale by the holders of the IPO Warrants and (iii) 176,514 shares of Common Stock issuable in December 1998 in connection with a December 1997 acquisition for resale by the stockholders who will be issued these shares. In connection with certain other physician practice acquisitions, the Company has agreed to issue an aggregate of 125,265 additional shares of Common Stock to certain affiliated physicians beginning in September 1998.

     All directors and executive officers of the Company, holders of the IPO Warrants and certain stockholders of the Company, including the Selling Stockholders, holding an aggregate of approximately 3,700,000 shares of Common Stock and approximately 475,000 vested options and warrants have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, shares of Common Stock (other than the 50,263 shares of Common Stock being sold by the Selling Stockholders pursuant to this Prospectus) for a period of 180 days following the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. The holders of an aggregate of approximately 4,420,000 shares of Common Stock and warrants to purchase shares of Common Stock have certain demand and piggyback registration rights with respect to their shares of Common Stock. The Company has received waivers from holders of registration rights that are currently exercisable waiving their rights to have their securities (other than the shares of Common Stock being offered by the Selling Stockholders pursuant to this Prospectus or pursuant to the Prospectus included in the Shelf Registration Statement) registered in this Offering. The sale of a substantial number of shares of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair the Company's ability to raise additional capital in the future. See "Management--Stock Option and Purchase Plans," "Description of Capital Stock--Warrants," "Shares Eligible for Future Sale" and "Underwriting."

     Absence of Dividends. The Company has never paid any cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business. The Credit Facility contains restrictions on the payment of dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at the public offering price of $8.50 per share, and after deducting underwriting discounts and the estimated expenses of the Offering payable by the Company (excluding a $200,000 consulting fee), are estimated to be approximately $15.1 million ($17.5 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     The Company anticipates that approximately $9.1 million and $4.2 million, respectively, of the net proceeds of the Offering will be used to pay the cash portion of the purchase price of the PDI transaction and to repay outstanding indebtedness of PDI, if the PDI transaction is consummated. Substantially all of the outstanding indebtedness of PDI to be repaid at the closing of the PDI transaction by the Company with a portion of the net proceeds of the Offering is currently due and accrues annual interest at rates ranging from 8.0% to 9.25% The remaining approximately $1.8 million of net proceeds of the Offering will be used to fund future acquisitions of ENT and Related Specialty practice assets or equity, for capital equipment and information systems and for general corporate purposes. In addition, at the closing of the Offering, the Company will pay $200,000 to Premier HealthCare, an affiliate of Gerald R. Benjamin, the Vice Chairman of the Board and Secretary of the Company, for consulting services in connection with the Offering.

     The Company is evaluating and is engaged in discussions in connection with the potential acquisition of the assets or equity of other additional ENT physician and Related Specialty practices, however except with respect to the Probable Practice Acquisitions, the Company has no agreements or arrangements relating to any particular additional acquisition and there can be no assurance that any such acquisitions will be consummated. In the event that any of these acquisitions or any future acquisitions are consummated, the Company expects to use a portion of the net proceeds of the Offering to pay all or a portion of the purchase price of such acquisitions. See "Business--Strategy."

     Pending utilization as described above, the Company intends to invest the net proceeds of the Offering in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock began trading on the Nasdaq National Market on March 21, 1997 and is quoted under the symbol "ENTS." Prior to that date, there was no public market for the Common Stock. The following table presents quarterly information on the price range of the Common Stock. This information indicates the high and low sale prices reported on the Nasdaq National Market for the periods indicated.

                                                               HIGH     LOW
                                                              ------   -----
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter (from March 21).............................  $ 8.25   $7.25
  Second Quarter............................................    7.63    5.00
  Third Quarter.............................................   11.00    5.50
  Fourth Quarter............................................   13.75    8.25
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $12.00   $8.44
  Second Quarter (through May 11)...........................   11.50    8.88

     As of May 11, 1998, the number of record holders of Common Stock was approximately 50 and the Company believes that the number of beneficial owners of Common Stock exceeds 900. On May 11, 1998, the last reported sale price on the Nasdaq National Market for the Common Stock was $9.00.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on the Common Stock. The Company expects that it will retain all earnings, if any, for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. Any future determination as to dividend policy will be made by the Board of Directors of the Company in its discretion, and will depend on a number of factors, including the future earnings, if any, capital requirements, financial condition and business prospects of the Company and such other factors as the Board of Directors may deem relevant. In addition, the Credit Facility restricts the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth the actual debt and capitalization of the Company as of (i) March 31, 1998, (ii) March 31, 1998 on a pro forma basis giving effect to the consummation of the acquisitions of (a) Westerkamm, which practice is included with the Company's affiliated practice in South Florida, and (b) the Probable Practice Acquisitions and (iii) March 31, 1998 on a pro forma as adjusted basis giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at the public offering price of $8.50 per share and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto included herein.

                                                                   MARCH 31, 1998
                                                       ---------------------------------------
                                                                                    PRO FORMA
                                                         ACTUAL       PRO FORMA    AS ADJUSTED
                                                       -----------   -----------   -----------
                                                                   (IN THOUSANDS)
Total long-term debt.................................    $   912       $17,387       $10,387
                                                         -------       -------       -------
Stockholders' equity:
  Preferred Stock, $1.00 par value; 10,000 shares
     authorized; no shares issued and outstanding....         --            --            --
  Common Stock, $.001 par value; 50,000,000 shares
     authorized; 6,515,863 shares issued and
     outstanding actual(1)(2); 6,589,510 shares
     issued and outstanding pro forma(1) and
     8,589,510 shares issued and outstanding pro
     forma as adjusted(1)............................          7             7             9
  Additional paid-in capital.........................     23,761        24,543        39,422
  Retained earnings..................................      2,662         2,662         2,662
                                                         -------       -------       -------
          Total stockholders' equity.................     26,430        27,212        42,093
                                                         -------       -------       -------
          Total capitalization.......................    $27,342       $44,599       $52,480
                                                         =======       =======       =======

------------------------------

(1) Excludes (i) 1,100,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, under which options to purchase 646,940 shares of Common Stock have been granted at exercise prices ranging from $6.80 to $12.125 per share, (ii) 275,000 shares of Common Stock reserved for issuance under the Company's 1996 Health Care Professionals Stock Option Plan, under which options to purchase 65,000 shares of Common Stock have been granted at exercise prices ranging from $6.00 to $11.50 per share, (iii) 220,000 shares of Common Stock issuable upon exercise of the IPO Warrants at an exercise price of $10.80 per share, (iv) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan and (v) an aggregate of 301,779 shares of Common Stock to be issued to certain affiliated physicians beginning in September 1998. See "Business--Acquisition of ENT Practices--Post Reorganization Acquisitions," "Management--Stock Option and Purchase Plans," "Description of Capital Stock" and Note 9 to the Financial Statements of the Company.
(2) Excludes shares of Common Stock to be issued in connection with the Probable Practice Acquisitions with a value at the time of issuance of approximately $783,000. See "Business--Acquisition of ENT Practices--Probable Practice Acquisitions."

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with other financial information, including the audited financial statements of the Company, Atlanta ENT, the ENT Networks, Cobb and ENT Associates and the notes thereto included elsewhere herein. The unaudited pro forma combined statements of operations give effect to the Reorganization and the acquisition of assets of the Additional Practices and the consummation of the Probable Practice Acquisitions and the Management Services Agreements (as defined) between the Company and the physician practices as if such transactions had occurred on January 1, 1997 and the unaudited pro forma combined balance sheet gives effect to such transactions as if they had occurred on March 31, 1998. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Reorganization or the acquisition of assets of the Additional Practices or the Probable Practice Acquisitions had been consummated at the beginning of the period presented, nor are they necessarily indicative of the future operating results of the Company. The unaudited pro forma combined financial statements do not give effect to any cost savings or integration which may have resulted from the Reorganization or the acquisition of assets of the Additional Practices or may result from the Probable Practice Acquisitions.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                           YEAR ENDED DECEMBER 31, 1997
                            -------------------------------------------------------------------------------------------
                                                     ADJUSTMENTS (1)
                                          -------------------------------------
                                           INITIAL
                            PHYSICIANS'   PRACTICES                  PROBABLE
                             SPECIALTY    & THE ENT   ADDITIONAL     PRACTICE      PRO FORMA    PRO FORMA    PRO FORMA
                               CORP.      NETWORKS    PRACTICES    ACQUISITIONS   ADJUSTMENTS   COMBINED    AS ADJUSTED
                            -----------   ---------   ----------   ------------   -----------   ---------   -----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees...........   $  10,974     $    --     $    --       $    --       $ 34,583(2)   $ 45,557     $  45,557
Capitation revenue........       3,619       1,257          --            --             --         4,876         4,876
Net patient service
  revenue.................         967       4,862      14,964        24,497        (44,027)(3)     1,263         1,263
                             ---------     -------     -------       -------       --------     ---------     ---------
    Net revenue...........      15,560       6,119      14,964        24,497         (9,444)       51,696        51,696
Expenses
  Provider claims, wages,
    benefits..............       7,819       4,848      10,425        16,669        (16,943)(4)    22,818        22,818
  General and
    administrative........       4,371       1,166       4,051         7,872             --        17,460        17,460
  Depreciation and
    amortization..........         377          98         215           773          1,122(5)      2,585         2,585
                             ---------     -------     -------       -------       --------     ---------     ---------
    Operating expenses....      12,567       6,112      14,691        25,314        (15,821)       42,863        42,863
                             ---------     -------     -------       -------       --------     ---------     ---------
Operating income (loss)...       2,993           7         273          (817)         6,377         8,833         8,833
Other (income) expense,
  net.....................        (429)          7          (6)          295          1,439(6)      1,306           507
                             ---------     -------     -------       -------       --------     ---------     ---------
Pretax income (loss)......       3,422          --         279        (1,112)         4,938         7,527         8,326
Provision (benefit) for
  income taxes............       1,362         (40)        123            --          1,491(7)      2,936         3,247
                             ---------     -------     -------       -------       --------     ---------     ---------
    Net income (loss).....   $   2,060     $    40     $   156       $(1,112)      $  3,447     $   4,591     $   5,079
                             =========     =======     =======       =======       ========     =========     =========
Weighted average shares
  outstanding (diluted)...   4,966,778                                                          7,038,456(8)  9,038,456(9)
                             =========                                                          =========     =========
Diluted earnings per
  share...................   $    0.42                                                          $    0.65     $    0.56
                             =========                                                          =========     =========

           See notes to unaudited pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                              THREE MONTHS ENDED MARCH 31, 1998
                           --------------------------------------------------------------------------------------------------------
                                                         ADJUSTMENTS(1)
                                         ----------------------------------------------
                           PHYSICIANS'                           PROBABLE
                            SPECIALTY                            PRACTICE     UNAUDITED    PRO-FORMA    PRO-FORMA      PRO-FORMA
                              CORP.      MURATA   WESTERKAMM   ACQUISITIONS   COMBINED    ADJUSTMENTS    COMBINED    AS ADJUSTED(9)
                           -----------   ------   ----------   ------------   ---------   -----------   ----------   --------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees..........  $    5,924     $ --       $ --         $   --       $ 5,924      $ 5,243(2)  $   11,167     $   11,167
Capitation revenues......       1,165       --         --             --         1,165                       1,165          1,165
Net patient service
  revenue................         309       78        199          6,124         6,710       (6,401)(3)        309            309
                           ----------     ----       ----         ------       -------      -------     ----------     ----------
        Net revenue......       7,398       78        199          6,124        13,799       (1,158)        12,641         12,641
Expenses
  Provider claims, wages,
    benefits.............       3,319       52        125          4,167         7,663       (2,251)(4)      5,412          5,412
  General and
    administrative.......       2,257       29         64          1,968         4,318                       4,318          4,318
  Depreciation and
    amortization.........         283        1          6            193           483          185(5)         668            668
                           ----------     ----       ----         ------       -------      -------     ----------     ----------
        Operating
          expenses.......       5,859       82        195          6,328        12,464       (2,066)        10,398         10,398
Operating income
  (loss).................       1,539       (4)         4           (204)        1,335          908          2,243          2,243
Other (income) expense,
  net....................         (29)      --          3             73            47          348(6)         395            196
                           ----------     ----       ----         ------       -------      -------     ----------     ----------
Pretax income (loss).....       1,568       (4)         1           (277)        1,288          560          1,848          2,047
Provision for income
  taxes..................         611       --          1             --           612          110(7)         722            799
                           ----------     ----       ----         ------       -------      -------     ----------     ----------
        Net income
          (loss).........  $      957     ($ 4)      $ --         ($ 277)      $   676      $   450     $    1,126     $    1,248
                           ==========     ====       ====         ======       =======      =======     ==========     ==========
Weighted average shares
  outstanding
  (diluted)..............   7,033,786                                                                    7,107,433(8)   9,107,433(9)
Diluted earnings per
  share..................  $     0.14                                                                   $     0.16     $     0.14
                           ==========                                                                   ==========     ==========

           See notes to unaudited pro forma combined financial data.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                      MARCH 31, 1998
                           ----------------------------------------------------------------------------------------------------
                           PHYSICIANS'                  PROBABLE                                                     PRO FORMA
                            SPECIALTY                   PRACTICE       ACQUISITION     PRO FORMA      OFFERING          AS
                              CORP.      WESTERKAMM   ACQUISITIONS   ADJUSTMENTS(10)   COMBINED    ADJUSTMENTS(9)   ADJUSTED(9)
                           -----------   ----------   ------------   ---------------   ---------   --------------   -----------
                                                                      (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash
    equivalents..........    $ 4,739        $ --         $   --          $(3,043)       $ 1,696       $ 3,681         $ 5,377
  Accounts receivable,
    net..................     11,135          --          5,675               --         16,810            --          16,810
  Other current assets...        437          --             --               --            437            --             437
                             -------        ----         ------          -------        -------       -------         -------
  Current assets.........     16,311          --          5,675           (3,043)        18,943         3,681          22,624
Property and equipment
  (net)..................      3,851         150          3,000               --          7,001            --           7,001
Intangible Assets, net...     12,023          --             --           17,945         29,968            --          29,968
Other assets.............        440          --             --               --            440            --             440
                             -------        ----         ------          -------        -------       -------         -------
  Total assets...........    $32,625        $150         $8,675          $14,902        $56,352       $ 3,681         $60,033
                             =======        ====         ======          =======        =======       =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable..........    $    --        $ --         $4,200          $(4,200)       $ 4,200       $(4,200)        $    --
                                                                           4,200
  Accounts payable and
    accrued expenses.....      4,916          --             --               --          4,916            --           4,916
  Deferred taxes.........        367          --             --            2,270          2,637            --           2,637
                             -------        ----         ------          -------        -------       -------         -------
    Current
      liabilities........      5,283          --          4,200            2,270         11,753        (4,200)          7,553
Subordinated seller
  notes..................        912          --             --           16,475         17,387        (7,000)         10,387
Stockholders' equity.....     26,430         150          4,475           (3,843)        27,212        14,881          42,093
                             -------        ----         ------          -------        -------       -------         -------
  Total liabilities and
    stockholders'
    equity...............    $32,625        $150         $8,675          $14,902        $56,352       $ 3,681         $60,033
                             =======        ====         ======          =======        =======       =======         =======

           See notes to unaudited pro forma combined financial data.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Financial Statements assuming the acquisition of assets or equity of the Practices and the consummation of the Probable Practice Acquisitions had occurred on January 1, 1997 with respect to the unaudited pro forma combined statements of operations and as of March 31, 1998 with respect to the unaudited pro forma combined balance sheet.

     (1) Reflects operations of acquired practices from January 1, 1997 through their respective date of acquisition by the Company.

     (2) Management fees have been calculated based upon the management services agreements. For providing services pursuant to the management services agreements, the Company retains a fixed amount or varying percentage of all revenue generated by or on behalf of physicians practicing at the practice (after adjusting for, among other things, uncollectible accounts and contractual allowances). The Company is responsible for the payment of operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies and the non-operating expenses of the affiliated physician practice, including depreciation, amortization and interest.

     Management fee adjustments under the management services agreements are calculated as follows.

                                                                            THREE MONTHS
                                                          YEAR ENDED           ENDED
                                                       DECEMBER 31, 1997   MARCH 31, 1998
                                                       -----------------   --------------
                                                                 (IN THOUSANDS)
ATLANTA MARKET
  Atlanta ENT........................................       $ 3,671            $   --
  Additional Atlanta Practices.......................           895                --
  ENT Specialists....................................           860                --
  ENT Head & Neck....................................         1,173                --
  Northside..........................................           321                --
  Cobb ENT...........................................         4,438                --
CHICAGO MARKET
  OMSA...............................................         2,056                --
SOUTH FLORIDA MARKET
  ENTSF..............................................         4,128                --
  Murata.............................................           585                78
  Westerkamm.........................................           795               199
                                                            -------            ------
     Pro Forma Patient Service Revenue...............       $18,922            $  277
     Management Fee %................................          12.5%             12.5%
                                                            -------            ------
                                                            $ 2,365(A)         $   35(A)
NORTH GEORGIA MARKET
  Allatoona..........................................       $   608            $   --
     Pro Forma Patient Service Revenue...............       $   608            $   --
     Management Fee %................................          15.0%               --%
                                                            -------            ------
                                                            $    91(B)         $   --(B)

PROBABLE PRACTICE ACQUISITIONS (includes the annual
  $3.0 million fixed management fee for PDI).........       $ 3,312(C)         $  828(C)
                                                            -------            ------
          Pro Forma Management Fees (A) + (B) +
            (C)......................................       $ 5,768            $  863
          Pro Forma Practice Operating Expenses......        28,815             4,380
                                                            -------            ------
          Pro Forma Management Fee Adjustment........       $34,583            $5,243
                                                            =======            ======

     Under the current management services agreements, the Company retains on an annual basis 12.5% to 15.0% of affiliated physician practice revenue. Under certain management services agreements, in the event the affiliated practice's revenue exceeds 150% of such practice's annual revenue in the year prior to its affiliation with the Company (the "Threshold Amount"), the Company will be entitled to receive incentive compensation (in lieu of the 12.5% amount) for the remainder of such fiscal year in amounts ranging from 20% to 25% of the affiliated practice's income (net practice revenue less practice expenses), prior to the payment of physician compensation and benefits. In connection with the proposed PDI transaction, the contemplated management services agreements will contain a fixed monthly management fee, subject to annual escalation based on increases in the consumer price index after the fifth anniversary of the date of the agreement. The other two Probable Practice Acquisitions will be subject to the Company's management services agreement with ENTSF.

     There is no management fee adjustment for ENT & Allergy Associates because physicians at ENT & Allergy Associates are directly employed by the Company. See
Note 3 below.

     (3) Reflects the elimination of net patient service revenue for all physician practices with which the Company has management services agreements but does not directly employ the physicians of such practices, except for the physicians of ENT & Allergy Associates.

     (4) Reflects the elimination of physician compensation at the practices in which the Company does not have an equity ownership. After the Company collects its management fees pursuant to the management services agreements and pays the operating and non-operating expenses, the remaining revenue is remitted to the affiliated practice to pay physician compensation and benefits pursuant to employment agreements between the practice and each individual physician and to pay physician assistant compensation and benefits. The reduction of physician compensation at ENT & Allergy Associates is a result of a contractual agreement with the Company. Also reflects the net cost of additional employment contracts entered into by the Company for certain management positions. The adjustments do not include bonuses due to their subjective nature and requisite board approval for the granting of bonuses based upon meeting certain profitability and non-financial goals.

     (5) Reflects amortization of intangibles and deferred organization costs of the Company.

     (6) Reflects interest expense in connection with the subordinated promissory notes and advances under the Company's Credit Facility incurred in connection with certain of the Company's acquisitions computed at rates of approximately 6% and 9% per annum, respectively.

     (7) Reflects the establishment of a provision for income taxes at an estimated 39% effective tax rate, which consists of a 34% statutory federal tax rate and an average state statutory tax rate of 5%.

     (8) Reflects weighted average shares outstanding for common stock and stock equivalents (which have been calculated using the treasury stock method) giving effect to the acquisition of James J. Murata, M.D., P.A. ("Murata") and Westerkamm and the consummation of the Probable Practice Acquisitions.

     (9) Adjusted to reflect (i) the sale of 2,000,000 shares of Common Stock offered by the Company at the public offering price of $8.50 per share and (ii) repayment of borrowings under the Company's credit facility and a portion of the promissory note issued in connection with the proposed PDI Acquisition with a portion of the net proceeds of the Offering. Interest expense has been recomputed in connection with the aforementioned debt reduction. The contemplated application of Offering proceeds is depicted as follows:

Gross proceeds (2.0 million shares at $8.50)................  $17,000,000
Underwriting costs and expenses.............................    1,919,100
Consulting fee..............................................      200,000
                                                              -----------
                                                                2,119,100
                                                              -----------
      Net proceeds..........................................  $14,880,900
less: PDI Promissory Note reduction.........................    7,000,000
      Credit Facility reduction.............................    4,200,000
                                                              -----------
                                                               11,200,000
                                                              -----------
Increase in cash and cash equivalents.......................  $ 3,680,900
                                                              ===========

     In the event that the Offering is consummated prior to the closing of the PDI transaction (i) the promissory note to be issued to PDI will be reduced from $16.2 million to $9.2 million and the $7.0 million promissory note reduction will be applied to the payment of the $9.1 million cash portion of the purchase price for the PDI transaction and (ii) the Company will not incur any borrowings under the Credit Facility and $4.2 million of the net proceeds of the Offering will be used to repay outstanding indebtedness of PDI.

     (10) Reflects the acquisition of the tangible and identifiable intangible assets of Westerkamm and the Probable Practice Acquisitions. Assumes $4.2 million of borrowings under the Credit Facility incurred in connection with the PDI transaction to repay outstanding indebtedness of PDI.

                            SELECTED FINANCIAL DATA

     The following historical consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The consolidated financial statement data for the period from July 31, 1996 (inception) to the fiscal year ended December 31, 1996 and for the year ended December 31, 1997 have been derived from and are qualified by reference to the audited consolidated financial statements of the Company included elsewhere herein, which have been audited by Arthur Andersen LLP, the Company's independent public accountants. The consolidated financial statement data for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the Company and include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial data for the interim periods presented.

                                                FROM
                                              INCEPTION                         THREE MONTHS
                                           (JULY 31, 1996)                         ENDED
                                               THROUGH        YEAR ENDED         MARCH 31,
                                            DECEMBER 31,     DECEMBER 31,   --------------------
                                                1996             1997        1997        1998
                                           ---------------   ------------   -------   ----------
                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenue............................     $     51        $   15,560    $   239   $    7,398
  Expenses
     Provider claims, wages and
       benefits..........................           47             7,819        183        3,319
     General and administrative..........          357             4,371         33        2,257
     Depreciation and amortization.......            2               377          3          283
                                              --------        ----------    -------   ----------
  Operating expenses.....................          406            12,567        219        5,859
                                              --------        ----------    -------   ----------
  Operating income (loss)................         (355)            2,993         20        1,539
  Net income (loss)......................     $   (355)       $    2,060    $    20   $      957
                                              ========        ==========    =======   ==========
  Earnings (loss) per share
     Basic earnings (loss) per share.....     $  (0.64)       $     0.42    $  0.02   $     0.15
     Diluted earnings (loss) per share...     $  (0.64)       $     0.42    $  0.02   $     0.14
  Weighted average shares outstanding
     Basic...............................      552,894         4,868,035    836,000    6,511,466
     Diluted.............................      552,894         4,966,778    865,000    7,033,786

                                                              DECEMBER 31,   MARCH 31,
                                                                  1997         1998
                                                              ------------   ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $ 5,352       $ 4,739
  Working capital...........................................     10,469        11,028
  Total assets..............................................     30,598        32,625
  Total debt................................................        912           912
  Stockholders' equity......................................     25,113        26,430

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion has been divided into two sections, the first relating to the historical operations of the Company and the second relating to the unaudited pro forma combined operations of the Company. The following discussion of the historical results of operations and financial position of the Company and the unaudited pro forma combined results of operations and financial position of the Company should be read in conjunction with the Company's financial statements and the Company's unaudited pro forma combined financial statements, and the notes thereto, appearing elsewhere herein. In these discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.

OVERVIEW

     The Company is a physician practice management company which provides comprehensive management services to physician practices specializing in the treatment and management of ENT diseases and disorders, including specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine. In March 1997, simultaneously with the closing of the Company's IPO, the Company effected the Reorganization in which the Company acquired all of the common stock of the ENT Networks and substantially all of the assets of the Initial Practices. Since the consummation of the Reorganization, the Company has acquired substantially all of the assets of four ENT physician practices with ten physicians in the metropolitan Atlanta area, one ENT physician practice with two physicians in North Georgia, one ENT physician practice with four physicians in the metropolitan Chicago area and two ENT physician practices with two physicians in South Florida, as well as the stock and related assets of six professional associations comprising one ENT physician practice group with seven physicians in South Florida. As a result of these acquisitions, the Company is currently affiliated with 48 physicians, one TMJ specialist and 52 allied health care professionals with 43 clinical offices in Alabama, Florida, Georgia and Illinois and expects to add 30 physicians and 25 allied health care professionals with 17 clinical offices in the New York metropolitan area and South Florida in connection with the Probable Practice Acquisitions.

     The Company's revenue is derived (i) under management services agreements with affiliated practices; (ii) from capitated managed care contracts held by the ENT Networks, wholly-owned subsidiaries of the Company; and (iii) from patient service revenue generated by the Company's wholly-owned subsidiary, ENT & Allergy Associates, which directly employs physicians in Birmingham, Alabama.

     Management fees consist of a stipulated percentage of revenue generated by or on behalf of physicians practicing at (non-owned) affiliated practices, along with reimbursement of Practice Expenses (as defined). Capitation revenue consists of fixed monthly payments received by the Company directly from HMOs (or payors subcontracting with HMOs). Patient service revenue consists of gross charges, less allowances for bad debts and contractual adjustments, generated by or on behalf of physicians practicing at the Company's wholly-owned subsidiary, ENT & Allergy Associates.

     References to "supplemental system-wide revenue" include patient service revenue generated by all company-affiliated and owned practices, together with capitation revenue received by the Company.

     Operating expenses consist of (i) provider claims, wages and benefits, (ii) general and administrative expenses and (iii) depreciation and amortization. Provider claims include claims paid or incurred in connection with medical and surgical services provided to managed care enrollees covered under the Company's capitated managed care agreements. Wages and benefits include all salary and benefit costs associated with corporate and clinic level personnel. General and administrative expenses include all other corporate and clinic level operating expenses, including real and personal property rent, medical and office supplies, utilities and professional fees. Depreciation and amortization expense includes non-cash charges related to corporate and clinic level equipment depreciation, along with amortization of intangible assets, including the costs of acquisitions in excess of the fair value of tangible and identifiable intangible assets acquired. Depreciation is computed utilizing the straight-line method over lives ranging from three to seven years, while intangible assets are amortized utilizing the straight-line method primarily over a period of 25 years.

     In May 1998, the Company entered into the PDI Stock Purchase Agreement relating to the Company's acquisition of substantially all of the tangible assets of Physicians' Domain, along with the equity of corporations that are successors to six ENT physician practices affiliated with Physicians' Domain. Upon completion of the PDI transaction, the Company will add 26 physicians and 21 allied health care professionals with 14 clinical offices in the New York metropolitan area. In addition, the Company has non-binding letters of intent for the two other Probable Practice Acquisitions. These two ENT physician practices consist of an aggregate of four physicians and four allied health care professionals with three clinical offices in South Florida. Although the Company intends to complete these acquisitions, including PDI, in the near future, there can be no assurance that any of these acquisitions will be completed, as to the terms of such acquisitions or that the Company will be able to integrate any of the Probable Practice Acquisitions into its business. The purchase price for PDI will be comprised of cash and promissory notes and in the event that any of the other two Probable Practice Acquisitions are completed, the Company expects that the purchase prices will be comprised of cash, promissory notes or shares of Common Stock, or a combination thereof. See "--Liquidity and Capital Resources."

MANAGEMENT SERVICES AGREEMENTS

     The management services agreements delineate the responsibilities and obligations of the affiliated practices and the Company. Pursuant to the management services agreements, the affiliated practices assign to the Company all of their non-governmental accounts receivable and all of their rights and interest in the proceeds of their governmental accounts receivable and grant to the Company the right to collect and retain the proceeds of the accounts receivable for the Company's account to be applied in accordance with the agreements. The Company incurs and is responsible for the payment of (i) operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations of office space and equipment, medical and office supplies and (ii) the non-operating expenses of the affiliated practice (the "Practice Expenses"). The Company pays for all such expenses directly out of the proceeds of the accounts receivable assigned to the Company by the affiliated practice. In addition, under the existing management services agreements, the Company retains, as a part of its management fee, a stipulated percentage (generally between 12.5% and 15%) of all revenue (after adjustment for contractual allowances) generated by or on behalf of physicians practicing at such practice. Contractual allowances are the differences between the amounts customarily charged by physicians practicing at such practice and the amounts received pursuant to negotiated fee schedules from payors under managed care, governmental and indemnity arrangements. In certain states where the Company expects to do business, such as New York, the Company expects to be reimbursed for the Practice Expenses and to be paid a fixed management fee. The fixed management fee to be paid by the professional corporations under the management services agreements with the Company to be entered into in connection with the proposed PDI transaction is expected to be $3.0 million per year, in the aggregate, subject to annual increases consistent with the annual percentage increase in the consumer price index for the prior year after the fifth anniversary of the execution of the management services agreements. The management services agreements to be entered into in connection with the PDI transaction are also expected to provide for mutually agreed increases in the fixed management fee upon (i) the management by the Company of ancillary businesses developed or acquired or (ii) the acquisition of additional physician practices which are merged into the existing PDI practices. The percentage or fixed components of the management fee to be retained by the Company under future management services agreements will be determined based upon negotiations between the Company and future affiliating practices and may vary significantly in the future.

CAPITATED MANAGED CARE CONTRACTS

     The Company holds capitated managed care contracts with Cigna, United HealthCare and FPA which require the Company to contract for the provision of substantially all of the ENT medical and surgical professional services required by the enrollees of these managed care companies in the metropolitan Atlanta area. The Company has contracted with associated physicians, including those at the Company's affiliated practices in Atlanta and North Georgia, to provide substantially all of such medical professional services in exchange for compensation on a discounted fee-for-service basis. Affiliated physicians provided 87% and 86%, respectively, of services during the year ended December 31, 1997 and the three months ended March 31,

1998, based upon claims paid or incurred, in connection with the Company's capitated managed care contracts.

     The Company incurs direct costs (or provider claims) based on medical services provided by the participating physicians to the managed care company's enrollees, and as a result, if capitation amounts received by the Company are reduced by the managed care companies or if enrollees covered by capitated contracts require more frequent or more extensive care than is anticipated, operating margins may be reduced or the revenue derived from such contracts may be insufficient to cover the direct costs of the professional services provided by associated physicians to enrollees under the contracts, requiring the Company to adjust its discounted fee-for-service rates paid to participating physicians. As a result, the Company's business, financial condition and results of operations may be adversely affected, particularly if the Company is unable to renegotiate compensation levels paid to participating physicians under the participation agreements on a timely or favorable basis or negotiate capitated managed care contracts on terms favorable to the Company. See "Business--Capitated Managed Care Contracts; Network Development and Management."

     Prior to entering into a capitated managed care contract, the Company analyzes the costs of managing such contracts including a study of the number of lives to be covered, the geographic region to be covered and the historical utilization patterns of enrollees. The Company then determines the capitation fee (generally, a fixed amount per enrollee per month) necessary to generate acceptable returns under the contract and negotiates the capitation rate with the managed care company. Capitated managed care contracts frequently provide for annual renegotiation of capitation fees and adjustments in such capitation fees based upon changes in the number of enrollees under the contracts, changes in the types of professional services to be provided under the contracts and changes in the geographic areas to be covered under the contracts.

     To assist in monitoring and controlling direct costs (or provider claims) under capitated managed care contracts held by the Company, the Company utilizes the Capitated Network System, a comprehensive capitation administration and utilization management system. The Company believes the Capitated Network System enables it to effectively analyze clinical and cost data necessary to monitor and control expenses and manage profitability under capitated arrangements and to accurately anticipate the costs participating physicians will incur in providing services under such contracts so that the Company undertakes contracts which it can expect to realize adequate profit margins or otherwise meet its objectives.

     During the year ended December 31, 1997, 23.2% and 14.3%, respectively, and for the three months ended March 31, 1998, 15.8% and 9.7%, respectively, of the Company's net revenue and supplemental system-wide revenue were derived from capitated arrangements.

RESULTS OF OPERATIONS--HISTORICAL

     The Company was incorporated in July 1996 and did not conduct any significant operations prior to the closing of the Reorganization in March 1997. Accordingly, no revenue and only nominal general and administrative expenses were incurred during the period from inception to the closing of the Reorganization. However, the Company did incur various legal, accounting and auditing costs in connection with the IPO and Reorganization during the period from inception through December 31, 1996.

THREE MONTHS ENDED MARCH 31, 1998

     Revenue. Net revenue for the three months ended March 31, 1998 was $7.4 million, consisting of $5.9 million of management fees, $1.2 million of capitation revenue and $309,000 of net patient service revenue. The number of covered lives under the capitated managed care contracts was 332,000 at March 31, 1998.

     Supplemental system-wide revenue for the three months ended March 31, 1998 was $12.0 million.

     Operating Expenses. Operating expenses for the three months ended March 31, 1998 were $5.9 million, or 79.2% of net revenue, consisting of provider claims, wages and benefits ($3.3 million, or 44.9% of net revenue); general and administrative expenses ($2.3 million, or 30.5% of net revenue); and depreciation and amortization expense ($283,000, or 3.8% of net revenue). The Company had 328 employees and 42 clinical locations at March 31, 1998.

     Other Income (Expense). Other income (expense) for the three months ended March 31, 1998 was $28,900 of interest income, net of immaterial amounts of interest expense.

     Income Taxes. Income tax expense for the three months ended March 31, 1998 was $612,000, or 39.0% of pre-tax income.

YEAR ENDED DECEMBER 31, 1997

     Revenue. Net revenue for the year ended December 31, 1997 was $15.6 million, consisting of $11.0 million of management fees, $3.6 million of capitation revenue and $967,000 of net patient service revenue. The number of covered lives under the capitated managed care contracts was 315,000 at December 31, 1997.

     Supplemental system-wide revenue for the year ended December 31, 1997 was $25.2 million. Supplemental system-wide revenue increased each quarter during 1997 in conjunction with increases in affiliated practice (same physician) revenue, as well as revenue associated with acquired practices. Supplemental system-wide revenue increased from $4.4 million (pro forma giving effect to the Reorganization as if it had occurred on January 1, 1997) during the first quarter of 1997 to $9.8 million during the fourth quarter of 1997. Of this increase, 7.5% (or $405,000) was attributable to same physician revenue growth and 92.5% (or $5.0 million) was attributable to revenue associated with acquired practices.

     Effective June 30, 1997 the Company's affiliated physicians at Atlanta ENT and Allatoona ENT began providing medical and surgical services to Aetna HMO enrollees on a discounted fee-for-service basis, superseding a previous capitated arrangement entered into with Aetna. Accordingly, capitation revenue decreased $176,000 (or 13.5%) in the fourth quarter of 1997 compared to the second quarter of 1997. Under the new Aetna fee-for-service arrangement, the Company believes that for the six months ended December 31, 1997 its affiliated physicians captured the vast majority of Aetna patient service revenue related to ENT services in the Atlanta market. Accordingly, the Company does not believe that the termination of the Aetna capitated arrangement had or will have a material adverse effect on the Company's business, financial condition or results of operations.

     Operating Expenses. Operating expenses for the year ended December 31, 1997 were $12.6 million, or 80.8% of net revenue, consisting of provider claims, wages and benefits ($7.8 million, or 50.3% of net revenue); general and administrative expenses ($4.4 million, or 28.1% of net revenue); and depreciation and amortization expense ($377,000, or 2.4% of net revenue). The Company had 285 employees and 40 clinical locations at December 31, 1997.

     Other Income (Expense). Other income (expense) for the year ended December 31, 1997 was $429,000 of interest income, net of immaterial amounts of interest expense.

     Income Taxes. Income tax expense for the year ended December 31, 1997 was $1.4 million, or 39.8% of pre-tax income.

RESULTS OF OPERATIONS--UNAUDITED PRO FORMA COMBINED

     The unaudited pro forma combined results of operations reflect the operations of the Company as if the acquisition of assets of the Practices and the consummation of the Probable Practice Acquisitions had occurred on January 1, 1997 and assume $4.2 million of borrowings under the Credit Facility incurred in connection with the PDI transaction.

THREE MONTHS ENDED MARCH 31, 1998

     Revenue. Pro forma combined net revenue for the three months ended March 31, 1998 was $12.6 million, consisting of $11.2 million of pro forma combined management fees, $1.1 million of pro forma combined capitated revenue and $309,000 of pro forma combined net patient service revenue.

     Operating Expenses. Pro forma combined operating expenses for the three months ended March 31, 1998 were $10.4 million, or 82.3% of pro forma combined net revenue, consisting of provider claims, wages and benefits ($5.4 million or 42.8% of pro forma combined net revenue); general and administrative expenses

($4.3 million or 34.2% of pro forma combined net revenue); and depreciation and amortization expense ($668,000 or 5.3% of pro forma combined net revenue).

     Other Income (Expense). Pro forma combined other income (expense) for the three months ended March 31, 1998 consisted of net interest expense of $196,000 or 1.6% of pro forma combined net revenue. Interest expense related to promissory notes and advances under the Credit Facility incurred in connection with certain of the Company's acquisitions has been computed at rates of 6% and 9% per annum, respectively. In the event the Offering is consummated prior to the PDI transaction, the Company will not incur advances under the Credit Facility, and therefore, interest expense would be reduced by $95,000.

     Income Taxes. Pro forma combined income tax expense for the three months ended March 31, 1998 was $799,000, or 39.0% of pre-tax income.

YEAR ENDED DECEMBER 31, 1997

     Revenue. Pro forma combined net revenue for the year ended December 31, 1997 was $51.7 million, consisting of $45.5 million of pro forma combined management fees, $4.9 million of pro forma combined capitated revenue and $1.3 million of pro forma combined net patient service revenue.

     Operating Expenses. Pro forma combined operating expenses for the year ended December 31, 1997 were $42.9 million, or 82.9% of pro forma combined net revenue, consisting of provider claims, wages and benefits ($22.8 million or 44.1% of pro forma combined net revenue); general and administrative expenses ($17.5 million or 33.8% of pro forma combined net revenue); and depreciation and amortization expense ($2.6 million or 5.0% of pro forma combined net revenue).

     Other Income (Expense). Pro forma combined other income (expense) for the year ended December 31, 1997 consisted of net interest expense of $1.3 million or 2.5% of pro forma combined net revenue. Interest expense related to promissory notes and advances under the Company's Credit Facility incurred in connection with certain of the Company's acquisitions has been computed at rates of 6% and 9% per annum, respectively. In the event the Offering is consummated prior to the PDI transaction, the Company will not incur advances under the Credit Facility, and therefore, interest expense would be reduced by $378,000.

     Income Taxes. Pro forma combined income tax expense for the year ended December 31, 1998 was $2.9 million, or 39.0% of pre-tax income.

QUARTERLY RESULTS OF OPERATIONS

     The following sets forth the quarterly operating results of the Company for the year ended December 31, 1997 and for the quarter ended March 31, 1998 and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto appearing elsewhere herein.

                                                 1997 QUARTER ENDED                     1998 QUARTER ENDED
                                -----------------------------------------------------   ------------------
                                MARCH 31(1)     JUNE 30      SEPT. 30       DEC. 31          MARCH 31
                                -----------   -----------   -----------   -----------   ------------------
                                             (IN THOUSANDS, EXCEPT SHARE AND OPERATING DATA)
Net revenue...................    $  239        $4,264        $4,938        $6,119           $ 7,398
Operating income..............        20           720           962         1,291             1,539
Pretax income.................        33           839         1,089         1,461             1,568
Net income....................        20           512           664           864               957
Diluted earnings per share....    $ 0.02        $ 0.09        $ 0.11        $ 0.13           $  0.14

Supplemental system-wide
  revenue (2).................    $1,336        $6,263        $7,785        $9,807           $12,004

SUPPLEMENTAL INFORMATION:
Number of affiliated
  physicians..................        24            24            34            47                48
Number of affiliated allied
  health care professionals...        26            26            42            48                51
Number of clinical
  locations...................        19            19            32            40                42

------------------------------

(1) The Company commenced business operations simultaneously with the closing of its IPO and the Reorganization on March 26, 1997. Accordingly, the quarterly data presented herein represents Company operations for the five days ending March 31, 1997.

(2) The unaudited supplemental system-wide revenue is being presented for supplemental purposes only and should be read in conjunction with the Company's financial statements. In accordance with EITF 97-2, the Company is evaluating pertinent criteria contained in each of its management services agreements. Based upon the provisions of EITF 97-2, the Company anticipates that during 1998 it will begin consolidating the operating results of the majority of its managed physician practices. Upon adoption of consolidation, all previously issued Company financial statements will be restated to reflect consolidation of revenue. This restatement will not affect the Company's previously reported operating income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company utilizes capital primarily (i) to acquire assets or equity of physician practices, (ii) to acquire equipment utilized by affiliated practices,
(iii) to fund corporate capital expenditures including management information systems and (iv) to fund ongoing corporate working capital requirements. At March 31, 1998, the Company had working capital of $11.0 million, including cash and cash equivalents of $4.7 million.

     Net cash used in operating activities was $1.3 million for the year ended December 31, 1997 compared with net cash provided by operating activities of $81,000 for the period from inception (July 31, 1996) through December 31, 1996. Net cash provided by operating activities was $80,000 and $445,000 for the three months ended March 31, 1998 and 1997, respectively. The Company conducted limited operating activities prior to the closing of its IPO and the Reorganization in March 1997. Net cash used in operating activities consists of the Company's net income, increased by non-cash expenses such as depreciation and amortization, and adjusted by changes in the components of working capital, primarily accounts receivable and income taxes. For the year ended December 31, 1997, the Company remitted estimated income tax payments of $2.2 million related to Company pre-tax earnings and the realization of accounts receivable acquired in connection with physician practice acquisitions having zero basis for income tax purposes. For the three months ended March 31, 1998, the Company did not remit any estimated income tax payments related to Company pre-tax earnings.

     Net cash used in investing activities was $5.7 million and $22,000 for the year ended December 31, 1997 and the period from inception (July 31, 1996) through December 31, 1996, respectively. Net cash used in investing activities was $650,000 and $13,000 for the three months ended March 31, 1998 and the three months ended March 31, 1997, respectively. The Company's uses of cash in investing activities related exclusively to physician practice asset acquisitions and capital expenditures.

     Net cash used in financing activities for the year ended December 31, 1997 and for the period from inception (July 31, 1996) through December 31, 1996 was $12.2 million and $65,000, respectively. Net cash used in financing activities for the three months ended March 31, 1998 was $42,000 and net cash provided by financing activities for the three months ended March 31, 1997 was $15.4 million. The Company realized net proceeds of $14.3 million in connection with its IPO, of which $2.3 million was utilized to extinguish debt assumed in connection with physician practice asset acquisitions. For the period from inception through December 31, 1996, cash provided by financing activities consisted of the proceeds of borrowings under short term notes advanced by Company founders and affiliates. Deferred offering costs of $442,000 were funded in 1996 in connection with the IPO. The Company had no debt outstanding under the Credit Facility at March 31, 1998. In connection with certain physician practice acquisitions, the Company issued long-term promissory notes in the aggregate principal amount of $1,162,000, which promissory notes bear simple interest, payable quarterly, at rates ranging from 5.6% to 6.0% per annum, have varying maturity dates, and certain of which are convertible into shares of Common Stock at the option of the holders and certain of which are payable by the Company at the Company's option in shares of Common Stock. The Company also issued various contingent promissory notes in connection with certain physician practice acquisitions in the aggregate principal amount of $3.0 million which are payable only in the event the holders of such notes attain certain performance targets, certain of which notes are payable by the Company, at the Company's option, in shares of Common Stock.

     In April 1997, the Company entered into a $20.0 million credit facility with NationsBank, N.A. primarily to provide financing for the acquisition of assets or equity of physician practices and for working capital purposes. Borrowings under the Credit Facility (i) are secured by the assignment to the bank of the Company's stock in all of its subsidiaries and the Company's accounts receivable, including the accounts receivable assigned to the Company by affiliated practices pursuant to management services agreements, (ii) are guaranteed by all subsidiaries (including future subsidiaries) and (iii) restrict the Company from pledging its assets to any other party. Advances for working capital are governed by a borrowing base related primarily to the Company's EBITDA. EBITDA is used by the Company as an indicator of a company's ability to incur and service debt. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance, or as a measure of liquidity. Based on the borrowing base at March 31, 1998 after giving effect to the Offering, the acquisition of the assets of Westerkamm and the consummation of the Probable Practice Acquisitions, the maximum availability under the Credit Facility would have been approximately $18.6 million. Advances bear interest at the Company's option of either a prime-based rate or a LIBOR-based rate and interest-only payments are required for the first three years from the date of the closing of the Credit Facility, with maturity in April 2002. In April 1998, the Company received a proposal letter from NationsBank, N.A. proposing an increase in the Credit Facility from $20.0 million to $45.0 million, of which $25.0 million would be syndicated to other banks, and an amendment to certain of the other terms of the Credit Facility. However, there can be no assurance that the Company will be able to obtain such increase or amendments.

     The Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including maximum indebtedness to pro forma EBITDA, maximum indebtedness to capital, minimum net worth, minimum current ratio and minimum fixed charges coverage), limit the amounts of additional indebtedness, dividends, advances to officers, shareholders and physicians, acquisitions, investments and advances to subsidiaries, and restrict changes in management and the Company's business.

     The Company intends to acquire the assets or equity of additional ENT and Related Specialty practices and to fund this growth in part with its existing cash resources, the net proceeds of the Offering and borrowings under the Credit Facility, as well as through equity and debt issuances. In May 1998, the Company entered into the PDI Stock Purchase Agreement relating to the Company's affiliation with six ENT physician practices associated with Physicians' Domain. Upon completion of the PDI transaction, the Company will add 26 physicians and 21 allied health care professionals with 14 clinical offices in the New York metropolitan area. Based on the terms of the PDI Stock Purchase Agreement, the aggregate consideration to be paid by the Company in connection with the PDI acquisition, if such transaction is consummated, will be $22.5 million consisting of $9.1 million in cash, the repayment of $4.2 million of outstanding indebtedness of PDI and the issuance of a promissory note in the principal amount of $9.2 million. The promissory note to be issued in connection with the PDI transaction will accrue interest at a rate of 6% per annum, payable quarterly, will be secured by the fixed assets acquired in the transaction, will be subordinate to borrowings under the Credit Facility and will mature five years from the date of issuance. If the PDI transaction is consummated, the Company will use $9.1 million and $4.2 million of the net proceeds of the Offering, respectively, to pay the cash portion of the purchase price of the PDI transaction and to repay outstanding indebtedness of PDI. Pursuant to the terms of the PDI Stock Purchase Agreement, the Company will also pay an additional $500,000, payable in cash or shares of Common Stock at the Company's option, if these practices achieve stipulated performance targets. The Company expects to recognize a non-recurring non-cash charge relating to the restructuring of certain of the operations at PDI, if the transaction is consummated. The Company has not yet determined the extent of the restructuring and therefore, the Company has not yet estimated the amount of such non-cash charge.

     In addition, the Company has non-binding letters of intent for the other two Probable Practice Acquisitions for an aggregate purchase price of $1.6 million. These two ENT physician practices consist of an aggregate of four physicians and four allied health care professionals with three clinical offices in South Florida. The Company will pay $410,000 (net of salary paid to Gerald R. Benjamin by the Company) to Premier HealthCare, an affiliate of Mr. Benjamin, the Company's Vice Chairman and Secretary, for consulting services in connection with the Probable Practice Acquisitions, if such transactions are consummated on the terms contemplated. Although the Company expects to complete these acquisitions in the near future, there can be no assurance that any of these acquisitions will be completed, as to the terms of such acquisitions or that the Company will be able to integrate any of these Probable Practice Acquisitions into its business. In the event that any of the other two Probable Practice Acquisitions are completed, the Company expects that the purchase price will be comprised of cash, promissory notes, or shares of Common Stock of the Company, or a combination thereof. The Company is currently evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of other additional ENT physician and Related Specialty practices. However, the Company has no agreements or arrangements with respect to the terms of any other specific acquisitions (other than the Probable Practice Acquisitions) and, accordingly, there can be no assurance that any of the acquisitions under evaluation will be completed, as to the terms of any such acquisition or as to the Company's ability to complete future acquisitions. See "Certain Transactions."

     The Company believes that the net proceeds of the Offering and borrowings under the Credit Facility, together with existing cash resources and cash flow expected to be generated from operations, will be sufficient to fund the Company's anticipated acquisition, expansion and working capital needs for at least the next 18 to 24 months. No assurance can be given that such existing cash resources or proceeds of the Offering will be sufficient to satisfy the Company's cash requirements for the next 18 to 24 months or beyond. There can be no assurance that borrowings under the Credit Facility will be available or that alternative financing will be available for future acquisitions or expansion of the Company's business.

NEW ACCOUNTING PRONOUNCEMENT

     The Emerging Issues Task Force of the FASB has recently issued its Consensus on Issue 97-2 ("EITF 97-2"). EITF 97-2 addresses certain specific matters pertaining to the physician practice management industry. EITF 97-2 would be effective for the Company for its year ending December 31, 1998. EITF 97-2 addresses the ability of physician practice management companies to consolidate the results of physician practices with which it has an existing contractual relationship. The Company is still in the process of analyzing the effect on all of its contractual relationships, but currently believes that certain contracts would meet the criteria of EITF 97-2 for consolidating their results of operations, which would require the Company to restate its prior period financial statements to reflect such consolidation. This restatement will not affect the Company's previously reported operating income. EITF 97-2 also has addressed the accounting method for future combinations with individual physician practices. The Company believes that, based upon the criteria set forth in EITF 97-2, virtually all of its future acquisitions of individual physician practices will continue to be accounted for under the purchase method of accounting.

YEAR 2000

     The Company has commenced review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and will develop an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to the existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. The Company expects to spend approximately $115,000, in the aggregate, in 1998 and 1999 to modify its existing software or convert to new software in order for the Company's software to be Year 2000 compliant.

SEASONALITY

     The Company's business is subject to seasonal patient visits to affiliated physicians. Fee-for-service revenue is typically lower during the third quarter of the Company's fiscal year. This lower level of patient visits is attributable to physician vacations, patients returning to school and seasonal illness patterns. Capitated revenue, however, is not susceptible to seasonal influences. Quarterly results also may be materially affected by the timing of acquisitions and the timing and magnitude of costs related to acquisitions. Results for any quarter, therefore, may not necessarily be indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

                                    BUSINESS

GENERAL

     The Company is the leading physician practice management company focusing on affiliating with and managing ENT physician practices. The Company provides comprehensive practice management services to ENT physician practices and health care providers, including specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine (the "Related Specialties" or the "Related Specialists"). The Company seeks to affiliate with physician practices and health care providers who provide high quality, cost effective medical and surgical services to fee-for-service patients and managed care enrollees. Services provided by the Company include financial and administrative management, enhancement of clinical operations, access to ancillary services, network development and payor contracting services, including the negotiation and administration of capitated arrangements. The Company is currently affiliated with 48 physicians, one TMJ specialist and 52 allied health care professionals with 43 clinical offices in Alabama, Florida, Georgia and Illinois and expects to add 30 physicians and 25 allied health care professionals with 17 clinical offices in the New York metropolitan area and South Florida in connection with the Probable Practice Acquisitions. The Company holds, manages and administers capitated ENT managed care contracts covering an aggregate of approximately 332,000 enrollees of HMO plans of United HealthCare and Cigna and enrollees of HMOs which have contracted with FPA.

HEALTH CARE INDUSTRY OVERVIEW

     General

     The health care delivery system in the United States has been undergoing substantial change, largely in response to concerns over the quality and escalating cost of health care. According to the Federal Health Care Financing Administration ("HCFA"), national health care spending in 1996 exceeded $1.0 trillion, with approximately $200 billion of such expenditures directly attributable to physician services and an additional $640 billion under the direction of physicians. HCFA projects that national health care spending will be approximately $1.5 trillion in 2000, representing a compounded annual growth rate of approximately 10.7%. The growth in health care expenditures has increased the demand by government and third party payors to control health care costs. The emphasis on cost containment, the consolidation of the health care market in general, the increased market share of managed care companies, the transfer of risk from payors to providers and the focus on improving the quality of patient care have precipitated and accelerated significant changes in the way physicians organize themselves.

     Health care in the United States historically has been delivered by a fragmented system of health care providers, including hospitals, individual physicians and physician group practices. Individual physicians and small group practices tend to have limited capacity for any of the following: ties to other health care providers (restricting their ability to coordinate care across a variety of specialties); access to patients; capital to invest in new clinical equipment and technologies; and purchasing power with vendors of medical supplies. In addition, individual physicians and small group practices typically lack the negotiating leverage with payors and information systems necessary to obtain and manage risk-sharing contracts.

     In response to the foregoing factors, physicians are increasingly forming larger group practices and affiliating with physician networks and physician hospital organizations. In addition, physicians and physician group practices are affiliating with physician practice management companies in order to gain greater access to third party payor contracts, patient information and management systems, leverage with vendors and payors, capital resources and ancillary services frequently unavailable to independent practitioners. In addition, many payors and their intermediaries, including governmental entities and managed care companies, are increasingly looking to outside providers of physician services to develop and maintain quality outcomes, management programs and patient care data.

     Otolaryngology

     Otolaryngology is the management of diseases and disorders of the ear, nose, nasal passages, sinuses, larynx, mouth and throat, as well as structures of the neck and face. An otolaryngologist is commonly referred to as an ENT physician and provides some or all of the following subspecialty services:

     - Pediatric Otolaryngology: the medical and surgical treatment of diseases of the ear, nose and throat in children.

     - Head and Neck Surgery: the medical and surgical treatment of cancerous and noncancerous tumors in the head and neck, including thyroid and parathyroid surgery.

     - Rhinology: the medical and surgical treatment of disorders of the nose and sinuses.

     - Allergy: the medical treatment of inhalant allergies affecting the upper respiratory system.

     - Facial Plastic and Reconstructive Surgery: the surgical treatment of cosmetic, functional and reconstructive abnormalities of the face and neck.

     - Otology/Neurotology: the medical and surgical treatment of diseases of the ear, including traumatic and cancerous disorders of the external, middle and inner ear, as well as the nerve pathways which affect hearing and balance.

     - Laryngology: the medical and surgical treatment of disorders of the throat, including the voice.

     ENT services in the United States are delivered largely through individual and small single specialty group practices and, to a lesser extent, multi-specialty clinics. Based upon a 1997 American Group Practice Association study, the Company estimates that revenue generated by ENT physicians in the United States exceeded $6.2 billion in 1996.

     According to the American Academy of Otolaryngology-Head and Neck Surgery, Inc. (the "Academy"), there were approximately 8,600 ENT physicians in the United States as of December 31, 1996. Based upon membership in the Academy, the Company estimates that approximately 70% of all ENT practices consist of individual practitioners or small group practices (less than four physicians). The Company has observed that ENT physicians and Related Specialists are increasingly seeking to form larger group practices and affiliate with physician practice management companies which understand the needs of ENT physicians and can enhance practice performance.

STRATEGY

     The Company's objective is to position its affiliated physicians as the leading providers of ENT and Related Specialty medical and surgical services in each of its markets. The Company's strategy is to establish a market presence by affiliating with and managing a market leading ENT practice which serves as a platform for the implementation of the Company's market development and physician practice management model. Following an initial practice affiliation, the Company seeks to affiliate with additional ENT and Related Specialty practices within that market. This strategy is intended to allow the Company's affiliated practices to enhance practice performance by achieving or obtaining same practice revenue growth, geographic expansion, expansion in the breadth of services offered and managed care contracts. The Company believes that ENT physicians and Related Specialists desire to affiliate with the Company because of (i) the Company's ENT and Related Specialty focus, (ii) its management, (iii) its managed care expertise, (iv) the availability of expansion capital, (v) the management resources necessary to effectively manage the practice and develop ancillary services and (vi) the access to ENT specific proprietary management information systems, all of which are frequently unavailable to independent groups and solo specialty practitioners. Key elements of the Company's strategy are to:

     Affiliate with Additional ENT and Related Specialty Practices in Existing Markets. The Company has affiliated practices in Atlanta, South Florida, Chicago and Birmingham, Alabama, and, assuming the closing of the PDI transaction, the New York metropolitan area. The Company's primary focus is to generate growth in existing markets by affiliating with additional ENT and Related Specialty practices. The Company believes that this strategy of expansion will better enable affiliated practices to meet the needs of patients and payors and realize operating efficiencies. By focusing on its affiliated practices in these markets, the Company anticipates delivering a wide range of management, financial and ancillary services with increasing efficiency.

     Selectively Expand into New Markets. Although the Company primarily focuses on the growth of its affiliated practices, the Company also intends to evaluate and selectively expand into new markets. The Company's strategy is to establish a significant market presence in select markets by affiliating with and managing a market leading ENT practice which serves as a platform for the implementation of the Company's market development and physician practice management model. The Company evaluates potential affiliation candidates based on a number of factors, including physician credentials and reputation, competitive market position, managed care experience, subspecialist representation, historical financial performance and practice growth potential.

     Enhance Performance of Affiliated Practices. The Company seeks to enhance practice performance by (i) expanding the breadth of services offered by the practice, (ii) adding ancillary services offered by the practice, such as ambulatory surgery centers, hearing centers, sleep laboratories, audiology and speech pathology, (iii) increasing the number of affiliated practice physicians to realize operating efficiencies, (iv) introducing allied health care professionals to the practice, (v) expanding the practice's geographic coverage to provide access to a larger patient base and (vi) providing management services, proprietary technology, capital resources and increased purchasing power.

     Employ Proprietary Information Systems. The Company believes that access to patient data is critical to cost containment, pricing, quality outcomes and managing risk associated with capitated managed care contracts. The Company's Capitated Network System, a proprietary comprehensive network administration and utilization management system designed specifically for ENT practices, provides effective and efficient access to key patient data and performs the complex processing and analytical tasks required to manage risk contracts effectively. The Company's system facilitates the automation of many routine functions and provides affiliated physicians with Internet access to the clinical and financial data necessary to issue and manage authorization for surgeries, to track diagnosis, procedures and admissions and to perform outcome studies, cost analysis, quality assurance and utilization management and reviews. Access to this data allows the Company to assist affiliated physicians in negotiating and managing risk contracts.

     Negotiate and Manage Exclusive Payor Arrangements. ENT physicians and Related Specialists are increasingly seeking to affiliate with large group practices and physician practice management companies in order to gain access to provider panels of third party payors, to strengthen their negotiating position with managed care payors and to improve their ability to manage risk contracts. The Company intends to develop multi-site ENT and Related Specialty provider networks in markets where the Company has developed a market presence in order to assist its affiliated physicians in obtaining managed care contracts, providing specialty services and increasing access to patients. The Company currently holds, manages and administers capitated ENT managed care contracts covering approximately 332,000 enrollees and believes that its experience in negotiating and managing risk contracts, its utilization of the Capitated Network System and its management's experience in forming specialty provider networks enhance its ability to market the services of the Company's affiliated physicians to managed care payors and to negotiate risk contracts with such payors.

THE AFFILIATED PRACTICES

     The Company is currently affiliated with 48 physicians, one TMJ specialist and 52 allied health care professionals with 43 clinical offices in Alabama, Florida, Georgia and Illinois. The following table sets forth certain information concerning the Company's affiliated practices:

                                                                                      ALLIED
MEDICAL                                                      YEAR                   HEALTH CARE     OFFICE
GROUP                  LOCATION      AREAS SERVED           FOUNDED   PHYSICIANS   PROFESSIONALS   LOCATIONS
-------                --------      ------------           -------   ----------   -------------   ---------
Atlanta Ear, Nose &    Atlanta,      Metropolitan Atlanta    1979         32*           39            31
Throat Associates,     Georgia
P.C.

ENT & Allergy          Birmingham,   Birmingham              1988          2             1             1
Associates, Inc.       Alabama

Allatoona E.N.T. &     Cartersville, Cartersville            1994          2             1             1
Facial Plastic         Georgia
Surgery, P.C.

Otolaryngology         Chicago,      Barington,              1981          4             3             3
Medical & Surgical     Illinois      Crystal Lake and
Associates, Ltd.                     McHenry

Ear, Nose & Throat     Boca Raton,   Boca Raton,             1981          9             8             7
Associates of South    Florida       Delray Beach,
Florida, P.A.                        Fort Lauderdale,
                                     Pompano Beach and
                                     West Palm Beach
                                                              Sub-Total   49*           52            43
                                                                          --            --            --

Probable Practice      Metropolitan  Metropolitan                         30            25            17
Acquisitions           New York &    New York,
                       South         Palm Beach,
                       Florida       Hollywood and
                                     Pembrooke Pines
                                                              Total       79*           77            60
                                                                          ==            ==            ==

------------------------------

* Includes one TMJ specialist.

     Atlanta Ear, Nose & Throat Associates, P.C.

     The Company believes Atlanta ENT is the largest independent (non-academic) otolaryngology group practice in the United States. Atlanta ENT consists of 31 ENT physicians, one TMJ specialist, 28 audiologists, eight physician assistants, two nurse practitioners and one clinical esthetician with 31 clinical offices. Atlanta ENT offers a wide range of ENT subspecialty services, including pediatric otolaryngology, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan Atlanta area. The practice also provides audiology services, hearing aid sales, TMJ diagnostics and snoring and sleep apnea laser surgical services. The affiliated physicians at Atlanta ENT maintain privileges at 18 hospitals and three ambulatory surgical centers throughout metropolitan Atlanta. Ramie A. Tritt, M.D., Chairman of the Board and President and a principal stockholder of the Company, is the President and founder of Atlanta ENT. See "Certain Transactions."

     ENT & Allergy Associates, Inc.

     ENT & Allergy Associates, Inc. is a wholly-owned subsidiary of the Company and consists of two ENT physicians and one audiologist with one clinical office. ENT & Allergy Associates provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology, neurotology and laryngology, to children and adults in the metropolitan Birmingham area.

     Allatoona E.N.T. & Facial Plastic Surgery, P.C.

     Allatoona ENT consists of two ENT physicians and one audiologist with one clinical office. Allatoona ENT provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the North Georgia area. In addition, the physicians at Allatoona ENT have instituted a hearing screening program for infants and newborns.

     Otolaryngology Medical & Surgical Associates, Ltd.

     Otolaryngology Medical & Surgical Associates, Ltd. ("OMSA") consists of four ENT physicians and three audiologists with three clinical offices in the Barington, Crystal Lake and McHenry suburbs of Chicago. OMSA provides a wide range of ENT subspecialty services, including head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan Chicago area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea surgical services. The affiliated physicians at OMSA maintain privileges at three hospitals and one ambulatory surgical center in metropolitan Chicago.

     Ear, Nose & Throat Associates of South Florida, P.A.

     Ear, Nose & Throat Associates of South Florida, P.A. ("ENTSF") consists of nine ENT physicians and eight audiologists with seven clinical offices in Boca Raton, Delray Beach, Fort Lauderdale, Pompano Beach and West Palm Beach, Florida. ENTSF provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic, otology and neurotology, to children and adults in the South Florida area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea surgical services. The affiliated physicians at ENTSF maintain privileges at six hospitals and two ambulatory surgical centers in South Florida.

     Probable Practice Acquisitions

     In May 1998, the Company entered into the PDI Stock Purchase Agreement relating to the affiliation with six ENT physician practices consisting of 26 physicians and 21 allied health care professionals with 14 clinical offices in the New York metropolitan area. Although the Company has entered into the PDI Stock Purchase Agreement, the consummation of the PDI transaction is subject to various closing conditions, including the consent of NationsBank under the Credit Facility, and there can be no assurance that the transaction can be consummated in a timely manner or at all. In addition, the Company has non-binding letters of intent for the other Probable Practice Acquisitions. These two other Probable Practice Acquisitions consist of an aggregate of four physicians and four allied health care professionals with three clinical offices in South Florida. Although the Company expects to complete these acquisitions in the near future, there can be no assurance that any of these acquisitions will be completed, as to the terms of such acquisitions or that the Company will be able to integrate any of these practices, including PDI, into its business. See "--Acquisition of ENT Practices--Probable Practice Acquisitions."

COMPANY OPERATIONS

     Upon affiliating with the Company, the physician practice enters into a long term management services agreement with the Company. Under the terms of a management services agreement, the Company employs the practice's non-medical personnel, provides offices for the practice and provides services in the areas of practice management, information systems and negotiation and management of payor contracts. The non-medical personnel, along with additional personnel at the Company's headquarters, manage the day-to-day non-medical operations of each affiliated practice, including providing administrative, bookkeeping, scheduling and other routine services. The governance structure established by the Company pursuant to its management services agreements facilitates close cooperation between the Company and the affiliated practice, while ensuring that the affiliated practice maintains clinical autonomy.

     Pursuant to the terms of the management services agreements, the Company assists the affiliated practices in strategic planning, preparation of operating budgets and capital project analysis. The Company coordinates group purchasing of supplies, inventory and insurance for the practices. In addition, the Company assists the affiliated practices in physician recruitment by introducing physician candidates to the affiliated practices and advising the affiliated practices in structuring employment arrangements. The Company also provides or arranges for a variety of additional services relating to the day-to-day non-medical operations of the affiliated practices, including (i) managing and monitoring each practice's billing levels, invoicing and accounts receivable collection by payor type, (ii) accounting, payroll and legal services and records and (iii) cash management and centralized disbursements. These services are designed to reduce the amount of time physicians spend on administrative matters, thereby enabling the physicians to dedicate more of their efforts toward the delivery of health care.

     The Company establishes an advisory board at each affiliated practice consisting of physicians of the affiliated practice and Company management personnel whose responsibilities are advisory in nature. The advisory board reviews, evaluates and makes recommendations to the officers of the affiliated practice and the officers of the Company with respect to such matters as strategic and operational planning, physician employment and recruitment, collection policies, quality review and the establishment and maintenance of relationships with managed care and other payors. Notwithstanding recommendations of the advisory board, the Company has ultimate control over all decisions relating to the non-medical operations of the affiliated practice and the affiliated practice has ultimate control over all decisions relating to the practice of medicine. See "--Affiliation Agreements."

CAPITATED MANAGED CARE CONTRACTS; NETWORK DEVELOPMENT AND MANAGEMENT

     The Company intends to develop additional ENT and Related Specialty provider networks in markets where the Company has developed a market presence in order to assist its affiliated physicians in obtaining managed care contracts, providing specialty services and increasing access to patients. The Company believes that its experience in negotiating and managing risk contracts, its utilization of the Capitated Network System and its management's experience in forming specialty provider networks enhance its ability to market the services of the Company's affiliated physicians to managed care payors and to negotiate risk contracts with such payors. Atlanta ENT began providing ENT medical and surgical professional services under a capitated managed care contract in 1982 covering approximately 50,000 enrollees. In order to provide ENT medical and surgical professional services under its capitated managed care contracts, the ENT Networks assembled an ENT provider panel consisting of physicians at Atlanta ENT and Allatoona ENT and independent physicians. At March 31, 1998, Atlanta ENT and Allatoona ENT served as the primary ENT provider network for three capitated managed care contracts for United HealthCare, Cigna and FPA covering an aggregate of approximately 332,000 enrollees in the metropolitan Atlanta area. The following table sets forth the covered lives for each managed care contract:

                                                                CAPITATED
                                                              COVERED LIVES
                                                              -------------
United HealthCare of Georgia, Inc...........................     151,922
Cigna HealthCare of Georgia, Inc............................     169,048
FPA Medical Management, Inc.................................      11,435
                                                                 -------
                                                                 332,405
                                                                 =======

These managed care contracts are held, managed and administered by three wholly-owned subsidiaries of the Company which together comprise the ENT Networks. The Company, through the ENT Networks, also manages the existing provider networks and performs quality assurance and utilization management under each contract. The ENT Networks receive a pre-determined capitation fee for professional services per enrollee per month from the payors of the managed care contracts in exchange for agreeing to provide ENT medical and surgical professional services required by enrollees. In turn, the ENT Networks have contracted with physicians at Atlanta ENT and Allatoona ENT and with independent physicians to provide such services to these enrollees. The physicians providing services are compensated by the ENT Networks on a discounted fee-for-service basis. For the year ended December 31, 1997 and the three months ended March 31, 1998, approximately 23% and 16%, respectively, of the net revenue of the Company was attributable to ENT medical and surgical professional services rendered pursuant to the managed care contracts of the ENT Networks.

     The Company intends to develop or acquire additional ENT provider networks in order to enter into managed care contracts with payors. The Company expects that the networks will consist of affiliated ENT physicians and Related Specialists as well as independent physicians and other health care providers engaged in ENT and the Related Specialties, who will enter into network administration agreements with the Company. These agreements will provide for management of the provider network, negotiation of managed care contracts and performance of quality assurance and utilization management functions by the Company. The Company anticipates working with specialty group practices in developing capitated contract proposals, evaluating and assembling provider networks, negotiating contract rate schedules and exclusions, managing utilization and developing provider compensation methodologies. The Company also anticipates eventually tracking outcomes to demonstrate the cost effectiveness of care being delivered in connection with its managed care contracts. The Company believes the principal benefit from including affiliated as well as independent physicians in its provider networks will be the expansion and diversification of provider networks available to managed care enrollees, as increasingly required by managed care companies.

INFORMATION SYSTEMS

     The Company supports free-standing practice management systems utilized by affiliated practices to facilitate patient scheduling, billing and collection, accounts receivable management, provider productivity analysis and certain cash disbursement functions. Rather than replacing systems utilized by affiliated practices, the Company generally integrates an affiliated practice's systems in order to streamline consolidated financial reporting, accounts receivable management and productivity analysis functions. The Company is also evaluating patient electronic medical record systems for possible implementation at affiliated practices. The Company believes that the use of an electronic medical record system may enhance operating efficiency through automation of many routine functions, as well as the capacity to link "procedure specific" treatment protocols, thereby enhancing the physician's ability to provide quality cost-effective patient care.

     The Company believes that effective and efficient access to key patient data is critical in controlling costs and improving quality outcomes in connection with managing risk contracts. The Company's Capitated Network System, a proprietary comprehensive network administration and utilization management system designed specifically for ENT practices, provides effective and efficient access to key patient data and performs the complex processing and analytical tasks required to manage risk contracts effectively. The Company's system facilitates the automation of many routine functions and provides affiliated physicians with Internet access to the clinical and financial data necessary to issue and manage authorization for surgeries, to track diagnosis, procedures and admissions and to perform outcome studies, cost analysis, quality assurance and utilization management and reviews.

     The Capitated Network System integrates the following functions:

     - Tracking referrals from primary care and other physicians
     - Issuing and managing authorization for surgeries and tracking diagnoses, procedures and admissions
     - Processing claims for physician payment
     - Providing extensive customized management reports (including diagnosis and procedure utilization data)
     - Maintaining support files

     The Company believes that the Capitated Network System provides it with a competitive advantage in procuring, managing and administering risk contracts.

COMPETITION

     The physician practice management industry is highly competitive. The restructuring of the health care system is leading to rapid consolidation of the existing highly fragmented health care delivery system into larger and more organized groups and networks of health care providers. The Company expects competition to increase as a result of consolidation and ongoing cost containment pressures, among other factors. The Company competes with physician practice management companies, hospitals, managed care companies, physician practices and other competitors seeking to affiliate with physicians or provide management services to physicians. Many of these competitors are significantly larger, provide a wider variety of services, have greater experience in providing practice management services, have longer established relationships with customers for these services and have access to substantially greater financial resources than the Company. There can be no assurance the Company will be able to affiliate with a sufficient number of competent physicians and other health care professionals to expand its business. The Company believes that the quality of its management services, experience in procuring, managing and administering capitated managed care contracts, the breadth of ENT medical and surgical professional services provided by affiliated physicians and the utility of the Capitated Network System position it to compete favorably for affiliation with additional ENT and Related Specialty practices.

     Physicians are facing the challenge of providing quality patient care while experiencing rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. The Company believes that competition for patients is dependent upon, among other things, the geographic coverage of affiliated practices, the reputation and referral patterns of affiliated physicians and the breadth of ENT and Related Specialty medical and surgical professional services provided by physicians practicing at affiliated practices. Therefore, the success of the Company is dependent upon the ability of the Company and its affiliated practices to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. There can be no assurance that sufficient numbers of qualified health care professionals can be hired and retained. The inability to hire and retain such health care professionals could have a material adverse effect on the Company's business, financial condition and results of operations.

     Concern over the rising cost of health care has led to the emergence and increased prominence of managed care and a resulting increase in competition for managed care contracts. The Company's ability to compete successfully for managed care contracts may depend upon the Company's ability to manage utilization under such contracts and to increase the number of associated physicians and other health care professionals included in its provider networks.

MEDICAL ADVISORY BOARD

     The Company established a Medical Advisory Board whose responsibilities include, among other duties, (i) reviewing the medical appropriateness of the Company's policies and procedures with respect to disease management and utilization management protocols and practice and surgery guidelines, (ii) consulting with the Company on acquisitions, (iii) reviewing the medical appropriateness of information systems utilized or developed by the Company,
(iv) evaluating new medical technologies to be utilized by affiliated practices and (v) developing and coordinating Company sponsored managed care and practice management seminars for ENT physicians. The Medical Advisory Board consists of three affiliated ENT physicians, including Ramie A. Tritt, M.D., the Company's Chairman of the Board and President, and five non-affiliated ENT physicians.

AFFILIATION AGREEMENTS

     The relationship between the Company and affiliated practices and physicians is set forth in asset or stock acquisition agreements, management services agreements and employment agreements.

     Acquisition Agreements

     Pursuant to acquisition agreements (the "Acquisition Agreements"), the Company or a wholly-owned subsidiary of the Company acquires either (i) substantially all of the assets utilized in a practice (other than certain excluded assets such as employment agreements and patient charts, records and files) and assumes certain leases and other contracts or obligations of the practice group or (ii) the equity of the practice. The practice remains liable for the payment of liabilities not assumed by the Company under the acquisition agreement. The Acquisition Agreements provide that the medical practice and the stockholders of such practice, if any, will not, for a period of time following the closing of the acquisition, compete with the Company within a specified geographic area, will not solicit patients of the practice within such geographic area and will not solicit employees of the Company. The Acquisition Agreements also contain representations and warranties and indemnification provisions by each of the parties to the agreement. The closing of acquisitions are conditioned upon, among other things, the execution and delivery of (i) employment agreements between the practice and each of its physicians and (ii) a management services agreement between the Company and the practice.

     Management Services Agreements

     The Company has entered into management services agreements with Atlanta ENT, Allatoona ENT, ENT & Allergy Associates, OMSA and ENTSF on substantially the terms described below (the "Management Services Agreements"). The Management Services Agreements provide for the affiliated practice to assign to the Company all of its non-governmental accounts receivable and all of its rights and interest in the proceeds of its governmental accounts receivable (or the revenue it receives) to the extent permitted by applicable law and to grant to the Company the right to collect and retain the proceeds of the accounts receivable (or revenue) for the Company's account to be applied in accordance with the Management Services Agreement. Although such proceeds of the accounts receivable (or revenue) are collected by the Company on behalf of the practice, the practice grants to the Company the right to grant a security interest and factor such amounts and accounts receivable to secure Company borrowings under the Credit Facility.

     The Company generally retains a management fee equal to (i) a stipulated percentage of all revenue generated by or on behalf of physicians at the affiliated practice (after adjustment for contractual allowances) as payment for the services provided by the Company and non-allocable costs incurred by the Company attributable to the provision of management services under the Management Services Agreement and (ii) an amount equal to all operating and capital expenses of the practice, including depreciation, amortization and interest. In certain states where the Company expects to do business, such as New York, the Company will be reimbursed for the operating and non-operating expenses of the affiliated practice and will be paid a fixed management fee, which fixed fee may increase based upon (i) the management by the Company of ancillary businesses developed or acquired or (ii) the acquisition of additional physician practices which are merged into the existing affiliated practice. The Company is responsible for the payment for and incurs (i) operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies and (ii) the non-operating expenses of the affiliated practice. The Company pays for all such expenses directly out of the proceeds of the accounts receivable (or revenue) assigned to the Company by the affiliated practice. The remaining net practice revenue is remitted to the affiliated practice, which is responsible for and pays compensation and benefits to (i) physicians pursuant to employment agreements between the practice and each physician and (ii) physician assistants.

     The affiliated practice retains the responsibility for, among other things,
(i) compensating physician employees and physician assistants, (ii) paying insurance premiums and deductibles for professional liability insurance policies, (iii) ensuring that affiliated physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iv) complying with certain federal and state laws and regulations applicable to the practice of medicine. In addition, the affiliated practice retains exclusive control over all aspects of the practice of medicine and the delivery of medical services.

     Under the Management Services Agreements, the Company, among other things,
(i) acts as the exclusive manager and administrator relating to all non-medical operations of the affiliated practice, (ii) bills patients, insurance companies and other third party payors and collects, on behalf of the affiliated practice, the fees for professional medical services and other services and products rendered or sold by the affiliated practice, (iii) provides, as necessary, clerical, accounting, purchasing, payroll, bookkeeping and computer services and personnel and information management services to the affiliated practice, (iv) supervises and maintains custody of all files and records of the affiliated practice, (v) provides facilities, furniture and equipment for the affiliated practice, (vi) prepares all annual and capital operating budgets of the affiliated practice, (vii) orders and purchases inventory and supplies as reasonably required by the affiliated practice, (viii) assists in marketing the services provided by the affiliated practice, where allowable, (ix) provides financial and business assistance to the affiliated practice in the negotiation, establishment, evaluation and administration of contracts and relationships with managed care and other similar providers and payors and (x) performs administrative services relating to the recruitment of physicians for the affiliated practice.

     The Management Services Agreements are for an initial term of 40 years, which may be extended for separate and successive five year terms. The Management Services Agreements may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues without cure for a specified term after notice. The Management Services Agreements to be entered into in connection with the PDI transaction will be subject to termination by the practices in the event of an uncured payment default under the promissory note to be issued in connection with the PDI transaction.

     During the term of a Management Services Agreement, the affiliated practice agrees, with respect to management services, not to compete with the Company and the other practices for which the Company provides management services within a specified geographic area. In addition, during the term of a Management Services Agreement and for a period following the termination of such agreement, the affiliated practice agrees not to solicit any employee of the Company or persons affiliated with the Company or to contract with any entity for the provision of management services substantially of the kind contemplated by the Management Services Agreement. The affiliated practice also agrees not to disclose certain confidential and proprietary information relating to the Company and the affiliated practice.

     Physician Employment Agreements

     Physicians at Atlanta ENT, Allatoona ENT, OMSA, ENTSF and ENT & Allergy Associates have employment agreements with their respective affiliated practice. The employment agreements with the physicians at Atlanta ENT, Allatoona ENT, OMSA and ENTSF generally provide for an initial term of five years, which will be automatically renewed for successive one or two year terms unless an affiliated physician or the medical practice elects not to renew the term by providing at least 90 days written notice of such election or such agreement is otherwise terminated for cause or the death or disability of an affiliated physician. The employment agreements with the physicians of ENT & Allergy Associates, a wholly-owned subsidiary of the Company, provide for an initial term of six years and six months, which will be automatically renewed for successive one or two year terms unless a physician or ENT & Allergy Associates elects not to renew. Affiliated physicians are compensated based upon either productivity or other negotiated formulas agreed upon between the affiliated physician and the medical practice, and the medical practice may provide the affiliated physicians with health, death and disability insurance and other benefits. Affiliated physicians are obligated to obtain and maintain professional liability insurance coverage which may be procured on behalf of the affiliated physicians by the Company. Pursuant to the employment agreements, affiliated physicians agree not to compete with the medical practice, not to solicit patients of the medical practice and not to interfere with employees of the medical practice for a certain period following the termination of such employment agreement unless the agreement is terminated by the affiliated physician for cause. However, in certain states (such as Alabama), certain types of restrictive covenants, including non-competition covenants, are deemed to be unenforceable as against professionals (including physicians) and in other states such provisions may be deemed to be unenforceable if a court determines that the duration of the restriction, the territory covered by such restriction or the activities restricted were unreasonable or otherwise violated public policy. In addition, affiliated physicians agree not to disclose any confidential and proprietary information of the medical practice during the term of the agreement and for a certain period following the termination of the agreement. Furthermore, under the employment agreements, affiliated physicians agree to assign to the medical practice all revenue related to contracts with managed care companies and grant an irrevocable power of attorney to the medical practice to enter into such contracts on behalf of the physicians. The employment agreements also provide that the affiliated physicians exercise independent professional and ethical judgment in all patient care responsibilities.

ACQUISITION OF ENT PRACTICES

     The Reorganization

     The Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records and files) and certain contractual liabilities of (i) Atlanta ENT, (ii) ENT & Allergy Associates and (iii) Metropolitan Ear, Nose & Throat, P.C., Atlanta Head and Neck Surgery, P.C. and Ear, Nose & Throat Associates, P.C. (the "Additional Atlanta Practices") and all of the outstanding shares of common stock of the corporations comprising the ENT Networks in March 1997. In connection with the acquisition of assets of each of the practices and the common stock of the ENT Networks, the Company issued an aggregate of 3,104,755 shares of Common Stock (valued at the time of issuance at approximately $24.8 million). See "--The Affiliated Practices," "--Affiliation Agreements" and "Certain Transactions."

     Post Reorganization Acquisitions

     Since the Reorganization, the Company has acquired (a) substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records and files) and assumed certain contractual liabilities of (i) Allatoona ENT, (ii) Ear, Nose & Throat Specialists, P.C. ("ENT Specialists"), (iii) Ear, Nose & Throat Specialists, Head & Neck Surgery, P.C. ("ENT Head & Neck"), (iv) Northside Ear, Nose & Throat Associates, P.C. ("Northside"), (v) OMSA, (vi) Cobb, (vii) Murata and (viii) Westerkamm and (b) the stock of six professional associations owned by seven ENT physicians and a partnership owned and operated by the professional associations in Palm Beach and Broward Counties, Florida. See "--The Affiliated Practices" and "--Affiliation Agreements."

     In connection with the acquisition of assets or equity of these practices, the Company (i) paid an aggregate of approximately $5.5 million in cash, (ii) issued an aggregate of 611,215 shares of Common Stock (valued at the time of issuance at an aggregate of approximately $4.7 million), (iii) agreed to issue an aggregate of 301,779 additional shares of shares of Common Stock (valued at an aggregate of approximately $2.8 million) to three of the affiliated practices beginning in September 1998, (iv) issued convertible promissory notes in the aggregate principal amount of approximately $912,000, which notes mature in October 2000, accrue interest at a rate of 5.61% per annum, payable quarterly, and are convertible into shares of Common Stock at a conversion price of $10.00 per share, (v) issued a promissory note in the principal amount of $250,000, which note matures in April 2000, accrues interest at a rate of 6.0% per annum, payable quarterly, and is payable, at the Company's option, in cash or Common Stock valued at the average closing price of the Common Stock for the ten trading days preceding the date of delivery of such shares and (vi) issued non-interest bearing contingent promissory notes in the aggregate principal amount of approximately $3.0 million. The payment of these notes is contingent upon the physicians or practice holding such notes reaching certain performance targets. Substantially all of these contingent notes are payable either in cash, or at the Company's option, in shares of Common Stock, valued at the average closing price of the Common Stock for the ten trading days preceding the date of delivery of such shares. All of the promissory notes are subordinate to the Credit Facility. In connection with these acquisitions, the Company paid an aggregate of $459,000 to Premier HealthCare, an affiliate of Gerald R. Benjamin, the Company's Vice Chairman and Secretary, for advisory services rendered by Premier HealthCare. See "Certain Transactions."

     In connection with the OMSA acquisition, the physician shareholders of OMSA granted to Dr. Tritt (or his designee or assignee) the option to acquire all of the ownership interest of such physician shareholders in

OMSA in the event that at any time there are less than two shareholders who continue as full time physician-employees of OMSA and those shareholders who remain do not, in Dr. Tritt's or management of the Company's sole discretion, control the operations of OMSA in a manner consistent with the requirements of the Management Services Agreement between OMSA and the Company. In order to exercise the option, Dr. Tritt or his designee or assignee must at the time of exercise be licensed to practice medicine in the State of Illinois. See "Certain Transactions."

     Probable Practice Acquisitions

     In May 1998, the Company entered into the PDI Stock Purchase Agreement relating to the Company's acquisition of substantially all of the tangible assets of Physicians' Domain, along with the equity of corporations that are successors to six ENT physician practices affiliated with Physicians' Domain. Upon completion of the PDI transaction, the Company will add 26 physicians and 21 allied health care professionals with 14 clinical offices in the New York metropolitan area. Based on the PDI Stock Purchase Agreement, the aggregate consideration to be paid by the Company in connection with the PDI acquisition, if such transaction is consummated, will be approximately $22.5 million consisting of approximately $9.1 million in cash, the repayment of approximately $4.2 million of outstanding indebtedness of PDI and the issuance of a promissory note in the principal amount of approximately $9.2 million. The promissory note to be issued on connection with the PDI transaction will accrue interest at a rate of 6% per annum, payable quarterly, will be secured by the fixed assets acquired by the Company in the transaction, will be subordinate to borrowings under the Credit Facility and will mature five years from the date of issuance. Pursuant to the PDI Stock Purchase Agreement, (i) the Company will receive a break-up fee equal to $250,000 in the event the transaction is not consummated on or before June 1, 1998, (ii) the physicians at these practices will have the right to nominate one member to the Board of Directors of the Company and (iii) the Company will pay an additional $500,000, payable in cash or shares of Common Stock at the Company's option, if these practices achieve stipulated performance targets. If the PDI transaction is consummated, the Company will use approximately $9.1 million and $4.2 million of the net proceeds of the Offering, respectively, to pay the cash portion of the purchase price of the PDI transaction and to repay outstanding indebtedness of PDI. The management services agreements to be entered into in the PDI transaction are expected to have a term of 40 years and are expected to provide for (i) an aggregate fixed management fee equal to approximately $3.0 million per year, subject to annual increases after the fifth anniversary of the execution of the management services agreements consistent with the annual percentage increase in the consumer price index for the prior year, and (ii) reimbursement of all operating and non-operating expenses of the practice. The management services agreements to be entered into in the PDI transaction are also expected to provide for mutually agreed increases in the fixed management fee upon (i) the management by the Company of ancillary businesses developed or acquired or (ii) the acquisition of additional physician practices which are merged into the existing PDI practices.

     Under the PDI Stock Purchase Agreement, each of the stockholders of PDI have agreed that for a period of five years following the closing of the acquisition they will not compete with the Company within a specified area of the primary offices of such stockholder (the "Geographic Territory"), will not solicit customers of the Company within the Geographic Territory and will not solicit employees of the Company to leave the employ of the Company. The PDI Stock Purchase Agreement contains representations and warranties and indemnification by each of the parties to the agreement. The closing of the acquisition is conditioned upon, among other things, the execution and delivery of (i) an employment agreement between each of the PDI stockholders and their respective practice, (ii) the PDI Management Services Agreements between PSC Management, the Company and the respective PDI practices and (iii) the consent of NationsBank, N.A. under the Credit Facility.

     In addition, the Company has non-binding letters of intent for the other Probable Practice Acquisitions for an aggregate purchase price of $1.6 million. These two ENT physician practices consist of an aggregate of four physicians and four allied health care professionals with three clinical offices in South Florida. Although the Company expects to complete these acquisitions in the near future, there can be no assurance that any of these acquisitions will be completed, as to the terms of such acquisitions or that the Company will be able to integrate any of these Probable Practice Acquisitions into its business.

     The Company will pay approximately $410,000 (net of salary paid to Gerald
R. Benjamin by the Company) to Premier HealthCare, an affiliate of Mr. Benjamin, the Company's Vice Chairman and Secretary, for consulting services in connection with the Probable Practice Acquisitions, if such transactions are consummated on the terms contemplated. See "Certain Transactions."

CAPITATED AGREEMENTS WITH THIRD PARTY PAYORS

     The ENT Networks entered into capitated managed care contracts with United HealthCare, Cigna and FPA in 1991, 1992 and 1997, respectively. The current contract with United HealthCare is a renewal of an earlier contract and expires in May 1998. Under the contract with United HealthCare, capitation fees are automatically increased annually based upon the percentage change, in the Atlanta region, of a consumer index identified in the contract. The current contract with Cigna is the original contract and provides for automatic annual renewals and annual renegotiation of the capitation fees. The managed care contracts with Cigna and United HealthCare may be terminated by either party (i) for cause, including a material breach of the contract, generally upon 30 to 60 days notice by the terminating party or (ii) without cause generally upon 90 to 120 days notice by the terminating party. The contract with FPA has an initial team of three years and provides for automatic annual renewals following the initial term. The agreement with FPA provides for a renegotiation of the capitation fees 15 months into the initial term of the agreement. In the event that parties cannot renegotiate the capitation fees within 60 days, the agreement may be terminated by either party. The agreement also provides for annual renegotiation of the capitation fees following the initial term and may be terminated at any time by FPA for cause. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pursuant to participation agreements between the ENT Networks and the physicians providing services to the managed care enrollees, the physicians must follow administrative procedures established by the Company and the managed care companies, such as referring enrollees to participating providers, obtaining prior authorization for certain medical procedures and participating in quality assurance and utilization management programs. Quality assurance management is the process established by the payor to improve the quality of covered services and utilization management is the process established to review whether certain health care services provided to enrollees are in accordance with the requirements established by each payor. Under the participation agreements, the physicians are also required to procure and maintain medical malpractice and general liability insurance. The participation agreements may be terminated by
(i) the respective ENT Network without cause upon 60 days notice or with cause upon 30 days notice and (ii) a physician, with or without cause, upon 60 days notice. In addition, the participation agreements automatically terminate upon the termination of the relevant capitated managed care contract.

GOVERNMENT REGULATION

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly and adversely in the future. The regulation of the health care industry, including scrutiny of the methods and levels of payment to health care providers, is increasing at both the federal and state levels. Federal and state authorities are expending significant resources to enforce both federal and state health care laws and to combat fraud in the health care industry. Additionally, in 1997, Congress enacted the Balanced Budget Act which contains several amendments to the enabling laws for the Medicare and Medicaid Programs. These amendments do affect the methods and levels of payment to health care providers, and at this time, it is not clear how or to what extent these amendments will affect the operation of the Company and its affiliated practices. Additionally, the Company believes that health care legislation, regulations and interpretations will continue to change and, as a result, plans to continue routinely to monitor developments in health care law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environments change. While the Company believes it will be able to structure all of its agreements and operations in accordance with applicable law, the lack of definitive interpretations of many statutory and regulatory provisions means that there can be no assurance that the Company's arrangements are in compliance with such provisions or will not be successfully challenged.

     Government Reimbursement Programs

     Under the federal Medicare program, payment for physician services (other than under Medicare risk contracts and Medicare+Choice plans) is based on an annually adjusted fixed fee schedule known as the Resource-Based Relative Value Scale ("RBRVS"). This payment system is intended to reflect the relative resources required to provide a given service as compared to another service. Fee schedule amounts are also based upon a geographic adjustment factor and a national conversion factor which converts relative value units into payment amounts and insures that expenditures remain within budgetary constraints. The Balanced Budget Act modified the RBRVS system to adjust the per patient payments from the Medicare program for certain physician services, and the Company anticipates further modifications in the RBRVS system in the future. Additionally, the Balanced Budget Act creates the Medicare+Choice plan which provides Medicare beneficiaries with the option to receive services through managed care entities including HMOs and preferred provider organizations, and payment for physician services under the Medicare+Choice plan may be on a capitated basis as opposed to the RBRVS system. This change of payment method may result in an overall decrease in compensation for physician services under the Medicare program. Because the Company anticipates that approximately 10% of its revenue will be derived from government-funded health care programs (principally, Medicare and Medicaid), the Company does not believe that such reductions will result in a material adverse change in the results of operations of the Company. The Medicaid program is a partially federally-funded state administered program for the indigent. Payment to physicians under state Medicaid programs is generally based upon fee schedules; however, some states have authorized Medicaid HMOs, and payments for physician services under these programs may be on a capitated basis. Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, interpretations of policy, intermediary/carrier determinations and government funding restrictions, all of which may materially increase or decrease the rate of program payments to physicians and other health care providers.

     Stark Legislation, Fraud and Abuse Laws and Similar Laws

     The Company and its affiliated physicians are subject to a variety of laws and regulations governing the referral of patients for certain health services to entities with which the referring physician has a financial relationship. Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. The Stark Law prohibits, subject to certain exceptions, a physician (or a member of the physician's immediate family) from referring Medicare patients for "designated health services" to an entity with which the physician has a financial relationship. In addition, a state cannot receive federal financial payment under the Medicaid program for designated health services furnished to an individual on the basis of a physician referral that would result in a denial of payments under the Medicare program if Medicare covered the services to the same extent and under the same terms and conditions as under the state Medicaid plan. Financial arrangements include both ownership arrangements and compensation arrangements, including such an arrangement with the physician's own group practice. The designated health services include clinical laboratory services, radiology services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The Stark Law further imposes reporting requirements on any entity providing covered items or services for which payment may be made under Medicare or Medicaid. An entity is required to report information concerning the entity's ownership, investment and compensation arrangements. The penalties for violating the Stark Law include a prohibition on payment by Medicare or federal financial payment under the Medicaid program for services resulting from prohibited referrals, and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that its activities are not in violation of the Stark Law. However, the Stark Law is broad and ambiguous. Final regulations under the provisions of Stark I (clinical laboratory services) were issued on August 14, 1995, and proposed regulations clarifying the provisions of the Stark Law were published on January 9, 1998. Although the proposed regulations do not have the effect of law, they provide guidance to HCFA's interpretation of the Stark Law. Therefore, the Company expects to review the proposed regulations to determine if any changes in the operations of the Company or its affiliated practices are appropriate.

     In addition, a number of states have enacted similar laws which apply to referrals made for services reimbursed by all payors, and not simply Medicare or Medicaid. For example, the Georgia Patient Self-Referral Act of 1993 (the "Georgia Act") prohibits a physician from making a referral to an entity in which the physician or a family member has an ownership interest or compensation relationship if the referral is for any of a list of designated health services. The list of designated health services includes clinical laboratory services, physical therapy services, rehabilitation services, diagnostic imaging services, pharmaceutical services, durable medical equipment and outpatient surgical services. Exceptions are provided for physicians' services and certain in-office ancillary services of a group practice, as defined by the Georgia Act. Similarly, the Florida Patient Self-Referral Act of 1992 (the "Florida Act") prohibits any health care provider from making a referral of any health care item or service to an entity in which the health care provider has an investment interest. However, certain referrals are not covered by the Florida Act, including referrals of physicians services within a group practice or ancillary services performed under the direct supervision of a physician or group practice. The Illinois Health Care Worker Self-Referral Act (the "Illinois Act") prohibits health care workers from referring patients for health services to an entity outside the health care worker's office or group practice in which the health care worker is an investor, unless the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. New York's self-referral law prohibits, with certain narrowly defined exceptions, a physician from referring patients for certain health services to health care providers with which the physician, or a member of a physician's immediate family, has a financial relationship. New Jersey's self-referral law prohibits, with a few narrow exceptions, a physician from referring patients for certain health care services to health care providers in which the physician and/or the physician's immediate family has a significant beneficial interest. A significant beneficial interest is any financial interest, including but not limited to an equity or ownership interest, in an entity that provides or arranges for the provision of health care services. The Company believes that its activities are not in violation of these laws. However, there can be no assurances that future interpretations of these laws will not require structural and organizational modification of the Company's affiliation structure in those states. Additionally, future legislation or regulations could require the Company to modify the form of its relationships with physician organizations. Moreover, the violation of the Stark Law or similar state laws by the Company's affiliated physician organizations could result in significant fines and loss of reimbursement which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company and its affiliated physicians are also subject to federal and state fraud and abuse laws (the "Fraud and Abuse Laws"). These laws include the federal anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration, directly or indirectly in return for the referral of patients, or arranging for the furnishing of items and services that are paid for in whole or in part by Medicare, Medicaid or federally-funded programs. The courts and the Office of Inspector General of The Department of Health and Human Services have stated that the anti-kickback statute is violated if one purpose, as opposed to a primary or sole purpose, of the arrangement is to induce referrals. Violations of the anti-kickback statute are punishable by criminal or civil penalties, and/or exclusion of the provider from future participation in the Medicare, Medicaid and federally-funded programs. The federal government has published exemptions, or "safe harbors," for business transactions that will be deemed not to violate the anti-kickback statute. Although satisfaction of the requirements of these safe harbors provides protection from enforcement action under the anti-kickback legislation, failure to meet the safe harbors does not necessarily mean that the activity violates the statutory prohibitions. Rather, the legality of a particular business arrangement will be assessed by comparing the particular facts of the transaction to the proscriptions of the statute. On April 15, 1998, OIG issued an advisory opinion in which it concluded that a proposed arrangement between a medical practice management company and a physician practice under which the management company would be reimbursed for its costs and paid a percentage of net practice revenues for performance of its services did not fit within the safe harbor regulations and may constitute prohibited remuneration under the anti-kickback statute and may involve at least technical violations of the statute. While the OIG advisory opinion does not by its terms apply to the Company, a determination of liability under the anti-kickback statute with respect to management fees received by the Company calculated on a percentage of net practice revenue could have a material adverse impact on the Company.

     In addition, a number of states have enacted similar laws, which vary from state to state, prohibiting remuneration or fee-splitting arrangements between health care providers for the referral of patients to a particular provider, regardless of the payor source. Also, under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment and/or exclusion from participation in the Medicare, Medicaid and federally-funded health care programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from participation in the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. Congress also enacted the Health Insurance Portability and Accountability Act of 1996, which includes an expansion of certain fraud and abuse provisions to health care programs. Due to the breadth of the statutory provisions of the Fraud and Abuse Laws and the absence of definitive regulations or court decisions addressing the type of arrangements by which the Company and its affiliated entities conduct and will conduct their business, from time to time certain of their practices may be subject to challenge under these laws.

     The Company has attempted to structure its business relations to comply with the Stark Law, the Fraud and Abuse Laws and all other applicable federal and state health care laws and regulations. However, there can be no assurance that such laws and regulations will be interpreted in a manner consistent with the Company's practices. There can be no assurance that challenges under such laws or regulations or new laws or regulations will not require the Company or its affiliated entities to change their practices or will not have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, the addition of ancillary services may require the Company or its affiliated practices to alter their operations to comply with applicable federal or state health care laws and regulations. In addition, state legislatures and other governmental entities are considering additional measures restricting or regulating referrals, and there can be no assurance that new laws or regulations will not be enacted which will require restructuring of the Company's operations or otherwise have a material adverse effect on the Company's business, financial conditions or results of operations.

     Health Care Reform

     Political, economic and regulatory influences are continuously subjecting the health care industry in the United States to fundamental change. On August 5, 1997, President Clinton signed the Balanced Budget Act of 1997 (the "Balanced Budget Act") which contemplates savings of $115 billion in Medicare spending and $13 billion in Medicaid spending over the five-year period from 1998 to 2002. The savings will result primarily from reductions in reimbursements to providers due to several factors, including but not limited to, alterations in the methodology for calculating physician fee schedule payments, application of a budget neutrality adjustment to prevent physician fees from increasing above a certain aggregate amount and expansion of options for Medicare delivery including provider-sponsored organizations, HMOs, preferred provider organizations and private fee-for-service plans. The Balanced Budget Act also establishes more stringent sanctions for convictions of health care related crimes including permanent exclusion from participation in the Medicare Program after conviction of three health care related crimes and imposition of civil monetary penalties for violations of the federal anti-kickback statute. Due to the recent enactment of this health care reform and uncertain interpretation of these reform measures by regulatory authorities, it is difficult to determine the impact that this reform will have upon the Company and its affiliated physicians, and there can be no assurance that these reform measures will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition to federal health care reform, some states in which the Company operates or may operate in the future are also considering various health care reform proposals. The Company anticipates that both federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that additional reforms will likely occur in the future. Due to uncertainties regarding the additional reforms and their enactment and implementation, the Company cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the actual announcement by competitors and third party payors of their strategies to respond to such initiatives or reforms, could produce volatility in the trading and market price of the Common Stock of the Company.

     Other Licensing Requirements

     Every state imposes licensing requirements on individual physicians, and some regulate facilities and services operated by physicians. In addition, many states require physicians to obtain regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services, or making certain capital expenditures in excess of statutory thresholds for health care equipment, facilities or services. To date, the Company and its affiliated practices have not been required to obtain certificates of need or similar approvals for their activities. However, the addition of ancillary services by one of the affiliated practices or changes in law or regulations could require licensure, a certificate of need, or both. There is no assurance that such required state regulatory approvals could be obtained, or even if initially obtained, would not thereafter be withdrawn or restricted. In connection with the expansion of its operations into new markets and contracting with managed care companies, the Company and its affiliated practices may become subject to compliance with additional regulations. In addition, the Company and its affiliated practices are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulation, civil rights and discrimination, medical waste and other environmental issues. Increasingly, federal, state and local governments are expanding the regulatory requirements for businesses, including medical practices. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.

     Restrictions on Corporate Practice of Medicine and Unlawful Fee Splitting

     The laws of certain states in which the Company operates or may operate in the future prohibit non-physician entities from practicing medicine or from exercising control over the professional judgments or decisions of physicians concerning the treatment and diagnosis of patients. In Illinois, there is case law which prohibits corporations (other than specifically licensed medical corporations or hospital corporations) from providing professional medical services or employing physicians. In Georgia, there is also case law which could be interpreted as prohibiting a corporation from employing physicians, but the continued viability of such doctrine in Georgia is unclear. Florida law does not prohibit the corporate practice of medicine although it does prohibit the corporate practice of other medical services such as dentistry and optometry. In Alabama, recent interpretations by state authorities have indicated that a corporation may employ physicians as long as the physicians exercise their independent professional judgment in rendering medical decisions concerning the treatment and diagnosis of patients. New York law contains strict prohibitions against the corporate practice of medicine, and corporations controlled by non-physicians are prohibited from employing physicians and engaging in the practice of medicine, unless the corporate entity is licensed to do so pursuant to Article 28 of the New York Public Health Law (e.g., hospitals and clinics). New Jersey law indirectly prohibits the corporate practice of medicine. The New Jersey State Board of Medical Examiners has adopted regulations which allow only certain types of general corporations to employ or engage physicians under limited circumstances. Although the Company has structured its affiliations with physician groups so that the associated physicians maintain exclusive authority regarding the delivery of medical care and exercise their independent professional judgment in rendering medical decisions, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business.

     In addition, the laws of certain states in which the Company operates or may operate in the future prohibit certain practices such as splitting fees with physicians or receiving fees for the referral of patients. In Illinois, it is unlawful for a physician to divide with anyone other than physicians with whom the physician practices in a legally recognized entity or organization any fee or other form of compensation for professional services. In Florida, the Board of Medicine recently issued a declaratory statement (the "Declaratory Statement") interpreting Florida fee splitting statutes. The Declaratory Statement, which has been stayed pending its appeal to the Florida courts, is broadly drafted and could be construed as prohibiting physician management companies from being compensated based on a percentage of the managed practice's revenue or profit. In addition, the Declaratory Statement could be construed as restricting the manner in which the management company provides marketing services to a managed practice. If Florida courts uphold the Declaratory Statement, the Company could be required to revise its contracts with its affiliated practices in a manner that could have adverse effects on the Company. In New York, physicians are prohibited from directly or indirectly requesting, receiving or participating in the division, transference, assignment, rebate, splitting or refunding of a fee for, or directly requesting, receiving or profiting by means of a credit or other valuable consideration as a commission, discount or gratuity, in connection with the furnishing of professional care or services, outside of a medical practice partnership, professional corporation or university faculty practice. New York law also prohibits a physician from directly or indirectly offering, giving, soliciting or receiving or agreeing to receive, any fee or other consideration to or from a third party for the referral of a patient or in connection with the performance of a professional service. Although the Company has endeavored to structure its affiliations with physician groups to comply with applicable state fee splitting laws and anti-referral laws, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future which could have a material adverse effect on the Company's business, financial condition and results of operations. If a corporate practice of medicine law or fee splitting statute is interpreted in a manner that is inconsistent with the Company's practices, the Company would be required to restructure or terminate its relationship with the applicable physician group in order to bring its activities into compliance with such law. The termination of, or failure of the Company to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on the Company's business, financial condition or results of operations.

LIABILITY AND INSURANCE

     The provision of health care services entails the risk of potential claims of medical malpractice and similar claims. The Company does not itself engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians and requires affiliated physicians performing medical services at its facilities to maintain medical malpractice insurance. Nevertheless, there can be no assurance that malpractice will not be asserted against the Company directly in the event that services or procedures performed at one of the Company's facilities are alleged to have resulted in injury or other adverse effects. In addition, in connection with the acquisition of assets of affiliated practices, the Company has assumed certain of the stated liabilities of such practices. Additionally, claims may be asserted against the Company for events related to affiliated practices that occurred prior to its affiliation with the Company. Although the Company maintains liability insurance that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In addition, there can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms in the future or that any such insurance will provide adequate coverage against potential claims.

     In addition to the liability insurance maintained by the Company, the Company is named as an additional insured on the professional liability insurance policies held by affiliated physicians. Such insurance would provide coverage, subject to policy limits in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against an affiliated physician. In addition, the Company is indemnified under the Management Services Agreements by the affiliated physician groups for liabilities resulting from the performance of medical services.

EMPLOYEES

     As of April 30, 1998, the Company had approximately 338 full-time employees, including two physicians and 52 allied health care professionals. None of the Company's employees is represented by a labor union and the Company believes its relations with its employees are good.

PROPERTIES

     The Company leases approximately 5,000 square feet of office space for its executive offices in Atlanta, Georgia. The lease provides for annual rent of approximately $80,000, subject to specified annual increases, and expires in July 2002. The Company also leases the 43 facilities currently used by the physicians at the affiliated practices. These leases have varying remaining terms ranging from approximately one month to 13 years and aggregate annual rent of approximately $2.2 million. The Company believes that these facilities are suitable for the current and anticipated needs of the Company. See "Certain Transactions."

LEGAL PROCEEDINGS

     No legal proceedings are currently pending against the Company, and the Company is not aware of any outstanding claims against any of its affiliated practices that would have a material adverse effect on the Company's business, financial condition or results of operations. The Company and its affiliated practices may be involved from time to time in litigation incidental to their respective businesses.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

NAME                                        AGE      POSITION
----                                        ---      --------
Ramie A. Tritt, M.D.......................  48       Chairman of the Board and President
Gerald R. Benjamin (1)....................  40       Vice Chairman of the Board, Secretary and
                                                     Director
Richard D. Ballard (2)....................  49       Chief Executive Officer and Director
Robert A. DiProva.........................  50       Executive Vice President and Chief Financial
                                                     Officer
Lawrence P. Kraska........................  33       Vice President--Operations
Edward R. Casas, M.D. (1)(2)..............  38       Director
Sidney Kirschner (1)......................  63       Director
Steven L. Posar, M.D. (1)(2)..............  48       Director

------------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     Ramie A. Tritt, M.D. has served as Chairman of the Board and President of the Company since its inception in July 1996. Dr. Tritt serves as President of Atlanta ENT, a multi-site otolaryngology group practice which is a successor to a practice founded by Dr. Tritt in 1979. Dr. Tritt also serves as President and Medical Director of the ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc., and Atlanta AHP, Inc., three otolaryngology provider networks established to contract with HMOs in greater Atlanta, each of which is a wholly-owned subsidiary of the Company. Dr. Tritt was a founding member and currently serves as President of Georgia Multi-Specialty Group, L.L.C., a consortium of 15 specialty group practices, encompassing approximately 650 physicians, which contracts with payors for specialty medical services throughout the metropolitan Atlanta area. Dr. Tritt has served on the ENT Physician Advisory Board of the Ambulatory Surgery Division of Columbia HCA since January 1997 and also serves on the Editorial Board of Physician's Managed Care Report, a managed care publication, and the Credentials Committee of Aetna/U.S. HealthCare of Georgia. Dr. Tritt also serves on the Company's Medical Advisory Board. Dr. Tritt received his M.D. degree from McGill University.

     Gerald R. Benjamin has served as Vice Chairman and Secretary of the Company since its inception in July 1996. Mr. Benjamin serves as Chief Executive Officer of Premier HealthCare, a division of Bock, Benjamin & Co., a boutique health care investment banking concern which Mr. Benjamin co-founded in 1993. Prior to founding Bock, Benjamin & Co., Mr. Benjamin served as Chief Executive Officer of Premier HealthCare, Inc., a health care venture development and management firm which Mr. Benjamin co-founded in 1991. Prior to co-founding Premier HealthCare, Inc., Mr. Benjamin served for ten years as Managing Partner and Director of Corporate Finance Services for Williams, Benjamin, Benator & Libby, an Atlanta, Georgia-based Certified Public Accounting firm. Prior to forming Williams, Benjamin, Benator & Libby in 1982, Mr. Benjamin was a member of the Atlanta office of Ernst & Young. Mr. Benjamin is a Certified Public Accountant and received his B.S. degree in accounting from the University of Kentucky.

     Richard D. Ballard has served as Chief Executive Officer and a director of the Company since November 1996. Prior to joining the Company, Mr. Ballard served as Vice President of Recruiting for Physicians' Online, Inc., founding an intranet physician recruiting service. Prior to joining Physicians' Online in September 1995, Mr. Ballard served as Executive Vice President, President and Chief Executive Officer of Allegiant Physician Services, Inc. (formerly Premier Anesthesia, Inc.), an anesthesia contracting and physician practice management company. Prior to joining Premier Anesthesia in 1988, Mr. Ballard served for six years as Executive Vice President of Jackson & Coker Inc., a national physician recruiting firm and for seven years as director of national recruiting for Spectrum Emergency Care, Inc.

     Robert A. DiProva has served as an Executive Vice President and Chief Financial Officer of the Company since March 1997. Mr. DiProva served as Vice President-Administration, Chief Financial Officer, Secretary and Treasurer of A.D.A.M. Software, Inc., a publicly traded medical software company, from September 1995 to February 1997. Prior to joining A.D.A.M. Software in 1995, Mr. DiProva served for six years as Vice President, Chief Financial Officer and Treasurer of DATEQ Information Network, Inc., a publicly traded data management company. Mr. DiProva is a Certified Public Accountant and received his M.B.A. from Emory University.

     Lawrence P. Kraska has served as Vice President-Operations of the Company since March 1997. Prior to joining the Company, Mr. Kraska served as Administrator of Atlanta ENT. Prior to joining Atlanta ENT in June 1994, Mr. Kraska provided hospital administration, physician recruiting and practice management services as the Regional Director of Professional Relations for the Atlanta division of National Medical Enterprises from July 1993 to May 1994, for Charter Medical Corporation--Charter Peachford Hospital from September 1992 to June 1993 and as the Administrator for The Center For Psychiatry, a large multi-specialty mental health group practice, from March 1990 to August 1992. Mr. Kraska received his M.B.A. from Kennesaw State University.

     Edward R. Casas, M.D. has served as a director of the Company since November 1996. Dr. Casas currently serves as Chief Executive Officer of PrimeCare International, Inc., a California-based multi-site primary care physician practice management concern. Prior to joining PrimeCare in September 1996, Dr. Casas served as Vice President of Mergers and Acquisitions for the Physician Practice Management Division of Caremark International Inc. Prior to joining Caremark International in December 1992, Dr. Casas completed his active duty service as a designated Flight Surgeon in support of Marine special operations and as a clinical Departmental Head in Aerospace Medicine in the United States Navy. Prior to completing his medical training, Dr. Casas was Executive Vice President of CES Corporation, an investment banking concern. Dr. Casas is a graduate of Northwestern University's Medical School and Kellogg Graduate School of Management where he concurrently earned an M.D., a Masters of Management and a Masters in Public Health.

     Sidney Kirschner has served as a director of the Company since March 1997. Mr. Kirschner currently serves as President and Chief Executive Officer of Northside Hospital, a 455 bed tertiary care facility located in Atlanta, Georgia. Prior to joining Northside Hospital in 1992, Mr. Kirschner served in numerous executive capacities, including President, Chief Executive Officer and Chairman of the Board, of National Service Industries, Inc. a publicly traded diversified manufacturing and industrial services concern. Mr. Kirschner is a member of the Board of Directors of two public companies: Fortune Co. and Superior Surgical Manufacturing Company, Inc.

     Steven L. Posar, M.D. has served as a director of the Company since March 1997. Dr. Posar currently serves as President, Chief Operating and Chief Medical Officer of For Health International, Inc., a long term care and insurance services company. Prior to joining For Health International in November 1997, Dr. Posar served as Senior Vice President, Operations Group of AHI HealthCare Systems, Inc., a publicly traded independent physician management company, recently acquired by FPA Medical Management, Inc. Prior to joining AHI in 1991, Dr. Posar served as Medical Director of Blue Cross of California, a managed care payor. Prior to joining Blue Cross of California, Dr. Posar spent three years as Chief of Cigna Medical Center, and staff medical director of Cigna Healthplan of Los Angeles. Dr. Posar received his M.D. degree from Michigan State University.

     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. All officers serve at the discretion of the Board of Directors.

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consists of four directors and reviews, with the Company's independent accountants, (i) the scope and timing of audit services and any other services that the accountants are asked to perform,
(ii) the
independent accountants report on the Company's financial statements following completion of their audit and (iii) the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

     The Compensation Committee consists of three directors and (i) reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and (ii) reviews general policy matters relating to compensation and benefits of employees of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Richard D. Ballard, the Company's Chief Executive Officer, and to executive officers whose annual compensation exceeded $100,000 for fiscal 1997, for services rendered during the fiscal years ended December 31, 1997 and 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                              ANNUAL COMPENSATION           ------------
                                      -----------------------------------    SECURITIES
                                                             OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND POSITION              YEAR    SALARY    BONUS (7)   COMPENSATION     OPTIONS      COMPENSATION (8)
-----------------              ----   --------   ---------   ------------   ------------   ----------------
Richard D. Ballard...........  1997   $150,000        --             --            --          $  4,398
  Chief Executive Officer      1996     10,385(1)     --             --       179,968                --
Ramie A. Tritt, M.D. ........  1997    263,846(2)     --             --            --                --
  Chairman of the Board        1996         --(2)     --       $210,268(3)         --                --
  and President
Gerald R. Benjamin...........  1997     45,231(4)     --             --            --                --
  Vice Chairman of the
  Board and Secretary
Lawrence P. Kraska...........  1997     98,000(5)     --             --            --             2,829
  Vice President - Operations
Robert A. DiProva............  1997    104,933(6)     --             --       119,980             2,733
  Executive Vice President
  and Chief Financial
  Officer

------------------------------

(1) Mr. Ballard's employment commenced as of November 26, 1996 and, accordingly, represents amounts accrued from November 26, 1996 to December 31, 1996, all of which was paid in 1996. See "--Employment Agreements."

(2) No compensation was paid or accrued by the Company during 1996 to Dr. Tritt, who received compensation in the form of distributions from the ENT Networks and Atlanta ENT. Dr. Tritt's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Dr. Tritt and the Company, Dr. Tritt is entitled to an annual salary of $350,000, subject to adjustments, plus a performance related bonus to be approved by the Board of Directors. Excludes compensation received by Dr. Tritt from Atlanta ENT for medical services provided by Dr. Tritt as a physician at Atlanta ENT during the year ended December 31, 1997. See "--Employment Agreements."

(3) Represents the fair market value, on the date acquired, of an aggregate of 30,945 shares of Common Stock purchased by Dr. Tritt in November and December 1996, less the actual purchase price paid by Dr. Tritt for such shares.

(4) Mr. Benjamin's employment with the Company commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Mr. Benjamin and the Com-pany, during 1997 Mr. Benjamin was employed on a part time basis by the Company and was entitled to an annual salary of $60,000, plus a performance related bonus to be approved by the Board of Directors. In March 1998, Mr. Benjamin's employment agreement was amended to provide that Mr. Benjamin would be employed on a full time basis by the Company and would receive an annual salary of $150,000. Excludes amounts paid by the Company during the year ended December 31, 1997 to Premier HealthCare, a division of Bock, Benjamin & Co., an entity in which Mr. Benjamin is a principal, in the aggregate amount of approximately $647,000 for consulting services in connection with acquisitions and certain other transactions by the Company. See "--Employment Agreements" and "Certain Transactions."

(5) Mr. Kraska's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Mr. Kraska and the Company, Mr. Kraska is entitled to an annual salary of $130,000, plus a performance related bonus to be approved by the Board of Directors. See "--Employment Agreements."

(6) Mr. DiProva's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Mr. DiProva and the Company, Mr. DiProva is entitled to an annual salary of $120,000, plus a performance related bonus to be approved by the Board of Directors. See "--Employment Agreements."

(7) The Company did not approve or pay any bonuses to the named executive officers during the year ended December 31, 1997.

(8) Amounts shown in this column represent medical insurance premiums paid by the Company.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                                                POTENTIAL REALIZABLE
                                  INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                       ----------------------------------------                   ANNUAL RATES OF
                        NUMBER OF     % OF TOTAL                                    STOCK PRICE
                       SECURITIES      OPTIONS                                      APPRECIATION
                       UNDERLYING     GRANTED TO    EXERCISE OR                 FOR OPTION TERM (2)
                         OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
NAME                   GRANTED (1)   FISCAL YEAR      ($/SH)         DATE         5%          10%
----                   -----------   ------------   -----------   ----------   ---------   ----------
Richard D. Ballard...         --           --             --            --            --           --
Ramie A. Tritt,               --
  M.D................                      --             --            --            --           --
Gerald R. Benjamin...         --           --             --            --            --           --
Lawrence R. Kraska...         --           --             --            --            --           --
Robert A. DiProva....    119,980         62.3%         $6.80       3/26/07     $ 513,092   $1,300,277

------------------------------

(1) The options listed in the table are exercisable in equal annual installments of 25% on a cumulative basis commencing March 26, 1997.

(2) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by the Securities and Exchange Commission rules) and compounded for the term of the options, subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The actual value realized upon exercise of the options will depend on the fair market value of the Company's Common Stock on the date of exercise.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of stock options during fiscal 1997 by the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers as of December 31, 1997.

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                        OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END (1)
                         ACQUIRED ON        VALUE       -----------------------------   -----------------------------
NAME                      EXERCISE        REALIZED       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                    -------------   -------------   -------------   -------------   -------------   -------------
Richard D. Ballard....       --              --            89,984          89,984         $321,693        $321,693
Ramie A. Tritt,
  M.D.................       --              --                --              --               --              --
Gerald R. Benjamin....       --              --                --              --               --              --
Lawrence P. Kraska....       --              --            29,996          29,996          107,236         107,236
Robert A. DiProva.....       --              --            29,995          89,985          107,232         321,696

------------------------------

(1) Calculated by multiplying the number of unexercised in-the-money options outstanding at December 31, 1997 by the difference between the fair market value of the Common Stock at December 31, 1997 ($10.375) and the option exercise price.

DIRECTOR COMPENSATION

     Directors who are officers or employees of the Company or a subsidiary of the Company are not compensated for attending Board of Directors meetings. Directors who are not officers or employees of the Company ("Independent Directors") are entitled to compensation of $1,500 for each Board of Directors meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Independent Directors are also awarded initial grants of non-qualified stock options to purchase 7,500 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 2,500 shares of Common Stock. All options are granted at the then fair market value. See "--Stock Option and Purchase Plans."

EMPLOYMENT AGREEMENTS

     On November 26, 1996, the Company entered into employment agreements with Ramie A. Tritt, M.D., Richard D. Ballard and Gerald R. Benjamin (effective as of March 26, 1997 with respect to each of Dr. Tritt and Mr. Benjamin). Pursuant to the employment agreements, Dr. Tritt, Mr. Ballard and Mr. Benjamin agreed to serve as the Company's President, Chief Executive Officer and Vice Chairman, respectively. The employment agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin provide for an initial term of five, three and three years, respectively, with automatic renewals for successive one year terms unless terminated by either party.

     The employment agreement with Dr. Tritt provides for an initial annual base salary of $350,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors, in consideration of his devoting approximately 50% of his business time each week to serving as President of the Company. The employment agreement with Dr. Tritt provides for increases in Dr. Tritt's annual base salary, subject to approval of the Board of Directors, if the amount of time he devotes as President of the Company is greater than 50%. The agreement acknowledges that the remaining 50% of Dr. Tritt's business time each week will be spent performing ENT medical and surgical services at Atlanta ENT pursuant to an employment agreement with Atlanta ENT. Pursuant to the employment agreement with Atlanta ENT, Dr. Tritt will receive compensation from Atlanta ENT pursuant to a formula based upon medical services provided by Dr. Tritt as a physician at Atlanta ENT. Dr. Tritt does not receive compensation for providing services as a Medical Director under the capitated managed care contracts held by the ENT Networks. In February 1997, the Company and Dr. Tritt entered into an amended and restated employment agreement which provides that Dr. Tritt's annual base salary from the Company in any year will be reduced, dollar for dollar, if in such year his annual compensation from Atlanta ENT exceeds $970,000. For the year ended December 31, 1997, Dr. Tritt's annual compensation from Atlanta ENT did not exceed $970,000, and therefore, Dr. Tritt's annual base salary from the Company was not reduced.

     The employment agreement with Mr. Ballard provides for an annual base salary of $150,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. The employment agreement with Mr. Benjamin provided that Mr. Benjamin would work part time for the Company and his annual base salary would be $60,000. In March 1998, Mr. Benjamin's employment agreement was amended and provides that he will work full time for the Company and will receive an annual base salary of $150,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors.

     Each of the employment agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin provides for termination of the executive's employment by the Company prior to the expiration of its term in the event of the executive's death or disability or for cause. Each employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate each employment agreement without cause upon notice to the executive and the executive may terminate the agreement upon a change of control of the Company by providing at least 30 days notice of termination by the executive. Upon termination in either such case, the executive will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period (subject to certain exclusions in the case of Dr. Tritt and Mr. Benjamin)). In addition, each employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, the executive will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.

     In January 1997, the Company entered into an employment agreement with Robert A. DiProva, effective March 26, 1997. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party and provides for an annual base salary of $120,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. In addition to the terms contained in the agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin, Mr. DiProva's employment agreement permits termination by Mr. DiProva if his responsibilities are materially diminished or if his base salary is reduced by 10% or more. If the agreement is terminated for either of these reasons, Mr. DiProva will be entitled to receive his base salary for a period of one year following the date of termination (subject to 100% offset for salary received from subsequent employment during such one year period).

     In February 1997, the Company entered into an employment agreement with Lawrence P. Kraska, effective March 26, 1997. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party, and provides for an annual base salary of $130,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. The employment agreement provides for termination of Mr. Kraska's employment by the Company prior to the expiration of its term in the event of Mr. Kraska's death or disability or for cause. The employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate the employment agreement without cause and, upon termination, Mr. Kraska will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period). In addition, the employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, Mr. Kraska will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.

     Pursuant to each of the foregoing employment agreements, each of the executives has agreed not to compete with the Company, solicit any of the Company's customers or employees or disclose any confidential information or trade secrets during the term of their employment agreement and for certain periods of time following the termination of such employment agreement.

LIMITATION ON LIABILITY; INDEMNIFICATION AGREEMENTS

     The General Corporation Law of the State of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief. The Company's By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. See "Description of Capital Stock."

     The Company has entered into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

STOCK OPTION AND PURCHASE PLANS

     1996 STOCK OPTION PLAN

     General

     In November 1996, the Board of Directors adopted and the Company's stockholders approved the 1996 Stock Option Plan (the "1996 Plan"). In March 1998, the Board of Directors adopted an amendment to the 1996 Plan to increase the number of shares of Common Stock authorized under the 1996 Plan to 1,100,000 shares of the Company's authorized but unissued Common Stock authorized for issuance pursuant to the grant by the Company of options to officers, directors, employees, consultants and independent contractors of the Company and approved the submission of such increase to the stockholders of the Company for their approval. The purposes of the 1996 Plan are to ensure the retention of existing executive personnel, key employees, directors and consultants of the Company, to attract and retain competent new executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Plan terminates in November 2006 and will be administered by the Board of Directors or a committee of the Board of Directors.

     Options granted under the 1996 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of grant, except that the term of an incentive option granted under the 1996 Plan to a stockholder owning more than 10% of the outstanding voting power of the Company may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 35% of the maximum number of shares of Common Stock which may be issued from time to time under the 1996 Plan. Options granted under the 1996 Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.

     Under the 1996 Plan, the optionee has none of the rights of a stockholder with respect to the shares until such shares are issued upon the exercise of the option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the 1996 Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

     The Board of Directors may amend or terminate the 1996 Plan, subject to stockholder approval for certain amendments to the 1996 Plan. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

     As of April 30, 1998, options to purchase 646,940 shares of Common Stock have been granted under the 1996 Plan, including directors' options, at exercise prices ranging from $6.80 to $12.125 per share, of which options to purchase 263,395 shares of Common Stock are currently exercisable.

     Directors' Options

     The 1996 Plan provides for the automatic grant of non-qualified stock options to purchase shares of Common Stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors"). Eligible Directors elected after the date hereof will be granted Director Options to purchase 7,500 shares of Common Stock on the date they are first elected or appointed a director (an "Initial Director Option"). In addition, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending December 31, 1997, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will be granted Director Options to purchase 2,500 shares of Common Stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant. Director Options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

     1996 HEALTH CARE PROFESSIONALS STOCK OPTION PLAN

     In November 1996, the Company adopted the 1996 Health Care Professionals Stock Option Plan (the "1996 Professionals Plan"), under which 275,000 shares of the Company's authorized but unissued Common Stock are authorized for issuance pursuant to the grant by the Company of options to physicians or dentists who are employed by the Company's affiliated practices or who provide medical and surgical services to enrollees of managed care contracts held by the Company. The purpose of the 1996 Professionals Plan is to ensure the retention of existing physicians and dentists, to attract and retain competent new physicians and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Professionals Plan terminates in November 2006 and will be administered by the Board of Directors or a committee of the Board of Directors.

     Options granted under the 1996 Professionals Plan will be non-qualified options and will vest over a period of five years. Generally, such options will expire upon the termination of employment or the advisory or consultant relationship with the Company or on the day prior to the 10th anniversary of the date of grant, whichever occurs first. The options granted under the 1996 Professionals Plan will be exercisable at an exercise price which is not less than the fair market value of the Common Stock on the date of grant.

     As of April 30, 1998, options to purchase 65,000 shares of Common Stock have been granted under the 1996 Professionals Plan at exercise prices ranging from $6.00 to $11.50 per share, 5,000 of which are currently exercisable.

     1997 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors in November 1997 and was amended in March 1998, subject to stockholder approval. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 250,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan and are available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase Plan) who customarily work more than five months in any calendar year, customarily work more than 20 hours per week and have been employed for at least six months are eligible to participate in the Stock Purchase Plan. Non-employee directors, consultants and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan designates Offering Periods, Purchase Periods and Purchase Dates. The initial Offering Period began on April 15, 1998 and will end on December 31, 1998. Subsequent Offering Periods will be twelve month periods and will commence on January 1 of each year and end on the December 31 occurring thereafter. The initial Purchase Period began on April 15, 1998 and will end on June 30, 1998. Thereafter, Purchase Periods will be six month periods and will commence each July 1 and January 1. Purchase Dates are the last day of each Purchase Period. The Board of Directors may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase Periods.

     On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Purchase Dates within the Offering Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. On the Purchase Date, the participant's withheld salary is used to purchase shares of Common Stock of the Company, unless such participant has withdrawn from an offering. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Purchase Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Purchase Date (the last day of a Purchase Period). The participant's purchase right is exercised in this manner on the two Purchase Dates arising in the Offering Period.

     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, exclusive of overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during a calendar year is 2,500 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

     The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1997 Mr. Ballard, the Company's Chief Executive Officer, served as a member of the Compensation Committee.

                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

     In connection with the formation of the Company in July 1996, Ramie A. Tritt, M.D., the Company's Chairman of the Board and President, and Bock, Benjamin & Co., Partners, L.P., a partnership in which Gerald R. Benjamin, the Company's Vice Chairman and Secretary, is a partner, each purchased 275,000 shares of Common Stock at a purchase price of approximately $.0018 per share. In November 1996, Dr. Tritt purchased an additional 11,225 shares of Common Stock at a purchase price of approximately $.0042 per share. In December 1996, Dr. Tritt and Bock, Benjamin & Co., Partners, L.P. purchased an additional 19,720 and 18,948 shares of Common Stock, respectively, at purchase prices of approximately $.0056 and $.0081, respectively, per share. Dr. Tritt and Bock, Benjamin & Co., Partners, L.P. have "piggyback" registration rights with respect to the shares of Common Stock held by them. Dr. Tritt and Mr. Benjamin were elected as directors of the Company pursuant to an agreement entered into in connection with the formation of the Company.

     In July 1996, Atlanta ENT, Dr. Tritt and Mr. Benjamin loaned $170,500, $33,500 and $33,500, respectively, to the Company for legal, accounting and other fees in connection with the formation of the Company, the IPO and the Reorganization. The loans were evidenced by promissory notes bearing interest at a prime rate as announced by NationsBank, and payable upon the closing of the IPO. In February 1997, the ENT Networks and Bock, Benjamin & Co., Partners, L.P., loaned the Company approximately $168,108 and $1,892, respectively, evidenced by promissory notes bearing interest at the NationsBank prime rate and payable upon the closing of the IPO. All of these loans were repaid, with interest, in March 1997 with a portion of the net proceeds of the IPO.

     In August 1996, the Company, through PSC Management, acquired certain assets (primarily computer hardware) of and entered into a management agreement with the ENT Networks and began utilizing the Capitated Network System. In connection with the acquisition of these assets, the Company executed a promissory note payable to the ENT Networks in the principal amount of $20,000, with interest at a prime rate as announced by NationsBank. The agreement terminated in March 1997 upon consummation of the Reorganization and the note was repaid in March 1997 with a portion of the net proceeds of the IPO, which amount was distributed to Dr. Tritt.

     Each of Dr. Tritt, Gerald R. Benjamin, Bock, Benjamin & Co., Partners, L.P., Atlanta ENT and the ENT Networks may be deemed to be a "promoter" or "founder" of the Company, as defined under the Securities Act.

THE REORGANIZATION

     In March 1997, upon consummation of the Company's IPO, the Company acquired substantially all of the assets of Atlanta ENT and acquired all of the outstanding shares of common stock of the ENT Networks from Dr. Tritt. The aggregate purchase price paid to Atlanta ENT and Dr. Tritt in connection with the Reorganization was approximately $22.1 million, of which approximately $14.4 million was paid to Atlanta ENT and approximately $7.7 million was paid to Dr. Tritt as owner of the ENT Networks. The entire purchase price was paid in shares of Common Stock. Accordingly, Dr. Tritt received 968,750 shares of Common Stock and Atlanta ENT received 1,798,750 shares of Common Stock (of which 486,562 were distributed to Dr. Tritt, based on his percentage ownership of Atlanta ENT). During the year ended December 31, 1997, Atlanta ENT paid approximately $2,107,000 in management fees to the Company pursuant to a management services agreement between Atlanta ENT and the Company. Dr. Tritt is a physician at and a shareholder of Atlanta ENT. See "Management -- Executive Compensation."

     The Company used a portion of the net proceeds of the IPO to repay outstanding indebtedness, including accrued interest, of Atlanta ENT in the amount of approximately $1.1 million. In connection with the repayment of this indebtedness a guarantee made by Dr. Tritt for approximately 45% of such indebtedness was cancelled.

     The purchase prices for the ENT Networks and Atlanta ENT were negotiated between Mr. Benjamin, representing the Company, and Dr. Tritt representing the ENT Networks and Atlanta ENT. While the Company believes that such purchase prices reflected fair market value, such purchase prices may be deemed not to have resulted from arm's length negotiation because of Dr. Tritt's affiliation with the Company. However, the Company believes such purchase prices represented multiples of the revenue, operating income and cash flow from operations of the ENT Networks and Atlanta ENT that were comparable with multiples paid for similar entities with similar size and geographic coverage.

LEASES

     The Company leases one clinical location from Dr. Tritt. The lease is for approximately 23,200 square feet and provides for monthly rental payments of approximately $47,000, subject to annual increases. The Company also leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which Dr. Tritt is a limited partner. The lease is for approximately 3,500 square feet and provides for monthly rental payments of approximately $5,750, subject to annual increases.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of its executive officers and has granted options to its executive officers. See "Management--Employment Agreements."

ADVISORY AND CONSULTING AGREEMENTS

     In May 1997, the Company entered into an agreement with Premier HealthCare, a division of Bock, Benjamin & Co. ("Premier HealthCare"), an entity in which Gerald R. Benjamin, the Company's Vice Chairman and Secretary, is a principal, which agreement was amended in March 1998, pursuant to which Premier HealthCare agreed to assist the Company as a financial advisor in connection with acquisitions and similar transactions. The agreement provides that in the event that the Company completes any transaction in which Premier HealthCare performed advisory services, Premier HealthCare will receive a fee equal to (i) its out-of-pocket expenses and (ii) 5% of the initial $1 million of Transaction Value (as defined below), 4% of the next $1 million of Transaction Value, 3% of the next $1 million of Transaction Value, 2% of the next $1 million of Transaction Value and 1% of the amount of Transaction Value in excess of $4 million. Transaction Value is defined under the agreement as the product of (i) the pro forma annual management fee to be derived by the Company in connection with the proposed transaction and (ii) 7.5. Pursuant to the agreement, the fee to be paid to Premier HealthCare for a particular transaction will be reduced by any finder's fee payable by the Company, which has been approved by Premier HealthCare, and the aggregate fee to be paid to Premier HealthCare in any given year will be reduced by the product of (i) $12,500 and (ii) the number of months in any year in which Mr. Benjamin is employed by the Company (the "Reduction Amount"). During 1997, based on Mr. Benjamin's 1997 salary, the Reduction Amount was $45,000. Commencing March 1998, the Reduction Amount was increased to $150,000 based upon an increase in Mr. Benjamin's annual salary. Accordingly, as of March 1998, provided Mr. Benjamin is employed by the Company at his current salary, the aggregate fee to be paid to Premier HealthCare for transactions covered by the agreement in any year will be reduced by $150,000. The agreement may be terminated by either party upon 90 days written notice to the other.

     Under this agreement, during the year ended December 31, 1997, the Company paid an aggregate of approximately $647,000 to Premier HealthCare consisting of
(i) $250,000 for consulting services in connection with the formation of the Company and the Reorganization and (ii) approximately $397,000 (net of $45,000, the amount of salary paid to Mr. Benjamin by the Company during 1997) for consulting services in connection with the acquisition of assets or equity of the Additional Practices. In addition, in 1998, the Company paid approximately $62,000 (net of salary paid to Mr. Benjamin by the Company) to Premier HealthCare in connection with the acquisition of assets of Murata in February 1998 and Westerkamm in April 1998. In addition, the Company will pay approximately $410,000 (net of salary paid to Mr. Benjamin by the Company) to Premier HealthCare for consulting services in connection with the Probable Practice Acquisitions, if such transactions are consummated on the terms contemplated, and $200,000 to Premier HealthCare for consulting services in connection with the Offering. See "Use of Proceeds."

OMSA TRANSACTION

     In connection with the OMSA transaction, the physician shareholders of OMSA granted to Dr. Tritt (or his designee or assignee) the option to acquire all of the ownership interest of such physician shareholders in OMSA in the event that at any time there are less than two shareholders who continue as full time physician-employees of OMSA and those shareholders who remain do not, in Dr. Tritt's or management of the Company's sole discretion, control the operations of OMSA in a manner consistent with the requirements of the management services agreement between OMSA and the Company. In order to exercise the option, Dr. Tritt or his designee or assignee must at the time of exercise be licensed to practice medicine in the State of Illinois.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be subject to approval by a majority of the Board of Directors, including a majority of the Independent Directors of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock prior to the Offering and as adjusted to give effect to the sale of the Common Stock offered hereby, by (i) each stockholder known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) each Selling Stockholder, none of whom are officers or directors of the Company, and
(iv) all executive officers and directors of the Company as a group.

                                                 SHARES
                                              BENEFICIALLY                         SHARES
                                                  OWNED                         BENEFICIALLY
                                                PRIOR TO                            OWNED
                                              OFFERING (2)       NUMBER OF   AFTER OFFERING (2)
                                           -------------------    SHARES     -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)    NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
----------------------------------------   ---------   -------   ---------   ---------   -------
Ramie A. Tritt, M.D. (3).................  1,776,441    27.2%          --    1,776,441    20.8%
Gerald R. Benjamin (4)...................    303,948     4.7           --      303,948     3.6
Richard D. Ballard (5)...................     99,984     1.5           --       99,984     1.2
Lawrence P. Kraska (6)...................     42,496       *           --       42,496       *
Robert A. DiProva (7)....................     67,490     1.0           --       67,490       *
Edward R. Casas, M.D. (8)................      7,500       *           --        7,500       *
Steven L. Posar, M.D. (8)................      7,500       *           --        7,500       *
Sidney Kirschner (8).....................      7,500       *           --        7,500       *
Gary L. Livingston, M.D. (9).............     55,526       *       27,763       27,763       *
James J. Murata, M.D. (10)...............     38,295       *       12,500       25,795       *
Ted L. Rolander, M.D. (9)................     82,234     1.3       10,000       72,234       *
Joseph A. Cohen (11).....................    394,700     6.1           --      394,700     4.6
c/o The Garnet Group, Inc. 825 Third
Avenue New York, New York 10022
All executive officers and directors of
  the Company as a group (8 persons)
  (12)...................................  2,312,859    34.2%          --    2,312,859    26.4%

------------------------------

 *   Less than 1%

 (1) Unless otherwise indicated, the address is c/o Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342. Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

 (2) In computing the number and percentage ownership of shares beneficially owned by a person, shares of Common Stock subject to options held by that person that are exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.

 (3) Includes (i) 1,761,257 shares of Common Stock owned directly by Dr. Tritt,
     (ii) 12,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus and (iii) 2,684 shares of Common Stock held by Dr. Tritt's mother as custodian for Dr. Tritt's children. Excludes 37,500 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (4) Includes (i) 293,948 shares of Common Stock owned by Bock, Benjamin & Co., Partners, L.P., and (ii) 10,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Excludes 30,000 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (5) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Excludes 119,984 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (6) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Excludes 67,496 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (7) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Excludes 82,490 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

 (8) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus.

 (9) Includes shares of Common Stock to be issued by the Company to such stockholder in September 1998 as part of the purchase price for assets acquired by the Company pursuant to an asset purchase agreement entered into in September 1997.

(10) Includes shares of Common Stock to be issued by the Company to such stockholder in February 1999 and 2000 as part of the purchase price for assets acquired by the Company pursuant to an asset purchase agreement entered into in February 1998.

(11) Based upon information provided by Mr. Cohen in a Schedule 13D filed under the Securities Exchange Act of 1934, as amended, dated January 13, 1998, includes (i) 270,600 shares of Common Stock owned directly by Mr. Cohen and various entities through which Mr. Cohen directly possesses the power to vote or dispose of such shares of Common Stock and (ii) 124,100 shares of Common Stock owned by various individuals and entities through which Mr. Cohen indirectly possesses the power to vote or dispose of such shares of Common Stock. Mr. Cohen disclaims beneficial ownership of certain of such shares of Common Stock.

(12) Includes 254,970 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Excludes 337,470 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of the terms of the capital stock of the Company. Such summary is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Charter") and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

     The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock, $.001 par value, and 10,000 shares of Preferred Stock, $1.00 par value.

COMMON STOCK

     Immediately prior to the date hereof, there were 6,515,863 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote at all meetings of stockholders for each share held by them and are not entitled to cumulative voting. Holders of Common Stock have no preemptive rights, no other rights to subscribe for additional shares of the Company and no conversion rights or rights of redemption. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation, all holders of Common Stock are entitled to participate pro rata in the assets of the Company available for distribution, subject to the rights of any class of Preferred Stock then outstanding. All of the outstanding shares of Common Stock are, and the shares to be issued pursuant to the Offering will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

     None of the 10,000 shares of Preferred Stock authorized by the Company's Charter will be issued or outstanding upon completion of the Offering. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others.

WARRANTS

     In connection with IPO, the Company issued the IPO Warrants to purchase up to 220,000 shares of Common Stock to the representatives of the underwriters in the IPO. Barington Capital Group, L.P., a representative in the Offering, and Loewenbaum & Company, Incorporated, a member of the underwriting syndicate in the Offering, were the representatives of the underwriters in connection with the IPO and received the IPO Warrants. The IPO Warrants are exercisable during the four-year period commencing on March 20, 1998 at an exercise price of $10.80 per share, subject to adjustment in certain events to protect against dilution. The IPO Warrants include a provision permitting the holder to elect a cashless exercise. The holders of the IPO Warrants have certain demand and "piggyback" registration rights. The shares of Common Stock issuable upon exercise of the IPO Warrants are being registered for resale in a registration statement filed by the Company concurrently with this Offering. See "Underwriting."

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CHARTER, BY-LAWS AND CERTAIN OTHER AGREEMENTS

     Stockholders' rights and related matters are governed by the DGCL, the Charter and the By-Laws. Certain provisions of the DGCL, the Charter and the By-Laws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations

     The By-Laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors of the Company. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no later than 60 days nor more than 90 days prior to such annual meeting (or if less than 70 days' notice of a meeting of stockholders is given, stockholder proposals and nominations must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day notice was mailed). The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

     Business Combination Provisions

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions. The Company has not sought to "elect out" of the statute, and therefore, the restrictions imposed by such statute will apply to the Company.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     The Charter provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     While the Charter provides directors and officers with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officer's breach of his duty of care.

     The Company has entered into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful. See "Management--Limitation on Liability; Indemnification Agreements."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is SunTrust Corp.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Of the 8,515,863 shares of Common Stock to be outstanding after the Offering, approximately 4,250,263 shares, including the 2,050,263 shares of Common Stock offered hereby, will be freely tradeable without restriction under the Securities Act, except if any shares are purchased by "affiliates" as defined under Rule 144. The remaining 4,265,600 shares outstanding upon completion of the Offering, of which 2,057,889 shares are held by affiliates of the Company and 2,207,711 are held by non-affiliates of the Company, are "restricted securities" as that term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of the restricted securities, 3,654,385 shares are currently eligible for sale pursuant to Rule
144. The remaining 611,215 shares will become eligible for sale pursuant to Rule 144 at various times commencing July 1998. In addition, an aggregate of 800,000 shares of Common Stock issuable pursuant to the Stock Purchase Plan or upon exercise of options granted or to be granted under the Company's 1996 Stock Option Plan are eligible, upon exercise, for sale to the public pursuant to Registration Statements on Form S-8 filed by the Company and Rule 144. In connection with the IPO, the Company issued the IPO Warrants to purchase up to 220,000 shares of Common Stock to the representatives of the underwriters in the IPO, which warrants became exercisable in March 1998. Concurrently with the Offering, the Company is registering under the Securities Act, on the Shelf Registration Statement, (i) 2,750,000 shares of Common Stock which may be issued by the Company from time to time in connection with future affiliation transactions with ENT physician and Related Specialty practices or the merger with or acquisition by the Company of other related businesses or assets, (ii) 220,000 shares of Common Stock issuable upon exercise of the IPO Warrants for resale by the holders of the IPO Warrants and (iii) 176,514 shares of Common Stock issuable in December 1998 in connection with a December 1997 acquisition for resale by the stockholders who will be issued these shares. In connection with certain other physician practice acquisitions, the Company has agreed to issue an aggregate of 125,265 additional shares of Common Stock to certain affiliated physicians beginning in September 1998. See "Business--Acquisition of ENT Practices--Post Reorganization Acquisitions," "Management--Stock Option and Purchase Plans" and "Description of Capital Stock--Warrants."

     In general under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     All directors and executive officers of the Company, holders of the IPO Warrants and certain stockholders of the Company, including the Selling Stockholders, holding an aggregate of approximately 3,700,000 shares of Common Stock and approximately 475,000 vested options and warrants have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, shares of Common Stock (other than the 50,263 shares of Common Stock being sold by the Selling Stockholders pursuant to this Prospectus) for a period of 180 days following the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. See "Underwriting."

     The holders of an aggregate of approximately 4,420,000 shares of Common Stock and warrants to purchase shares of Common Stock have certain registration rights with respect to their shares of Common Stock. The Company has requested or received waivers from holders of registration rights that are currently exercisable waiving their rights to have their securities (other than the shares of Common Stock being offered by the Selling Stockholders pursuant to this Prospectus or pursuant to the Prospectus included in the Shelf Registration Statement) registered in the Offering.

     The Company cannot predict what effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Hambrecht & Quist LLC, Volpe Brown Whelan & Company, LLC and Barington Capital Group, L.P. (the "Representatives") are acting as representatives, has agreed severally to purchase from the Company the respective number of shares of Common Stock set forth opposite the name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Hambrecht & Quist LLC.......................................    700,106
Volpe Brown Whelan & Company, LLC...........................    700,105
Barington Capital Group, L.P. ..............................    350,052
Loewenbaum & Company, Incorporated..........................    100,000
Raymond James & Associates, Inc. ...........................    100,000
The Robinson-Humphrey Company, LLC..........................    100,000
                                                              ---------
  Total.....................................................  2,050,263
                                                              =========

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $0.28 per share, of which $0.10 per share may be reallocated to other dealers. After the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction will change the amount of net proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted the Underwriters an option for 45 days after the date of this Prospectus to purchase, at the public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 307,540 additional shares of Common Stock at the same price per share as the Company and Selling Stockholders receive for the 2,050,263 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,050,263 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 2,050,263 shares of Common Stock offered hereby.

     The Offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Barington Capital Group, L.P., one of the Representatives, acted as one of the representatives of the underwriters in the IPO. In connection with the IPO, Barington Capital Group, L.P. received IPO Warrants to purchase 110,000 shares of Common Stock at an exercise price of $10.80 per share, underwriting discounts and commissions of approximately $329,500 and a consulting fee of $393,500. Loewenbaum & Company, Incorporated (formerly Southcoast Capital Corporation), a member of the underwriting syndicate in the Offering, acted as one of the representatives of the underwriters in the IPO. In connection with the IPO Loewenbaum & Company, Incorporated received IPO Warrants to purchase 110,000 shares of Common Stock (of which, 22,325 were subsequently transferred to Southcoast Capital L.L.C. in connection with the reorganization of Southcoast Capital Corporation), at an exercise price of $10.80 per share, underwriting discounts and commissions of approximately $329,500 and a consulting fee of approximately $93,500. The shares of Common Stock issuable upon exercise of the IPO Warrants are being registered for resale in the Shelf Registration Statement filed by the Company concurrently with the Offering.

     Each of the Company's executive officers and directors, holders of the IPO Warrants and certain stockholders of the Company, including the Selling Stockholders, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock (other than the 50,263 shares of Common Stock being sold by the Selling Stockholders pursuant to this Prospectus) for a period of 180 days following the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC, except for the shares of Common Stock offered by the Company pursuant to this Prospectus, the granting of options pursuant to the Company's existing stock options plans and the issuance of shares of Common Stock in connection with the existing stock option and purchase plans and acquisitions. The Representatives, in their discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates syndicate short positions. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchase of shares of the Common Stock in the open market after distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of Common Stock to be higher than it would otherwise be in the absence of such transactions.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The rules of the Securities and Exchange Commission (the "Commission") generally prohibit the Underwriters and other members of the selling group from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the Offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Common Stock subject to the conditions, among others, that its bid to exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Common Stock during the cooling off period.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The audited financial statements of Physicians' Specialty Corp., Atlanta Ear, Nose & Throat Associates, P.C., the ENT Networks, Cobb E.N.T. Associates, P.C. and Ear, Nose & Throat Associates, P.C. included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports and other information with the Commission. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issues that file electronically with the Commission. The address of such site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES
Unaudited Pro Forma Combined Financial Data.................   F-2
Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended December 31, 1997..............................   F-3
Unaudited Pro Forma Combined Statement of Operations for the
  Three Months Ended March 31, 1998.........................   F-4
Unaudited Pro Forma Combined Balance Sheet at March 31,
  1998......................................................   F-5
Notes to Unaudited Pro Forma Combined Financial Data........   F-6
Report of Independent Public Accountants....................   F-9
Consolidated Balance Sheets at December 31, 1996 and 1997
  and March 31, 1998 (Unaudited)............................  F-10
Consolidated Statements of Operations for the Period from
  Inception (July 31, 1996) to December 31, 1996 and for the
  Year Ended December 31, 1997 and for the Three Months
  Ended March 31, 1997 and 1998 (Unaudited).................  F-11
Consolidated Statements of Stockholders' Equity for the
  Period from Inception (July 31, 1996) to December 31, 1996 and for the Year Ended December 31, 1997 and for the Three
  Months Ended March 31, 1998...............................  F-12
Consolidated Statements of Cash Flows for the Period from
  Inception (July 31, 1996) to December 31, 1996 and for the
  Year Ended December 31, 1997 and for the Three Months
  Ended March 31, 1998......................................  F-13
Notes to Consolidated Financial Statements..................  F-14
EAR, NOSE & THROAT ASSOCIATES, P.C. (a medical practice
  whose shareholders own 50% of the equity of Physicians'
  Domain)
Report of Independent Public Accountants....................  F-27
Balance Sheets at December 31, 1996 and 1997................  F-28
Statements of Operations for the Two Years Ended December
  31, 1997..................................................  F-29
Statements of Stockholders' Equity (Deficit) for the Two
  Years Ended December 31, 1997.............................  F-30
Statements of Cash Flows for the Two Years Ended December
  31, 1997..................................................  F-31
Notes to Financial Statements...............................  F-32
COBB E.N.T. ASSOCIATES, P.C.
Report of Independent Public Accountants....................  F-39
Balance Sheet at August 31, 1997............................  F-40
Statement of Operations for the Year Ended August 31,
  1997......................................................  F-41
Statement of Stockholders' Equity for the Year Ended August
  31, 1997..................................................  F-42
Statement of Cash Flows for the Year Ended August 31,
  1997......................................................  F-43
Notes to Financial Statements...............................  F-44
ATLANTA EAR, NOSE AND THROAT ASSOCIATES, P.C.
Report of Independent Public Accountants....................  F-48
Balance Sheet at December 31, 1996..........................  F-49
Statements of Operations for the Two Years Ended December
  31, 1996..................................................  F-50
Statements of Owners' Equity for the Two Years Ended
  December 31, 1996.........................................  F-51
Statements of Cash Flows for the Two Years Ended December
  31, 1996..................................................  F-52
Notes to Financial Statements...............................  F-53
ENT NETWORKS
Report of Independent Public Accountants....................  F-57
Combined Balance Sheet at December 31, 1996.................  F-58
Combined Statements of Operations for the Two Years Ended
  December 31, 1996.........................................  F-59
Combined Statements of Owner's Equity for the Two Years
  Ended December 31, 1996...................................  F-60
Combined Statements of Cash Flows for the Two Years Ended
  December 31, 1996.........................................  F-61
Notes to Combined Financial Statements......................  F-62

                          PHYSICIANS' SPECIALTY CORP.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The unaudited pro forma financial statements and the notes thereto should be read in conjunction with other financial information, including the audited financial statements of the Company, Atlanta ENT, the ENT Networks, Cobb and ENT Associates and the notes thereto included elsewhere herein. The unaudited pro forma combined statements of operations give effect to the Reorganization and the acquisition of assets of the Additional Practices and the consummation of the Probable Practice Acquisitions and the Management Services Agreements between the Company and the physician practices as if such transactions had occurred on January 1, 1997 and the unaudited pro forma combined balance sheet gives effect as if such transactions had occurred on March 31, 1998.

     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Reorganization or the acquisition of assets of the Additional Practices or the Probable Practice Acquisitions had been consummated at the beginning of the period presented, nor are they necessarily indicative of the future operating results of the Company. The unaudited pro forma combined financial statements do not give effect to any cost savings or integration which may have resulted from the Reorganization or the acquisition of assets of the Additional Practices or may result from the Probable Practice Acquisitions.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                                                                          ADJUSTMENTS(1)
                                           ----------------------------------------------------------------------------
                             PHYSICIANS'                                      ENT     NORTH-
                              SPECIALTY     INITIAL    ALLA-       ENT       HEAD &    SIDE                       COBB
                                CORP.      PRACTICES   TOONA   SPECIALISTS    NECK     ENT      OMSA    ENTSF     ENT
                             -----------   ---------   -----   -----------   ------   ------   ------   ------   ------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees............   $  10,974     $   --     $ --       $ --       $  --     $ --    $   --   $  --    $   --
Capitation revenue.........       3,619      1,257       --         --          --       --        --      --        --
Net patient service
 revenue...................         967      4,862      608        860       1,173      321     2,056   4,128     4,438
                              ---------     ------     ----       ----       ------    ----    ------   ------   ------
 Net revenue...............      15,560      6,119      608        860       1,173      321     2,056   4,128     4,438
Expenses
 Provider claims, wages,
   benefits................       7,819      4,848      520        656       1,012      185     1,420   3,000     2,758
 General and
   administrative..........       4,371      1,166      104        193         165      134       593   1,093     1,282
 Depreciation and
   amortization............         377         98       11         12          --        2        35      53        68
                              ---------     ------     ----       ----       ------    ----    ------   ------   ------
   Operating expenses......      12,567      6,112      635        861       1,177      321     2,048   4,146     4,108
                              ---------     ------     ----       ----       ------    ----    ------   ------   ------
Operating income (loss)....       2,993          7      (27)        (1)         (4)      --         8     (18)      330
Other (income) expense,
 net.......................        (429)         7      (27)         1          (4)      --         6     (18)       25
                              ---------     ------     ----       ----       ------    ----    ------   ------   ------
Pretax income (loss).......       3,422         --       --         (2)         --       --         2      --       305
Provision (benefit) for
 income taxes..............       1,362        (40)      --         (2)         --       --         2      --       121
                              ---------     ------     ----       ----       ------    ----    ------   ------   ------
 Net income (loss).........   $   2,060     $   40     $ --       $ --       $  --     $ --    $   --   $  --    $  184
                              =========     ======     ====       ====       ======    ====    ======   ======   ======
Weighted average shares
 outstanding-- diluted.....   4,966,778
                              =========
Diluted earnings per
 share.....................   $    0.42
                              =========

                               ADJUSTMENTS(1)
                             -------------------
                                                                            EXISTING
                                                               PRO FORMA    PRO FORMA     PROBABLE      PRO-FORMA    PRO-FORMA
                             MURATA   WESTERKAMM   SUBTOTAL   ADJUSTMENTS   COMBINED    ACQUISITIONS   ADJUSTMENTS   COMBINED
                             ------   ----------   --------   -----------   ---------   ------------   -----------   ---------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees............   $ --       $ --      $10,974      $14,537(2)  $  25,511     $    --       $ 20,046(2)     45,557
Capitation revenue.........     --         --        4,876           --         4,876          --             --         4,876
Net patient service
 revenue...................    585        795       20,793      (19,530)(3)     1,263      24,497        (24,497)(3)     1,263
                              ----       ----      -------      -------     ---------     -------       --------     ---------
 Net revenue...............    585        795       36,643       (4,993)       31,650      24,497         (4,451)       51,696
Expenses
 Provider claims, wages,
   benefits................    375        499       23,092       (8,263)(4)    14,829      16,669         (8,680)(4)    22,818
                                                                     --
 General and
   administrative..........    231        256        9,588           --         9,588       7,872             --        17,460
 Depreciation and
   amortization............      9         25          690          418(5)      1,108         773            704(5)      2,585
                              ----       ----      -------      -------     ---------     -------       --------     ---------
   Operating expenses......    615        780       33,370       (7,845)       25,525      25,314         (7,976)       42,863
                              ----       ----      -------      -------     ---------     -------       --------     ---------
Operating income (loss)....    (30)        15        3,273        2,852         6,125        (817)         3,525         8,833
Other (income) expense,
 net.......................     --         11         (428)          62(6)       (366)        295          1,377(6)      1,306
                              ----       ----      -------      -------     ---------     -------       --------     ---------
Pretax income (loss).......    (30)         4        3,701        2,790         6,491      (1,112)         2,148         7,527
Provision (benefit) for
 income taxes..............     --          2        1,445        1,087(7)      2,532          --            404(7)      2,936
                              ----       ----      -------      -------     ---------     -------       --------     ---------
 Net income (loss).........   $(30)      $  2      $ 2,256      $ 1,703     $   3,959     $(1,112)      $  1,744     $   4,591
                              ====       ====      =======      =======     =========     =======       ========     =========
Weighted average shares
 outstanding-- diluted.....                                                 6,926,508                                7,038,456(8)
                                                                            =========                                =========
Diluted earnings per
 share.....................                                                 $    0.57                                 $   0.65
                                                                            =========                                =========


                              PRO-FORMA
                             AS ADJUSTED
                             -----------
                   (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees............      45,557
Capitation revenue.........       4,876
Net patient service
 revenue...................       1,263
                              ---------
 Net revenue...............      51,696
Expenses
 Provider claims, wages,
   benefits................      22,818
 General and
   administrative..........      17,460
 Depreciation and
   amortization............       2,585
                              ---------
   Operating expenses......      42,863
                              ---------
Operating income (loss)....       8,833
Other (income) expense,
 net.......................         507
                              ---------
Pretax income (loss).......       8,326
Provision (benefit) for
 income taxes..............       3,247
                              ---------
 Net income (loss).........   $   5,079
                              =========
Weighted average shares
 outstanding-- diluted.....   9,038,456(9)
                              =========
Diluted earnings per
 share.....................   $    0.56
                              =========

           See notes to unaudited pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

                                                                                ADJUSTMENTS(1)
                                                  --------------------------------------------------------------------------
                                    PHYSICIANS'                                                     EXISTING      PROBABLE
                                     SPECIALTY                          EXISTING    PRO-FORMA      PRO-FORMA      PRACTICE
                                       CORP.      MURATA   WESTERKAMM   SUBTOTAL   ADJUSTMENTS      COMBINED    ACQUISITIONS
                                    -----------   ------   ----------   --------   -----------     ----------   ------------
                                                                (IN THOUSANDS EXCEPT SHARE DATA)
Management fees...................   $   5,924     $ --       $ --       $5,924       $ 231(2)     $   6,155       $   --
Capitation revenue................       1,165       --         --        1,165                        1,165           --
Net patient service revenue.......         309       78        199          586        (277)(3)          309        6,124
                                     ---------     ----       ----       ------       -----        ---------       ------
        Net revenue...............       7,398       78        199        7,675         (46)           7,629        6,124
Expenses
  Provider claims, wages,
    benefits......................       3,319       52        125        3,496         (81)(4)        3,415        4,167
  General and administrative......       2,257       29         64        2,350                        2,350        1,968
  Depreciation and amortization...         283        1          6          290           9(5)           299          193
                                     ---------     ----       ----       ------       -----        ---------       ------
      Operating expenses..........       5,859       82        195        6,136         (72)           6,064        6,328
Operating income (loss)...........       1,539       (4)         4        1,539          26            1,565         (204)
Other (income) expense, net.......         (29)      --          3          (26)          4(6)           (22)          73
                                     ---------     ----       ----       ------       -----        ---------       ------
Pretax income (loss)..............       1,568       (4)         1        1,565          22            1,587         (277)
Provision for income taxes........         611       --          1          612           7(7)           619           --
                                     ---------     ----       ----       ------       -----        ---------       ------
        Net income (loss).........   $     957     $ (4)      $ --       $  953       $  15        $     968       $ (277)
                                     =========     ====       ====       ======       =====        =========       ======
Weighted average shares
  outstanding (diluted)...........   7,033,786                                                     7,033,786
Diluted earnings per share........   $    0.14                                                     $    0.14
                                     =========                                                     =========

                                         ADJUSTMENTS(1)
                                    ------------------------

                                     PRO-FORMA    PRO-FORMA       PRO-FORMA
                                    ADJUSTMENTS    COMBINED      AS ADJUSTED
                                    -----------   ----------     ------------
                                        (IN THOUSANDS EXCEPT SHARE DATA)
Management fees...................    $ 5,012(2)  $  11,167       $  11,167
Capitation revenue................                    1,165           1,165
Net patient service revenue.......     (6,124)(3)       309             309
                                      -------     ---------       ---------
        Net revenue...............     (1,112)       12,641          12,641
Expenses
  Provider claims, wages,
    benefits......................     (2,170)(4)     5,412           5,412
  General and administrative......                    4,318           4,318
  Depreciation and amortization...        176(5)        668             668
                                      -------     ---------       ---------
      Operating expenses..........     (1,994)       10,398          10,398
Operating income (loss)...........        882         2,243           2,243
Other (income) expense, net.......        344(6)        395             196
                                      -------     ---------       ---------
Pretax income (loss)..............        538         1,848           2,047
Provision for income taxes........        103(7)        722             799
                                      -------     ---------       ---------
        Net income (loss).........    $   435     $   1,126       $   1,248
                                      =======     =========       =========
Weighted average shares
  outstanding (diluted)...........                7,107,433(8)    9,107,433(9)
Diluted earnings per share........                $    0.16       $    0.14
                                                  =========       =========

           See notes to unaudited pro forma combined financial data.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                          MARCH 31, 1998
                                    ----------------------------------------------------------
                                    PHYSICIANS'                  PROBABLE
                                     SPECIALTY                   PRACTICE       ACQUISITION
                                       CORP.      WESTERKAMM   ACQUISITION    ADJUSTMENTS (10)
                                    -----------   ----------   ------------   ----------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current assets
 Cash and cash equivalents........    $ 4,739        $ --         $   --          $(3,043)
 Accounts receivable, net.........     11,135          --          5,675               --
 Other current assets.............        437          --             --               --
                                      -------        ----         ------          -------
   Current assets.................     16,311          --          5,675           (3,043)
                                      -------        ----         ------          -------
   Property and equipment (net)...      3,851         150          3,000               --
   Intangible assets (net)........     12,023          --             --           17,945
   Other assets...................        440          --             --               --
                                      -------        ----         ------          -------
     Total assets.................    $32,625        $150         $8,675          $14,902
                                      =======        ====         ======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Notes payable....................    $    --        $ --         $4,200          $(4,200)
                                                                                    4,200
 Accounts payable and accrued
   expenses.......................      4,916          --             --               --
 Deferred taxes...................        367          --             --            2,270
                                      -------        ----         ------          -------
   Current liabilities............      5,283          --          4,200            2,270
                                      -------        ----         ------          -------
Subordinated seller notes.........        912          --             --           16,475
Stockholders' equity..............     26,430         150          4,475           (3,843)
                                      -------        ----         ------          -------
 Total liabilities and
   stockholders' equity...........    $32,625        $150         $8,675          $14,902
                                      =======        ====         ======          =======

                                                     MARCH 31, 1998
                                      ---------------------------------------------
                                                                       PRO FORMA
                                      PRO FORMA      OFFERING          COMBINED
                                      COMBINED    ADJUSTMENTS (9)   AS ADJUSTED (9)
                                      ---------   ---------------   ---------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current assets
 Cash and cash equivalents..........   $ 1,696        $ 3,681           $ 5,377
 Accounts receivable, net...........    16,810             --            16,810
 Other current assets...............       437             --               437
                                       -------        -------           -------
   Current assets...................    18,943          3,681            22,624
                                       -------        -------           -------
   Property and equipment (net).....     7,001             --             7,001
   Intangible assets (net)..........    29,968             --            29,968
   Other assets.....................       440             --               440
                                       -------        -------           -------
     Total assets...................   $56,352        $ 3,681           $60,033
                                       =======        =======           =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Notes payable......................   $ 4,200        $(4,200)          $    --
 Accounts payable and accrued
   expenses.........................     4,916             --             4,916
 Deferred taxes.....................     2,637             --             2,637
                                       -------        -------           -------
   Current liabilities..............    11,753         (4,200)            7,553
                                       -------        -------           -------
Subordinated seller notes...........    17,387         (7,000)           10,387
Stockholders' equity................    27,212         14,881            42,093
                                       -------        -------           -------
 Total liabilities and
   stockholders' equity.............   $56,352        $ 3,681           $60,033
                                       =======        =======           =======

           See notes to unaudited pro forma combined financial data.

                          PHYSICIANS' SPECIALTY CORP.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Financial Statements assuming the acquisition of asset or equity of the Practices and the consummation of the Probable Practice Acquisitions had occurred on January 1, 1997, with respect to the unaudited pro forma combined statements of operations and as of March 31, 1998 with respect to the unaudited pro forma combined balance sheet.

     (1) Reflects operations of acquired practices from January 1, 1997 through their respective date of acquisition by the Company.

     (2) Management fees have been calculated based upon the management services agreements. For providing services pursuant to the management services agreements, the Company retains a fixed amount or varying percentage of all revenue generated by or on behalf of physicians practicing at the practice (after adjusting for, among other things, uncollectible accounts and contractual allowances). The Company is responsible for the payment of operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies and the non-operating expenses of the affiliated physician practice, including depreciation, amortization and interest.

     Management fee adjustments under the management services agreements are calculated as follows:

                                                                           THREE MONTHS
                                                        YEAR ENDED            ENDED
                                                     DECEMBER 31, 1997    MARCH 31, 1998
                                                     -----------------    --------------
                                                               (IN THOUSANDS)
ATLANTA MARKET
  Atlanta ENT......................................       $ 3,671             $   --
  Additional Atlanta Practices.....................           895                 --
  ENT Specialists..................................           860                 --
  ENT Head & Neck..................................         1,173                 --
  Northside........................................           321                 --
  Cobb ENT.........................................         4,438                 --
CHICAGO MARKET
  OMSA.............................................         2,056                 --
SOUTH FLORIDA MARKET
  ENTSF............................................         4,128                 --
  Murata...........................................           585                 78
  Westerkamm.......................................           795                199
                                                          -------             ------
          Pro Forma Patient Service Revenue........       $18,922                277
          Management Fee %.........................          12.5%              12.5%
                                                          -------             ------
                                                          $ 2,365(A)          $   35(A)
NORTH GEORGIA MARKET
  Allatoona........................................       $   608             $   --
          Pro Forma Patient Service Revenue........       $   608                 --
          Management Fee %.........................          15.0%                --
                                                          -------             ------
                                                          $    91(B)              --(B)
PROBABLE PRACTICE ACQUISITIONS (includes the annual
  $3.0 million fixed management fee for PDI).......       $ 3,312(C)          $  828(C)
          Pro Forma Management Fees
            (A) + (B) + (C)........................       $ 5,768                863
          Pro Forma Practice Operating Expenses....        28,815              4,380
                                                          -------             ------
          Pro Forma Management Fee Adjustment......       $34,583             $5,243
                                                          =======             ======

     Under the current management services agreements, the Company retains on an annual basis 12.5% to 15.0% of affiliated physician practice revenue. Under certain management services agreements, in the event the affiliated practice's revenue exceeds 150% of such practice's annual revenue in the year prior to its affiliation with the Company (the "Threshold Amount") the Company will be entitled to receive incentive compensation (in lieu of the 12.5% amount) for the remainder of such fiscal year in amounts ranging from 20% to 25% of the affiliated practice's income (net practice revenue less practice expenses), prior to the payment of physician compensation and benefits. In connection with the proposed PDI transaction, the contemplated management services agreements will contain a fixed monthly management fee, subject to annual escalation based on increases of the consumer price index after the fifth anniversary of the date of the agreement. The other two Probable Practice Acquisitions will be subject to the Company's management services agreement with ENTSF.

     There is no management fee adjustment for ENT & Allergy Associates because physicians at ENT & Allergy Associates are directly employed by the Company. See
Note 3 below.

     (3) Reflects the elimination of net patient service revenue for all physician practices with which the Company has management services agreements but does not directly employ the physicians of such practices, except for the physicians of ENT & Allergy Associates.

     (4) Reflects the elimination of physician compensation at the practices in which the Company does not have an equity ownership. After the Company collects its management fees pursuant to the management services agreements and pays the operating and non-operating expenses, the remaining revenue is remitted to the affiliated practice to pay physician compensation and benefits pursuant to employment agreements between the practice and each individual physician and to pay physician assistant compensation and benefits. The reduction of physician compensation at ENT & Allergy Associates is a result of a contractual agreement with the Company. Also reflects the net cost of additional employment contracts entered into by the Company for certain management positions. The adjustments do not include bonuses due to their subjective nature and requisite board approval for the granting of bonuses based upon meeting certain profitability and non-financial goals.

     (5) Reflects amortization of intangibles and deferred organization costs of the Company.

     (6) Reflects interest expense in connection with the subordinated promissory notes and advances under the Company's Credit Facility incurred in connection with certain of the Company's acquisitions computed at rates of approximately 6% and 9% per annum, respectively.

     (7) Reflects the establishment of a provision for income taxes at an estimated 39% effective tax rate, which consists of a 34% statutory federal tax rate and an average state statutory tax rate of 5%.

     (8) Reflects weighted average shares outstanding for common stock and stock equivalents (which have been calculated using the treasury stock method) giving effect to the acquisition of Murata, Westerkamm and the consummation of the Probable Practice Acquisitions.

     (9) Adjusted to reflect (i) the sale of 2,000,000 shares of Common Stock offered by the Company at the public offering price of $8.50 per share and (ii) repayment of borrowings under the Company's credit facility and a portion of the promissory note issued in connection with the proposed PDI Acquisition with a portion of the net proceeds of the Offering. Interest expense has been recomputed in connection with the aforementioned debt reduction. The contemplated application of Offering proceeds is depicted as follows:

Gross proceeds (2.0 million shares at $8.50)................  $17,000,000
Underwriting costs and expenses.............................    1,919,100
Consulting fee..............................................      200,000
                                                              -----------
                                                                2,119,100
                                                              -----------
       Net proceeds.........................................   14,880,900
less:  PDI Promissory Note reduction........................    7,000,000
       Credit Facility reduction............................    4,200,000
                                                              -----------
                                                               11,200,000
                                                              -----------
Increase in cash and cash equivalents.......................  $ 3,680,900
                                                              ===========

     In the event that the Offering is consummated prior to the closing of the PDI transaction, (i) the promissory note to be issued to PDI will be reduced from $16.2 million to $9.2 million and the $7.0 million promissory note reduction will be applied to the payment of the $9.1 million cash portion of the purchase price for the PDI transaction and (ii) the Company will not incur any borrowings under the Credit Facility and $4.2 million of the net proceeds of the Offering will be used to repay outstanding indebtedness of PDI.

     (10) Reflects the acquisition of the tangible and identifiable intangible assets of Westerkamm and the Probable Practice Acquisitions. Assumes $4.2 million of borrowings under the Credit Facility incurred in connection with the PDI transaction to repay outstanding indebtedness of PDI.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Physicians' Specialty Corp.:

     We have audited the accompanying consolidated balance sheets of PHYSICIANS' SPECIALTY CORP. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (July 31, 1996) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians' Specialty Corp. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the period from inception (July 31, 1996) to December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 12, 1998

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                           ----------------------    MARCH 31,
                                                             1996        1997          1998
                                                           --------   -----------   -----------
                                                                                    (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $123,540   $ 5,351,639   $ 4,739,055
  Accounts receivable, net of allowance for doubtful
     accounts of $0, $261,714, and $342,867 at December
     31, 1996 and 1997 and March 31, 1998,
     respectively........................................    26,976     9,273,565    11,054,758
  Notes receivable.......................................        --        81,682        80,000
  Prepayments and other..................................        --       335,650       437,230
                                                           --------   -----------   -----------
          Total current assets...........................   150,516    15,042,536    16,311,043
EQUIPMENT, NET...........................................    19,897     3,431,707     3,850,781
INTANGIBLE ASSETS, NET...................................        --    11,793,777    12,022,772
OTHER ASSETS.............................................   442,567       330,338       440,065
                                                           --------   -----------   -----------
          Total assets...................................  $612,980   $30,598,358   $32,624,661
                                                           ========   ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable..........................................  $505,000   $        --   $        --
  Due to physicians......................................   108,828     1,177,009     1,473,365
  Accounts payable.......................................     9,442       397,185       502,304
  Accrued expenses.......................................        --     1,701,667     1,471,185
  Accrued income taxes...................................        --       321,302       891,947
  Provider claims payable................................        --       637,726       576,400
  Deferred income taxes..................................        --       338,218       367,468
                                                           --------   -----------   -----------
          Total current liabilities......................   623,270     4,573,107     5,282,669
SUBORDINATED SELLER NOTES................................        --       911,715       911,715
                                                           --------   -----------   -----------
          Total liabilities..............................   623,270     5,484,822     6,194,384
                                                           --------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value; 10,000 shares
     authorized, no shares issued and outstanding at
     December 31, 1996 and 1997 and March 31, 1998,
     respectively........................................        --            --            --
  Common stock, $0.001 par value; 50,000,000 shares
     authorized, 599,893, 6,503,098, and 6,515,863 shares
     issued and outstanding at December 31, 1996 and
     1997, and March 31, 1998, respectively..............       600         6,503         6,516
  Additional paid-in capital.............................   343,711    23,401,657    23,761,644
  Retained earnings (deficit)............................  (354,601)    1,705,376     2,662,117
                                                           --------   -----------   -----------
          Total stockholders' equity.....................   (10,290)   25,113,536    26,430,277
                                                           --------   -----------   -----------
          Total liabilities and stockholders' equity.....  $612,980   $30,598,358   $32,624,661
                                                           ========   ===========   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     FOR THE PERIOD
                                     FROM INCEPTION                             THREE MONTHS
                                   (JULY 31, 1996) TO                               ENDED
                                      DECEMBER 31,         YEAR ENDED             MARCH 31,
                                          1996          DECEMBER 31, 1997     1997        1998
                                   ------------------   -----------------   --------   ----------
                                                                                 (UNAUDITED)
REVENUE:
  Management fees................      $  51,240           $10,973,756      $156,742   $5,924,270
  Capitation revenue.............             --             3,619,408        55,848    1,165,306
  Net patient service revenue....             --               966,646        26,361      308,955
                                       ---------           -----------      --------   ----------
          Net revenue............         51,240            15,559,810       238,951    7,398,531
                                       ---------           -----------      --------   ----------
OPERATING EXPENSES:
  Provider claims, wages, and
     benefits....................         46,582             7,819,370       183,505    3,318,927
  General and administrative.....        357,340             4,370,611        32,784    2,257,354
  Depreciation and
     amortization................          1,919               377,286         2,784      282,789
                                       ---------           -----------      --------   ----------
          Total operating
            expenses.............        405,841            12,567,267       219,073    5,859,070
                                       ---------           -----------      --------   ----------
OPERATING INCOME (LOSS)..........       (354,601)            2,992,543        19,878    1,539,461
OTHER INCOME, NET................             --               429,254        13,193       28,900
                                       ---------           -----------      --------   ----------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................       (354,601)            3,421,797        33,071    1,568,361
PROVISION FOR INCOME TAXES.......             --             1,361,820        12,898      611,620
                                       ---------           -----------      --------   ----------
NET INCOME (LOSS)................      $(354,601)          $ 2,059,977      $ 20,173   $  956,741
                                       =========           ===========      ========   ==========
EARNINGS (LOSS) PER SHARE:
  Basic..........................      $   (0.64)          $      0.42      $   0.02   $     0.15
                                       =========           ===========      ========   ==========
  Diluted........................      $   (0.64)          $      0.42      $   0.02   $     0.14
                                       =========           ===========      ========   ==========
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic..........................        552,894             4,868,035       836,000    6,511,466
                                       =========           ===========      ========   ==========
  Diluted........................        552,894             4,966,778       865,000    7,033,786
                                       =========           ===========      ========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK      ADDITIONAL     RETAINED
                                       ------------------     PAID-IN      EARNINGS
                                        SHARES     AMOUNT     CAPITAL     (DEFICIT)       TOTAL
                                       ---------   ------   -----------   ----------   -----------
BALANCE, INCEPTION (JULY 31, 1996)...         --   $   --    $       --   $       --   $        --
  Issuance of common stock...........    599,893      600           711           --         1,311
  Compensation expense...............         --       --       343,000           --       343,000
  Net loss...........................         --       --            --     (354,601)     (354,601)
                                       ---------   ------   -----------   ----------   -----------
BALANCE, DECEMBER 31, 1996...........    599,893      600       343,711     (354,601)      (10,290)
  Issuance of common stock, net of
     offering costs..................  2,200,000    2,200    14,272,859           --    14,275,059
  Issuance of common stock--practice
     acquisitions....................  3,703,205    3,703     8,737,087           --     8,740,790
  Compensation expense...............         --       --        48,000           --        48,000
  Net income.........................         --       --            --    2,059,977     2,059,977
                                       ---------   ------   -----------   ----------   -----------
BALANCE, DECEMBER 31, 1997...........  6,503,098    6,503    23,401,657    1,705,376    25,113,536
  Issuance of common stock--practice
     acquisitions (unaudited)........     12,765       13       359,987           --       360,000
  Net income (unaudited).............         --       --            --      956,741       956,741
                                       ---------   ------   -----------   ----------   -----------
BALANCE, MARCH 31, 1998 (unaudited)..  6,515,863   $6,516   $23,761,644   $2,662,117   $26,430,277
                                       =========   ======   ===========   ==========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    THE PERIOD
                                                  FROM INCEPTION                               THREE MONTHS
                                                  (JULY 31, 1996)                             ENDED MARCH 31,
                                                        TO              YEAR ENDED       -------------------------
                                                 DECEMBER 31, 1996   DECEMBER 31, 1997      1997          1998
                                                 -----------------   -----------------   -----------   -----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................      $(354,601)         $ 2,059,977      $    20,173   $   956,741
                                                     ---------          -----------      -----------   -----------
  Adjustments to reconcile net income (loss) to
    net cash (used in) provided by operating
    activities:
    Depreciation and amortization..............          1,919              377,286            2,784       282,789
    Provision for deferred income taxes........             --             (338,218)              --            --
    Compensation expense.......................        343,000               48,000           48,000            --
    Increase in accounts receivable............        (26,976)          (3,971,923)         (49,339)   (1,729,511)
    Increase in prepayments and other..........         (1,100)            (318,721)         415,588      (101,580)
    Increase in accounts payable and accrued
      liabilities..............................        118,270              853,751            7,755       671,312
                                                     ---------          -----------      -----------   -----------
        Total adjustments......................        435,113           (3,349,825)         424,788      (876,990)
                                                     ---------          -----------      -----------   -----------
    Net cash (used in) provided by operating
      activities...............................         80,512           (1,289,848)         444,961        79,751
                                                     ---------          -----------      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for acquisitions, net of cash
    acquired...................................             --           (4,933,104)              --      (122,624)
  Purchase of property and equipment...........        (21,706)            (870,526)              --      (459,989)
  Decrease in other assets.....................             --              135,078          (13,256)      (67,454)
                                                     ---------          -----------      -----------   -----------
        Net cash used in investing
          activities...........................        (21,706)          (5,668,552)         (13,256)     (650,067)
                                                     ---------          -----------      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net of offering
    costs......................................          1,311           14,275,059       15,408,094            --
  Borrowing under short-term debt..............        505,000              170,000          170,000            --
  Repayment of short-term debt.................             --             (505,000)        (146,364)           --
  Repayment of long-term debt..................             --           (1,753,560)              --            --
  Deferred offering costs......................       (441,577)                  --               --       (42,268)
                                                     ---------          -----------      -----------   -----------
        Net cash provided by (used in)
          financing activities.................         64,734           12,186,499       15,431,730       (42,268)
                                                     ---------          -----------      -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS........        123,540            5,228,099       15,863,435      (612,584)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................             --              123,540          123,540     5,351,639
                                                     ---------          -----------      -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......      $ 123,540          $ 5,351,639      $15,986,975   $ 4,739,055
                                                     =========          ===========      ===========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998
           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS
          ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

1.  ORGANIZATION

     Physicians' Specialty Corp. (the "Company") was organized in July 1996 to provide comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head, and neck ("ENT"). The Company commenced its business activities upon consummation of the reorganization, as described in Note 3, and its initial public offering ("IPO") on March 26, 1997. The Company provides financial and administrative management, enhancement of clinical operations, network development, and payor contracting services, including the negotiation and administration of capitated arrangements. The Company has operations in Atlanta, Georgia; Chicago, Illinois; Birmingham, Alabama; and Boca Raton, Florida.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

  Equipment

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets for financial statement reporting purposes. Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to operations.

  Organization Costs

     The Company has capitalized legal expenses incurred prior to July 31, 1996 related to the organization and start-up of the Company. These costs are included in other assets on the accompanying balance sheets and are being amortized over a five-year period.

  Intangible Assets

     The Company's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, the

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

Company allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight-line method over a period of 25 years. At December 31, 1997, the amount of such intangible assets was approximately $11,884,000, with accumulated amortization totaling $90,405.

  Revenue Recognition

     The Company primarily generates management fee revenue from contracts in which the Company provides management services to physician practices. In addition, the Company generates revenue from capitated managed care contracts. The Company also generates net patient revenue through employed physicians. Revenue is recognized as services are performed.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Bad debt expense was $0 and $133,794 during 1996 and 1997, respectively.

  Capitated Contracts

     The Company establishes accruals for costs incurred in connection with its capitated contracts based on historical trends. Any contracts that would have a realized loss would be immediately accrued for and the loss would be charged to operations.

  Fair Value of Financial Instruments

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, subordinated seller note, and short-term debt approximated their fair values as of December 31, 1996 and 1997 due to the relatively short maturity of these instruments.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 in the quarter ended March 31, 1998 was not material to the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company does not expect that SFAS No. 131 will require significant revision of prior disclosures.

     The Emerging Issues Task Force of the FASB has recently issued its Consensus on Issue 97-2 ("EITF 97-2"). EITF 97-2 addresses certain specific matters pertaining to the physician practice management industry. EITF 97-2 would be effective for the Company for its year ending December 31, 1998. EITF 97-2 addresses the ability of physician practice management companies to consolidate the results of physician practices with which it has an existing contractual relationship. The Company is in the process of analyzing the

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

effect of all its contractual relationships but currently believes that certain contracts would meet the criteria of EITF 97-2 for consolidating the results of operations of the related physician practices, which would require the Company to restate its prior period financial statements to conform to such consolidation. EITF 97-2 also has addressed the accounting method for future combinations with individual physician practices. The Company believes that, based on the criteria set forth in EITF 97-2, virtually all of its future acquisitions of individual physician practices will continue to be accounted for under the purchase method of accounting.

  Earnings Per Share

     The Company has restated its earnings per share to conform with SFAS No. 128, "Earnings Per Share." This new statement requires presentation of basic and diluted earnings per share. Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the years presented. Diluted earnings per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Interest expense, net of tax, of approximately $8,000 related to the subordinated seller notes is added to net income in computing diluted earnings per share in 1997 and in 1998.

     A reconciliation of the number of weighted average shares used in calculating basic and diluted earnings per share is as follows:

                                                 DECEMBER 31,             MARCH 31,
                                              -------------------   ---------------------
                                               1996       1997       1997        1998
                                              -------   ---------   -------   -----------
                                                                         (UNAUDITED)
Weighted average number of common shares
  outstanding-basic.........................  552,894   4,868,035   836,000    6,511,466
Effect of potentially dilutive shares
  outstanding...............................       --      83,294    29,000      431,148
Effect of convertible debt..................       --      15,449        --       91,172
                                              -------   ---------   -------    ---------
Weighted average number of common shares
  outstanding-diluted.......................  552,894   4,966,778   865,000    7,033,786
                                              =======   =========   =======    =========

  Income Taxes

     The Company follows the practice of providing for income taxes based on SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

  Interim Unaudited Financial Information

     The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for those interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

  Industry Risks

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation,

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. The Company is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on the Company's financial position, results of operations, stockholders' equity, and cash flows.

  Supplemental Disclosures of Cash Flow Information

                                                                1996        1997
                                                              --------   -----------
Cash paid during the period for interest....................  $     --   $    87,474
Cash paid during the period for income taxes, net of
  refunds...................................................        --     2,233,550
Liabilities assumed in connection with businesses
  acquired..................................................        --    (5,758,144)

  Reclassifications

     Certain amounts in the December 31, 1996 financial statements have been reclassified to conform to the current year presentation.

3.  REORGANIZATION

     Concurrently with the closing of the Company's IPO, the Company acquired substantially all of the assets of Atlanta Ear, Nose, & Throat Associates, P.C., three additional ENT practices in the metropolitan Atlanta area (collectively, "Atlanta ENT"), and one ENT practice in Birmingham, Alabama. In addition, the Company purchased the common stock of three corporations (the "ENT Networks"), which as of that date held, managed, and administered capitated ENT managed care contracts for enrollees of health maintenance organizations ("HMOs") sponsored by United Healthcare of Georgia, AEtna Health Plans of Georgia ("AEtna"), and Cigna Health Care of Georgia ("Cigna").

     In connection with the acquisitions, the Company issued an aggregate of 3,104,755 shares of common stock and entered into management services agreements with the physician practices providing for the comprehensive management of the practices by the Company, while enabling the practices to retain authority over the provision of medical care. The management services agreement with Atlanta ENT provides for the assignment to the Company by Atlanta ENT of all or substantially all of its nongovernmental accounts receivable and all of its rights and interest in the proceeds of its governmental accounts receivable and grants to the Company the right to collect and retain the proceeds of the accounts receivable for the Company's account to be applied in accordance with the agreement. The Company is responsible for the payment of operating and nonoperating expenses of Atlanta ENT (excluding compensation to physicians and physician assistants) and is responsible for the payment of all such expenses directly out of the proceeds of the accounts receivable assigned to the Company by Atlanta ENT. In addition, the Company retains a management fee equal to 12.5% of all revenue (after adjustment for contractual allowances) generated by or on behalf of physicians practicing at Atlanta ENT, subject to specified maximum annual amounts, as payment for the Company's services and nonallocable costs incurred by the Company attributable to the provision of management services under the management services agreement. The remaining revenue is remitted to Atlanta ENT to pay physician and physician assistant compensation and benefits.

     Simultaneous with the acquisition of substantially all of the assets of ENT and Allergy Associates, the physicians at ENT and Allergy Associates entered into employment agreements with PSC Alabama, a wholly

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

owned subsidiary of the Company. The assignment of accounts receivable, realization of revenue, and allocation of costs and expenses are governed by a management services agreement between PSC Alabama and the Company, which is substantially similar to the management services agreement between Atlanta ENT and the Company.

4.  INITIAL PUBLIC OFFERING

     On March 26, 1997, the Company completed its IPO of 2,200,000 shares of its common stock. The net proceeds of the IPO were approximately $14,275,000 and were used for repayment of indebtedness of the acquired practices, repayment of indebtedness of the Company, payment of a consulting fee, general corporate purposes, and working capital requirements.

5.  ACQUISITIONS

     Since the IPO, the Company has acquired (a) substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of (i) Allatoona ENT, (ii) Ear, Nose & Throat Specialists, P.C. ("ENT Specialists"),
(iii) Ear, Nose & Throat Specialists, Head & Neck Surgery, P.C. ("ENT Specialists H&N"), (iv) Northside Ear, Nose & Throat Associates, P.C. ("Northside"), (v) Otolaryngology, Medical, and Surgical Associates, LTD. ("OMSA"), and (vi) Cobb Ear, Nose & Throat Associates, P.C. ("Cobb") and (b) the stock of six professional associations owned by seven ENT physicians and a partnership owned and operated by the professional associations in Palm Beach and Broward Counties, Florida (collectively, "ENT of South Florida").

     In connection with the acquisition of assets or equity of these practices, the Company (i) paid an aggregate of approximately $5.0 million in cash, (ii) issued an aggregate of 598,450 shares of common stock (valued at the time of issuance at an aggregate of approximately $4.5 million), (iii) agreed to issue an aggregate of 276,249 additional shares of Common Stock (valued at an aggregate of approximately $2.5 million) to two of the affiliated practices beginning in September 1998, (iv) issued subordinated convertible promissory notes in the aggregate principal amount of approximately $912,000, which notes mature in October 2000 and accrue interest at a rate of 5.61% per annum and are convertible into shares of common stock at a conversion price of $10.00 per share, and (v) issued noninterest-bearing contingent subordinated promissory notes in the aggregate principal amount of approximately $3.0 million. The contingent notes are payable in shares of common stock, valued at the average closing price of the common stock for the ten trading days preceding the date of delivery of such shares, and the payment of these notes is contingent upon the physicians or practice holding such notes reaching performance targets. In connection with these acquisitions, the Company paid an aggregate of approximately $397,000 to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary, for advisory services rendered by Premier HealthCare.

     In connection with the OMSA acquisition, the physician shareholders of OMSA granted to the Chairman of the Board and President of the Company (or his designee or assignee), the option to acquire all of the ownership interest of such physician shareholders in OMSA in the event that at any time there are less than two shareholders who continue as full time physician-employees of OMSA and those shareholders who remain do not, at the optionee's or management of the Company's sole discretion, control the operations of OMSA in a manner consistent with the requirements of the Management Services Agreement between OMSA and the Company. In order to exercise the option, the optionee or his designee or assignee must at the time of exercise be licensed to practice medicine in the State of Illinois.

     On February 1, 1998, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of James
J. Murata M.D., P.A. In connection with the acquisition of the assets of this practice, the

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

Company (i) paid approximately $90,000 in cash, (ii) issued an aggregate of 12,765 shares of Common Stock (valued at an aggregate of approximately $120,000), and (iii) agreed to issue an aggregate of 25,530 additional shares of Common Stock (valued at an aggregate of approximately $240,000) beginning in February 1999. In connection with this acquisition, the Company paid approximately $32,000 to Premier HealthCare, for advisory services rendered.

6.  EQUIPMENT

     Equipment at December 31, 1996 and 1997 consisted of the following:

                                                                                USEFUL
                                                       1996        1997          LIVES
                                                      -------   ----------   -------------
Equipment...........................................  $21,706   $1,132,111   3 to 7 years
Computer system and software........................       --      432,157      3 years
Furniture and fixtures..............................       --    1,678,971      7 years
Automobiles.........................................       --       57,548      5 years
Leasehold improvements..............................       --      495,144   3 to 5 years
                                                      -------   ----------
          Total cost................................   21,706    3,795,931
Less accumulated depreciation.......................   (1,809)    (364,224)
                                                      -------   ----------
                                                      $19,897   $3,431,707
                                                      =======   ==========

7.  CREDIT AGREEMENT, SUBORDINATED DEBT, AND NOTES PAYABLE

     On April 30, 1997, the Company closed on a five-year $20 million Credit Agreement (the "Credit Agreement") with NationsBank, N.A. (the "Bank"), with up to $5.0 million of such $20 million available for working capital purposes. Advances under the Credit Agreement will bear interest at either a prime-based rate or a LIBOR-based rate, at the Company's option, with interest-only payments required during the first three years of the credit agreement. Thereafter, in years four and five of the agreement, the term loan commitment will be reduced to $13,333,333 and $6,666,666, respectively. Borrowings under the Credit Agreement are secured by the capital stock of the Company's subsidiaries and the Company's accounts receivable and will be secured by acquisition documents in connection with physician practice equity or assets acquired. At December 31, 1997, the Company had no outstanding borrowings under the Credit Agreement.

     The Credit Agreement contains certain restrictive covenants, including, among other things, consent from the Bank related to additional acquisitions and restrictions on additional indebtedness. In addition, the Company must maintain certain financial covenants, including, among others, a minimum current ratio, a minimum tangible net worth, a minimum debt service coverage ratio, and a minimum interest coverage ratio. The Company was in compliance with the debt covenants at December 31, 1997.

     Concurrent with the acquisition of ENT of South Florida (Note 5), the Company issued subordinated convertible promissory notes in the aggregate principal amount of $911,715, which notes mature in October 2000 and accrue interest at a rate of 5.61%. The Notes are convertible into shares of Common Stock at a conversion price of $10.00 per share.

  Short-Term Debt

     The Company's short-term debt at December 31, 1996 consisted of promissory notes in principal amounts ranging from $20,000 to $170,500 and bearing simple interest at a bank prime rate (8.25% at December 31, 1996). The amounts were repaid in 1997 from the proceeds of the IPO.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

8.  INCOME TAXES

     For all periods presented, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of SFAS No. 109.

     The following summarizes the components of the income tax provision:

                                                                1996         1997
                                                              ---------   ----------
Current:
  Federal...................................................  $      --   $  868,153
  State.....................................................         --      155,449
Deferred:
  Federal...................................................         --      279,108
  State.....................................................         --       59,110
                                                              ---------   ----------
          Provision for income taxes........................  $      --   $1,361,820
                                                              =========   ==========

     The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                                1996         1997
                                                              ---------   ----------
Provision computed at the federal statutory rate............  $(120,564)  $1,163,411
State income taxes, net of federal income tax benefit.......    (14,042)     142,573
Amortization of intangibles.................................         --       18,116
Nondeductible compensation expense..........................    130,260           --
Other, net..................................................     (1,674)      43,740
Change in valuation allowance...............................      6,020       (6,020)
                                                              ---------   ----------
          Provision for income taxes........................  $      --   $1,361,820
                                                              =========   ==========

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996 and 1997 is as follows:

                                                                1996        1997
                                                              ---------   ---------
Deferred income tax assets:
  Accrued shareholder compensation..........................  $      --   $ 129,433
  Allowance for doubtful accounts...........................         --      10,745
  Net operating loss carryforward...........................      6,500          --
                                                              ---------   ---------
          Total deferred income tax assets..................      6,500     140,178
Deferred income tax liabilities:
  Acquired accounts receivable..............................         --    (418,458)
  Depreciation and amortization.............................       (480)    (59,938)
                                                              ---------   ---------
          Total deferred tax liabilities....................       (480)   (478,396)
                                                              ---------   ---------
  Valuation allowance.......................................     (6,020)         --
                                                              ---------   ---------
          Net deferred income tax liabilities...............  $      --   $(338,218)
                                                              =========   =========

     The Company had no income tax net operating loss carryforward as of December 31, 1997.

     Management believes that a valuation allowance against deferred income tax assets is not considered necessary at December 31, 1997 based on the Company's earnings history, the projections for future taxable income, and other relevant considerations over the periods during which the deferred tax assets are deductible.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

9.  STOCKHOLDERS' EQUITY

     The Company has authorized 10,000 shares of preferred stock with $1.00 par value. No shares have been issued, and therefore, there were no shares outstanding at December 31, 1996 and 1997. The board of directors has the authority to issues these shares and to fix dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. During the period ended December 31, 1996, the Company declared a
 .6875 to 1 reverse stock split. All financial information has been restated to reflect for the stock split. In connection with certain stock issuances during 1996 and 1997, the Company recorded a charge to compensation of approximately $343,000, and $48,000, respectively.

10.  STOCK PLANS

  Stock Option Plans

     In November 1996, the Company adopted two stock option plans, the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Health Care Professionals Stock Option Plan (the "Health Care Professionals Plan").

     The Company may grant options for up to 825,000 shares under two plans, the 1996 Plan and the Health Care Professionals Plan. The Company has granted options for up to 247,460 and 439,940 shares through December 31, 1996 and 1997, respectively, under the 1996 Plan and has granted options for up to 0 and 35,000 shares under the Health Care Professionals Plan through December 31, 1996 and 1997, respectively. The 1996 Plan and the Health Care Professional Plan options vest over periods ranging from three to five years, and all expire after ten years. A summary of the status of the Company's two stock option plans at December 31, 1996 and 1997 is presented in the table below:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                               OPTION PRICE    EXERCISE
                                                     SHARES     (PER SHARE)     PRICE
                                                     -------   -------------   --------
Outstanding at inception (July 31, 1996)...........       --   $        0.00    $0.00
  Granted..........................................  247,460            6.80     6.80
  Exercised........................................       --             N/A      N/A
  Canceled.........................................       --             N/A      N/A
                                                     -------   -------------    -----
Outstanding at December 31, 1996...................  247,460            6.80     6.80
  Granted..........................................  227,480     6.00-12.125     7.42
  Exercised........................................       --              --     0.00
  Canceled.........................................   (3,000)           8.00     8.00
                                                     -------   -------------    -----
Outstanding as of December 31, 1997................  471,940   $6.00-$12.125    $7.09
                                                     =======   =============    =====

                                                               1996      1997
                                                              -------   -------
Options exercisable at year-end.............................   67,490   173,100
Weighted average exercise price of options exercisable at
  year-end..................................................    $6.80     $6.91
Per share weighted average fair value of options granted
  during the period.........................................    $3.96     $4.78

     The weighted average remaining contractual life of options outstanding at December 31, 1997 was nine years.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. If the Company had elected to recognize compensation cost for these

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

plans based on the fair value at the grant dates for awards under the plans, consistent with the method prescribed by SFAS No. 123, net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below at December 31, 1996 and 1997:

                                                                1996         1997
                                                              ---------   ----------
Net income (loss):
  As reported...............................................  $(354,601)  $2,059,977
  Pro forma.................................................   (634,924)   1,464,400
Earnings (loss) per share:
  Basic:
     As reported............................................      (0.64)        0.42
     Pro forma..............................................      (1.15)        0.30
  Diluted:
     As reported............................................      (0.64)        0.42
     Pro forma..............................................      (1.15)        0.30

     The fair value of the Company's stock options used to compute pro forma net income (loss) and earnings (loss) per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997: dividend yield of 0%, expected volatility of 44%, and a risk-free interest rate range of 6%-6.9%, and an expected holding period of seven years.

  1997 Employee Stock Purchase Plan

     The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors in November 1997, subject to stockholder approval at the Company's 1997 Annual Meeting of Stockholders. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended, in order to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. An aggregate of 250,000 shares of the Company's common stock have been reserved for issuance under the Stock Purchase Plan and are available for purchase thereunder.

11.  COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. In the opinion of management, the amount of potential liability with respect to these claims will not materially affect the Company's financial position or results of operations.

     No legal proceedings are currently pending against the Company, and the Company is not aware of any outstanding claims against any of its affiliated practices that would have a material adverse effect on the Company's business, financial condition, or results of operations. The Company and its affiliated practices may be involved from time to time in litigation incidental to their respective businesses.

  Employment Agreements

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

base salaries. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

  Leases

     The Company leases equipment and certain medical office facilities under noncancelable operating lease agreements which expire in various years through 2010. Rental expenses under these leases amounted to approximately $0 and $1,157,000 in 1996 and 1997, respectively.

     Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1997:

1998........................................................  $ 2,113,431
1999........................................................    1,943,142
2000........................................................    1,596,943
2001........................................................    1,173,892
2002........................................................      971,281
Thereafter..................................................    5,671,620
                                                              -----------
          Total.............................................  $13,470,309
                                                              ===========

12.  RELATED-PARTY TRANSACTIONS

     In May 1997, the Company entered into an agreement with Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary, pursuant to which Premier HealthCare will assist the Company as a financial adviser in connection with acquisitions and similar transactions. In the event that the Company completes any transaction in which Premier HealthCare performed advisory services, Premier HealthCare will receive a fee equal to (i) its out-of-pocket expenses and (ii) 5% of the initial $1.0 million of Transaction Value, as defined, 4% of the next $1 million of Transaction Value, 3% of the next $1 million of Transaction Value, 2% of the next $1 million of Transaction Value, and 1% of the amount of Transaction Value in excess of $4 million. Pursuant to the agreement, the fee to be paid to Premier HealthCare for a particular transaction will be reduced by any finder's fee payable by the Company, which has been approved by Premier HealthCare, and the aggregate fee to be paid to Premier Healthcare in any given year will be reduced by the product of (i) $5,000 and (ii) the number of months in any year in which the Company's Vice Chairman and Secretary is employed by the Company. So long as the Company's Vice Chairman and Secretary is employed by the Company at his current salary, the aggregate fee to be paid to Premier HealthCare in any given year will be reduced by $60,000. The agreement may be terminated by either party upon 90 days written notice to the other.

     During the year ended December 31, 1997, the Company paid an aggregate of $647,000 to Premier HealthCare consisting of (i) $250,000 for consulting services in connection with the formation of the Company and the reorganization and (ii) $397,000 for consulting services in connection with the acquisition of assets or equity of the additional practices which were acquired during 1997.

  Leases

     The Company leases one clinical location from the Company's chairman. The lease is for approximately 23,200 square feet and provides for monthly rental payments of approximately $47,000, subject to annual increases. The Company also leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which Company's chairman is a limited partner. The lease is for approximately 3,500

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

square feet and provides for monthly rental payments of approximately $5,750, subject to annual increases. The future minimum rental commitments related to these two leases is included in Note 11. During 1996, the Company utilized office space of a related party for which no rent or other consideration was charged.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                            1997
                                                              --------------------------------
                                                              FIRST   SECOND   THIRD    FOURTH
                                                              -----   ------   ------   ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net revenue.................................................  $ 239   $4,264   $4,938   $6,119
Operating income............................................     20     720       962    1,291
Net income..................................................     20     512       664      864
Basic net income per share..................................   0.02    0.09      0.11     0.14
Diluted net income per share................................  $0.02   $0.09    $ 0.11   $ 0.13
Weighted average shares outstanding
  Basic.....................................................    836   5,905     6,207    6,329
  Diluted...................................................    865   5,905     6,275    6,658

14.  AMENDMENT TO 1996 STOCK OPTION PLAN (UNAUDITED)

     In March 1998, the Board of Directors adopted an amendment to the 1996 Plan to increase the number of shares of common stock authorized under the 1996 Plan to 1,100,000 shares of the Company's authorized but unissued common stock authorized for issuance pursuant to the grant by the Company of options to officers, directors, employees, consultants, and independent contractors of the Company.

15.  PROBABLE PRACTICE ACQUISITIONS (UNAUDITED)

     In March 1998, the Company entered into a non-binding letter of intent relating to the Company's proposed acquisition of substantially all of the tangible assets of Physicians' Domain, Inc., a metropolitan New York based ENT physician practice management company ("Physician's Domain"), along with the stock of corporations that are successors to six ENT physician practices affiliated with Physicians Domain, (collectively, "PDI"). Based on the terms of the letter of intent, the aggregate consideration to be paid by the Company in connection with the PDI acquisition, if such transaction is consummated on the terms contemplated, will be approximately $22.5 million consisting of approximately $2.1 million in cash, the repayment of approximately $4.2 million of outstanding indebtedness of PDI and the issuance of a promissory note in the principal amount of approximately $16.2 million. The letter of intent provides that the promissory note will bear interest at a rate of 6% per annum, payable quarterly, will be secured by certain fixed assets acquired by the Company in the transaction and will be subordinate to the Credit Facility. Pursuant to the proposed terms of the promissory note, approximately $9.2 million of the principal amount of the note will mature five years from the date of issuance and approximately $7.0 million of the principal amount of the note will mature upon the earlier of (i) three days following the closing of a public offering by the Company and (ii) December 31, 1998. In the event the Offering is not consummated prior to the closing of the PDI transaction, the Company expects to borrow approximately $4.2 million under the Credit Facility to repay approximately $4.2 million of outstanding indebtedness of PDI at the closing of the transaction. The terms of the letter of intent also provide that (i) the management services agreements to be entered into between the Company and the practices will provide for a fixed management fee of approximately $3.0 million per year, subject to annual increases consistent with the annual percentage increase in the consumer price index after the fifth anniversary of the

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

date of the agreement, (ii) the Company will receive a break-up fee equal to $250,000 in the event the transaction is not consummated on or before June 1, 1998, (iii) the physicians at these practices will have the right to nominate one member to the Board of Directors of the Company and (iv) the Company will pay an additional $500,000, payable in cash or shares of Common Stock at the Company's option, if these practices achieve stipulated performance targets. In addition, the Company has non-binding letters of intent for two other probable practice acquisitions for an aggregate purchase price of $1.6 million, payable in cash, Common Stock and notes, or a combination thereof.

     In May 1998, the Company and PDI entered into a Stock Purchase Agreement relating to the PDI transaction (the "PDI Stock Purchase Agreement"). Although the Company has entered into the PDI Stock Purchase Agreement, the consummation of the PDI transaction is subject to various closing conditions, including the consent of NationsBank, N.A. under the Credit Facility, and there can be no assurances that the transaction can be consummated in a timely manner or at all. The letters of intent for the other probable practice acquisitions are mere statements of intention and each of these probable practice acquisitions is subject to various conditions to closing, including the negotiation and execution of an acquisition agreement related to such potential acquisition. Although the Company expects to complete these acquisitions in the near future, there can be no assurance that any of these acquisitions will be completed on the terms contemplated, as to the terms of such acquisitions or that the Company will be able to integrate any of these probable practice acquisitions, including PDI, into its business. Pursuant to the terms of the PDI Stock Purchase Agreement, in the event the Offering is consummated prior to the closing of the PDI transaction, the PDI purchase price will be comprised of approximately $9.1 million in cash, the repayment of approximately $4.2 million of outstanding indebtedness of PDI and the issuance of a promissory note in the principal amount of approximately $9.2 million. In addition, the Company will use approximately $9.1 and $4.2 million, respectively, of the net proceeds of the Offering to repay the cash portion of the purchase price of the PDI transaction and to repay approximately $4.2 million of outstanding indebtedness of PDI.

16. SUBSEQUENT EVENTS (UNAUDITED)

     In April 1998, the Company filed a registration statement, which was subsequently amended, under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "Commission") in connection with the Offering of 2,114,000 shares of the Company's Common Stock, 2,000,000 shares of which are being sold by the Company and 114,000 are being sold by certain selling stockholders of the Company. The Offering is being underwritten by a group of underwriters for which Hambrecht & Quist LLC, Volpe Brown Whelan & Company LLC, and Barington Capital Group, L.P. are acting as representatives. In connection with the Offering, the Company has granted the underwriters an option to purchase up to 317,100 additional shares of Common Stock to cover over-allotments, if any. The selling stockholders are certain physicians at practices which are affiliated with the Company, none of whom are officers or directors of the Company. These physicians acquired their shares of Common Stock from the Company in connection with the Company's acquisition of the related practice assets.

     The offering price will be based on the market price of the Company's Common Stock immediately prior to the effective date of the Offering. Assuming the Company's previously announced proposed affiliation with PDI is consummated on the terms contemplated by the PDI Stock Purchase Agreement a substantial portion of the proceeds of the Offering are intended to be used to pay a substantial portion of the purchase price of PDI. The remaining proceeds are intended to be used primarily for working capital purposes and for potential future acquisitions.

     In April 1998, the Company also filed a registration statement, which was subsequently amended, under the Act with the Commission in connection with the registration of an aggregate of 3,146,514 shares of

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED UNLESS INDICATED)

Common Stock, of which 2,750,000 shares may be issued from time to time by the Company in connection with potential future affiliation transactions with ENT physicians or related specialty practices or the merger with or acquisition by the Company of other related businesses or assets, 220,000 shares of Common Stock issuable upon exercise of warrants issued to the representatives of the underwriters in the IPO which may be sold from time to time by the holders of the warrants after issuance and 176,514 shares, which are issuable in December 1998 in connection with the a practice asset acquisition completed in December 1997, which may be sold from time to time by the physician stockholders after issuance.

     On April 21, 1998, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of John
C. Westerkamm M.D., P.A. In connection with the acquisition of the assets of this practice, the Company (i) paid approximately $250,000 in cash, and (ii) issued a promissory note in the principal amount of $250,000 which note matures in April 2000, accrues interest at a rate of 6.0% per annum, payable quarterly, and is payable at the Company's option, in cash or Common Stock valued at the average closing price of the Common Stock for the ten trading days preceding the date of delivery of such shares. In connection with this acquisition,the company paid approximately $30,000 to Premier HealthCare for advisory services rendered.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ear, Nose & Throat Associates, P.C.:

     We have audited the accompanying balance sheets of EAR, NOSE & THROAT ASSOCIATES, P.C. (a New York corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ear, Nose & Throat Associates, P.C. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 13, 1998

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $      692   $  116,371
  Accounts receivable, net of allowance for doubtful
     accounts of $150,354 and $466,172 at December 31, 1996
     and 1997, respectively.................................   1,809,818    2,431,055
  Notes receivable from employees                                129,852           --
                                                              ----------   ----------
          Total current assets..............................   1,940,362    2,547,426
EQUIPMENT, net..............................................     979,531      981,318
DUE FROM RELATED PARTY......................................     133,049    1,383,313
DEFERRED INCOME TAXES.......................................     140,952           --
INTANGIBLE ASSETS...........................................     553,186      657,265
OTHER ASSETS................................................      11,092       22,761
                                                              ----------   ----------
          Total assets......................................  $3,758,172   $5,592,083
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  574,679  $   298,816
  Due to related party......................................          --      188,543
  Accrued expenses..........................................     189,204      442,585
  Accrued shareholder compensation..........................   1,275,300    1,310,053
  Current portion of long-term debt and capital lease
     obligations............................................     678,333    2,855,801
                                                              ----------   ----------
          Total current liabilities.........................   2,717,516    5,095,798
DEFERRED INCOME TAXES.......................................          --        6,538
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current
  portion...................................................   1,163,036      101,239
                                                              ----------   ----------
          Total liabilities.................................   3,880,552    5,203,575
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value; 200 shares authorized, 112 and
     126 shares issued and outstanding at December 31, 1996
     and 1997, respectively.................................          --           --
  Additional paid-in capital................................       2,233      293,687
  Retained earnings (deficit)...............................    (124,613)      94,821
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............    (122,380)     388,508
                                                              ----------   ----------
          Total liabilities and stockholders' equity
            (deficit).......................................  $3,758,172   $5,592,083
                                                              ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
NET PATIENT SERVICE REVENUE:................................  $7,758,807   $12,519,142
                                                              ----------   -----------
OPERATING EXPENSE:
Salaries, wages, and benefits...............................   2,530,982     4,189,254
Compensation to stockholder-physicians......................   2,334,316     3,564,287
General and administrative expense..........................   3,113,258     2,799,251
Physician practice management expense.......................          --       944,415
Depreciation and amortization...............................     326,433       405,777
                                                              ----------   -----------
          Total operating expenses..........................   8,304,989    11,902,984
                                                              ----------   -----------
INCOME (LOSS) FROM OPERATIONS...............................    (546,182)      616,158
INTEREST EXPENSE............................................    (122,076)     (249,234)
                                                              ----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES...........................    (668,258)      366,924
BENEFIT (PROVISION) FOR INCOME TAXES........................      19,316      (147,490)
                                                              ----------   -----------
NET INCOME (LOSS)...........................................  $ (648,942)  $   219,434
                                                              ==========   ===========

        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                             COMMON STOCK     ADDITIONAL   RETAINED
                                            ---------------    PAID-IN     EARNINGS
                                            SHARES   AMOUNT    CAPITAL     (DEFICIT)     TOTAL
                                            ------   ------   ----------   ---------   ---------
BALANCE, December 31, 1995................    84      $--      $  2,233    $524,329    $ 526,562
  Stock dividend..........................    28       --            --          --           --
  Net loss................................    --       --            --    (648,942)    (648,942)
                                             ---      ---      --------    ---------   ---------
BALANCE, December 31, 1996................   112       --         2,233    (124,613)    (122,380)
  Issuance of common stock--practice
     acquisition..........................    14       --       291,454          --      291,454
  Net income..............................    --       --            --     219,434      219,434
                                             ---      ---      --------    ---------   ---------
BALANCE, December 31, 1997................   126      $--      $293,687    $ 94,821    $ 388,508
                                             ===      ===      ========    =========   =========

        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ (648,942)  $   219,434
                                                              ----------   -----------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Non-cash expense..........................................          --       127,000
  Depreciation and amortization.............................     326,433       398,167
  (Benefit) provision for deferred taxes....................     (19,316)      147,490
  Changes in operating assets and liabilities, net of effect from acquisitions:
     Accounts receivable....................................     272,268      (457,207)
     Prepayments and other..................................         905        33,790
     Accrued shareholder compensation.......................     (47,796)       34,753
     Accounts payable and accrued liabilities...............     477,649       149,061
                                                              ----------   -----------
          Total adjustments.................................   1,010,143       433,054
                                                              ----------   -----------
          Net cash provided by operating activities.........     361,201       652,488
                                                              ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan to related party, net................................          --    (1,250,264)
  Repayment of employee and shareholder loans, net..........     193,937         2,852
  Payment for acquisitions, net.............................    (470,000)     (185,000)
  Purchase of property and equipment, net...................    (629,134)     (220,068)
                                                              ----------   -----------
          Net cash used in investing activities.............    (905,197)   (1,652,480)
                                                              ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (repayments) from capital leases, net..........     102,705      (379,159)
  Repayments of note payable................................    (508,749)   (1,814,215)
  Repayments of loans to physicians.........................     (55,227)     (135,955)
  Borrowings from physicians................................     298,102        60,000
  Proceeds from issuance of note payable....................     706,668     3,385,000
                                                              ----------   -----------
          Net cash provided by financing activities.........     543,499     1,115,671
                                                              ----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................        (497)      115,679
CASH AND CASH EQUIVALENTS, beginning of year................       1,189           692
                                                              ----------   -----------
CASH AND CASH EQUIVALENTS, end of year......................  $      692   $   116,371
                                                              ==========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1.  ORGANIZATION

     Ear, Nose & Throat Associates, P.C. ("ENT") was incorporated on December 18, 1973 to provide treatment and management of diseases and disorders of the ear, nose, throat, head, and neck. ENT has operations in Westchester and Putnam Counties, New York.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in ENT's financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     ENT considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets for financial statement reporting purposes. Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

INTANGIBLE ASSETS

     ENT's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, ENT allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight-line method over a period of 25 years. At December 31, 1996 and 1997, the amount of such intangible assets was approximately $438,000 and $673,000 with related accumulated amortization totaling approximately $15,000 and $45,000, respectively.

     Also included in intangible assets is a noncompete agreement ENT entered into in conjunction with a buyout of a former shareholder. The noncompete agreement stipulated that the former shareholder could not engage in the practice of medicine specializing in ENT within a certain radius of his former office for a period of 48 months. At December 31, 1996 and 1997, the gross amount of this noncompete agreement was $402,000 and the related accumulated amortization was approximately $272,000 and $373,000, respectively.

NET PATIENT SERVICE REVENUE

     Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between estimated amounts accrued and final settlements are reported in the year of settlement. ENT recognizes revenue as services are performed.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     ENT provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Bad debt expense during 1996 and 1997 was $16,695 and $315,818, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     ENT estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable approximated their fair values as of December 31, 1996 and 1997 due to the relatively short maturity of these instruments. Notes payable and capital leases approximated their fair value based on borrowings currently available to ENT for similar terms and average maturities.

INCOME TAXES

     ENT follows the practice of providing for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

INDUSTRY RISKS

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, such matters as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. ENT is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on ENT's financial position, results of operations, stockholders' equity, and cash flows.

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

                                                                1996       1997
                                                              --------   --------
Cash paid during the year for interest......................  $122,076   $238,167
Liabilities assumed in connection with businesses
  acquired..................................................    56,666     17,000

3.  ACQUISITIONS

     During 1996 and 1997, ENT acquired substantially all of the assets (other than certain excluded assets, such as employment agreements and patient charts, records and files) and assumed certain contractual liabilities of four physician practices.

     In connection with the acquisition of assets or equity of these practices, ENT paid an aggregate of $655,000 in cash and issued 14 shares of common stock (valued at the time of issuance at approximately $291,000). Upon completion of these acquisitions, ENT entered into employment agreements with the former owners for employment periods ranging from three to five years. The acquisitions were accounted for under the purchase method of accounting.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

4.  EQUIPMENT

     Equipment at December 31, 1996 and 1997 consisted of the following:

                                                1996          1997          USEFUL LIVES
                                             -----------   -----------   -------------------
Medical equipment..........................  $ 1,366,837   $ 1,643,756   Seven years
Computer system and software...............      148,160       148,160   Three years
Furniture and fixtures.....................      215,334       215,337   Seven years
Automobiles................................       47,952        47,952   Five years
Leasehold improvements.....................      524,060       524,060   Three to five years
                                             -----------   -----------
          Total cost.......................    2,302,343     2,579,265
Less accumulated depreciation..............   (1,322,812)   (1,597,947)
                                             -----------   -----------
                                             $   979,531   $   981,318
                                             ===========   ===========

     Depreciation expense was approximately $214,000 and $275,000 in 1996 and 1997, respectively.

5.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     ENT's long-term debt and capital lease obligations as of December 31, 1996 and 1997 consist of the following:

                                                                 1996         1997
                                                              ----------   ----------
Notes payable with interest payable monthly at rates varying from 6.5% to 9.65%; varying monthly principal payments;
  maturing on various dates from December 31, 1997 through
  January 2002; secured by substantially all assets and
  contract rights of ENT....................................  $1,161,587   $       --
$92,000 note payable to a physician dated October 15, 1994;
  payable in monthly installments of $1,855, including
  interest at 8%, through November 15, 1998.................      39,442       19,616
$150,000 note payable to a physician dated April 30, 1996;
  payable in monthly installments of $2,083, including
  interest at 9.25%, through May 1, 2000 with a lump-sum
  payment of $50,000 due May 1, 2000........................     108,527       92,915
$181,111 note payable to a physician dated August 1, 1996;
  payable in monthly installments of $8,109, including
  interest at the rate of 7%, through August 1, 1998........     152,654       63,200
$60,000 note payable to a physician dated June 1, 1997;
  payable in monthly installments of $2,213, including
  interest at 8%, through December 1, 1999..................          --       48,937
Capital lease obligations with interest rates ranging from
  10.25% to 18.15%, payable monthly at various amounts;
  maturing October 1998 through December 2002; secured by
  leased assets.............................................     379,159           --
$2,200,000 note payable to bank dated April 24, 1997;
  payable in monthly installments of $45,935, including
  interest at prime plus .75% (9.25% at December 31, 1997),
  through May 2002..........................................          --    1,998,939
$400,000 note payable to bank dated October 30, 1997;
  payable in monthly installments of $8,285, including
  interest at prime plus .75% (9.25% at December 31, 1997)
  through October 30, 2002..................................          --   $  383,433

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                                                                 1996         1997
                                                              ----------   ----------
$350,000 note payable to bank dated April 24, 1997; interest payable monthly at prime plus .75% (9.25% at December 31,
  1997), principal payment due annually on outstanding
  balance...................................................          --      350,000
                                                              ----------   ----------
          Total.............................................   1,841,369    2,957,040
Less current maturities.....................................    (678,333)  (2,855,801)
                                                              ----------   ----------
Long-term debt..............................................  $1,163,036   $  101,239
                                                              ==========   ==========

     On April 24, 1997, ENT entered into a $2,950,000 term loan agreement (the "Agreement") with Manufacturers and Traders Trust Company. The Agreement consisted of a $2,200,000 term loan (the "Term Loan"), $350,000 revolving line of credit (the "Revolver"), and a $400,000 grid term loan (the "Grid Loan"). ENT used the proceeds from the Term Loan to pay down its existing bank notes payable and capital leases. The proceeds from the Grid Loan were used to finance the purchase, installation, and implementation of the new management software system and hardware for PDI, as stipulated by the bank. The proceeds from the Revolver were used to fund working capital.

     Borrowings outstanding under the Agreement primarily incur interest at the Bank's Prime Rate (8.5% at December 31, 1997) plus .75%. The Agreement is presently secured by substantially all of ENT's assets, a gross receipts security pledge, and personal guarantees of the stockholders, limited to their proportional share of ENT.

     The Agreement stipulates monthly interest and principal payments amortized over 60 months on both the Grid Loan and the Term Loan. The Revolver payments are monthly interest payments only, with an annual renewal period required.

     The Agreement contains certain restrictive covenants, including, among other things, limitations on additional indebtedness, transfers of assets, and mergers and acquisitions. In addition, ENT must maintain certain financial covenants, including, among other things, a minimum tangible net worth and debt service ratio. ENT was in default of one of its debt covenants at December 31, 1997 and therefore, the Term Loan and Grid Loan have been classified as current liabilities in the accompanying balance sheet.

     The aggregate future maturities of long-term debt as of December 31, 1997 are as follows:

1998........................................................   2,855,801
1999........................................................      44,215
2000........................................................      57,024
                                                              ----------
                                                              $2,957,040
                                                              ==========

6.  INCOME TAXES

     For all periods presented, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of SFAS No. 109.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

     The following summarizes the components of the income tax (benefit) provision:

                                                                1996       1997
                                                              --------   --------
Current:
  Federal...................................................  $     --   $     --
  State.....................................................        --         --
Deferred:
  Federal...................................................   (16,071)   114,255
  State.....................................................    (3,245)    33,235
                                                              --------   --------
          Total income tax (benefit) provision..............  $(19,316)  $147,490
                                                              ========   ========

     The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                                1996        1997
                                                              ---------   --------
(Benefit) provision computed at the federal statutory
  rate......................................................  $(227,207)  $124,754
State income taxes, net of federal income tax benefit.......    (38,492)    21,134
Other.......................................................
Permanent differences.......................................     39,136     16,021
Change in valuation allowance...............................    207,247    (14,419)
                                                              ---------   --------
          Total income tax (benefit) provision..............  $ (19,316)  $147,490
                                                              =========   ========

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996 and 1997 is as follows:

                                                                 1996         1997
                                                              ----------   ----------
Deferred tax assets:
  Accrued liabilities.......................................  $  814,450   $  894,655
  Book over tax depreciation................................      58,767       83,211
  Net operating loss carryforward...........................     242,442      228,023
                                                              ----------   ----------
          Total deferred income tax assets..................   1,115,659    1,205,889
                                                              ----------   ----------
Deferred tax liabilities:
  Accounts receivable.......................................     722,841      970,963
  Tax over book amortization of goodwill....................       9,424       13,441
                                                              ----------   ----------
          Total deferred tax liabilities....................     732,265      984,404
                                                              ----------   ----------
  Valuation allowance.......................................    (242,442)    (228,023)
                                                              ----------   ----------
Net deferred tax assets (liabilities).......................  $  140,952   $   (6,538)
                                                              ==========   ==========

     ENT had income tax net operating loss carryforwards totaling approximately $607,000 and $571,000 as of December 31, 1996 and 1997, respectively, which expire in 2010.

     The increase in valuation allowance in 1996 is the result of ENT's valuation allowance for net operating loss carryforwards generated during 1996. The decrease in valuation allowance in 1997 is a result of the 1996 loss carryforwards utilized in 1997.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

7.  EMPLOYEE BENEFIT PLAN

401(K) PLAN

     ENT initiated a 401(k) plan covering all of its eligible employees and stockholders on May 1, 1997. Under the plan, employees generally may contribute up to 15% of their pretax eligible compensation. ENT makes a discretionary contribution to each employee's account in an amount equal to 25% of the employee's contribution, up to 4% of the employee's compensation. ENT contributed $19,845 to the plan during 1997.

PROFIT-SHARING PLAN

     ENT also initiated a Profit-Sharing Plan ("Sharing Plan") covering all of its eligible employees and stockholders. Under the Sharing Plan, ENT makes a discretionary contribution to each employee's account based on a percentage of the employee's compensation. This percentage can range from 1% to 15% of eligible compensation, with a 1997 percentage of 3.75%. ENT contributed $222,154 to the Sharing Plan during 1997.

8.  RELATED-PARTY TRANSACTIONS

     During June 1995, an executive employee of ENT entered into an employee agreement with the agreement stipulating an employee loan from ENT. The original amount of the loan was for $50,000 with interest payable annually at a rate of 6%. During 1996, ENT paid for certain expenses of the employee and, accordingly, increased the loan balance outstanding. At December 31, 1996, the balance outstanding was approximately $127,000. During 1997, the outstanding balance was included as expense in the accompanying statement of operations.

     In April 1997, ENT entered into a five-year management service agreement (the "MSA") with Physicians' Domain Inc. ("PDI"). The stockholders of ENT are approximately 40% owners of PDI. The MSA stipulates that PDI will provide financial and administrative management, enhancement of clinical operations, network development, billing and collection, negotiation, establishment, supervision, and maintenance of contracts and relationships related to managed care contracts. In return, ENT pays a management fee based on the number of full-time physicians and an additional annual amount payable in monthly installments. ENT is also responsible for all the operating and nonoperating expenses incurred by PDI on behalf of managing ENT. During 1997, ENT incurred charges of approximately $955,000 related to the MSA.

     Upon completion of the debt financing during April 1997 (Note 5), ENT allocated a portion of the repayments to PDI. This allocation is based on cost incurred by ENT in assisting the start-up of PDI. This amount as well as other start-up related charges not included in debt financing allocation are included on the accompanying balance sheet.

9.  STOCK DIVIDEND

     ENT declared a stock dividend to all stockholders of record on June 1, 1996. The stock dividend was a dividend of 4 shares for every 12 shares owned by the stockholders.

10.  COMMITMENTS AND CONTINGENCIES

LITIGATION

     ENT and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. In the opinion of management, the amount of potential liability with respect to these claims will not materially affect ENT's financial position or results of operations.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

EMPLOYMENT AGREEMENTS

     ENT has entered into employment agreements with the shareholders of ENT and certain nonshareholder physicians. The agreements, which are substantially similar, provide for compensation to the shareholders in the form of a monthly salary based on respective collections. The employment agreements also contain restrictive covenants relating to the practice of ENT medicine within 24 months after the employment agreements expire. The employment agreements with the nonshareholder physicians are similar to the shareholder agreements, except for the monthly salary which is based on annual compensation, as defined. The physician employment agreements range from three to five years.

OPERATING LEASES

     ENT leases certain medical office facilities under noncancelable operating lease agreements which expire in various years through 2006. Rental expenses under these leases amounted to approximately $486,000 and $618,000 in 1996 and 1997, respectively.

     Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1997:

1998........................................................  $  665,799
1999........................................................     566,052
2000........................................................     528,160
2001........................................................     435,932
2002........................................................     179,544
Thereafter..................................................     253,070
                                                              ----------
          Total.............................................  $2,628,557
                                                              ==========

11.  SUBSEQUENT EVENT

     On March 30, 1998, ENT signed a definitive letter of intent with Physicians' Specialty Corp. ("PSC"), a physicians' practice management company. PSC has agreed to acquire substantially all of the tangible assets of ENT and PDI. Upon final acquisition, a successor practice to ENT will enter into a management agreement with PSC whereby PSC would manage the practice for a fixed annual fee, as defined.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cobb E.N.T. Associates, P.C.:

     We have audited the accompanying balance sheet of COBB E.N.T. ASSOCIATES, P.C. (a Georgia corporation) as of August 31, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cobb E.N.T. Associates, P.C. as of August 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 10, 1998

                          COBB E.N.T. ASSOCIATES, P.C.

                                 BALANCE SHEET

                                     ASSETS

                                                              AUGUST 31,
                                                                 1997
                                                              ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   15,367
  Accounts receivable, net of allowance for doubtful
     accounts of $84,121....................................   1,307,464
  Note receivable due from related party....................       5,000
  Prepayments and other.....................................      28,073
                                                              ----------
          Total current assets..............................   1,355,904
EQUIPMENT, net..............................................     299,696
                                                              ----------
          Total assets......................................  $1,655,600
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable to bank.....................................  $   88,815
  Revolving credit facility.................................      70,250
  Accounts payable..........................................     153,173
  Accrued compensation......................................      84,718
  Other accrued liabilities.................................      14,756
                                                              ----------
          Total current liabilities.........................     411,712
                                                              ----------
DEFERRED INCOME TAXES.......................................     425,550
                                                              ----------
NOTES PAYABLE, less current portion.........................     125,698
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 100,000 shares authorized, 500
     shares issued at August 31, 1997.......................          --
  Additional paid-in capital................................      18,183
  Retained earnings.........................................     707,972
  Less treasury stock, at cost (166 shares).................     (33,515)
                                                              ----------
          Total stockholders' equity........................     692,640
                                                              ----------
          Total liabilities and stockholders' equity........  $1,655,600
                                                              ==========

       The accompanying notes are an integral part of this balance sheet.

                          COBB E.N.T. ASSOCIATES, P.C.

                            STATEMENT OF OPERATIONS

                                                              YEAR ENDED AUGUST 31,
                                                                      1997
                                                              ---------------------
NET PATIENT SERVICE REVENUE:................................       $4,438,097
OPERATING EXPENSES:
  Salaries, wages, and benefits.............................        1,107,761
  Compensation to stockholder-physicians....................        1,650,289
  General and administrative expense........................        1,282,328
  Depreciation..............................................           67,524
                                                                   ----------
          Total operating expenses..........................        4,107,902
                                                                   ----------
INCOME FROM OPERATIONS......................................          330,195
                                                                   ----------
OTHER INCOME (EXPENSE):
  Interest expense..........................................          (25,486)
  Other income..............................................              352
                                                                   ----------
                                                                      (25,134)
                                                                   ----------
INCOME BEFORE INCOME TAXES..................................          305,061
PROVISION FOR INCOME TAXES..................................         (120,794)
                                                                   ----------
NET INCOME..................................................       $  184,267
                                                                   ==========

         The accompanying notes are an integral part of this statement.

                          COBB E.N.T. ASSOCIATES, P.C.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK     ADDITIONAL                TREASURY STOCK
                                         ---------------    PAID-IN     RETAINED   ------------------
                                         SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES    AMOUNT      TOTAL
                                         ------   ------   ----------   --------   ------   ---------   --------
BALANCE, August 31, 1996...............   500      $ --     $18,183     $523,705    166     $ (33,515)  $508,373
         Net income....................    --        --          --      184,267     --            --    184,267
                                          ---      ----     -------     --------    ---     ---------   --------
BALANCE, August 31, 1997...............   500      $ --     $18,183     $707,972    166     $ (33,515)  $692,640
                                          ===      ====     =======     ========    ===     =========   ========

         The accompanying notes are an integral part of this statement.

                          COBB E.N.T. ASSOCIATES, P.C.

                            STATEMENT OF CASH FLOWS

                                                              YEAR ENDED AUGUST 31,
                                                                      1997
                                                              ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................        $ 184,267
                                                                    ---------
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation...........................................           67,524
     Gain on the sale of assets.............................           (1,743)
     Deferred income taxes..................................          (50,856)
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................         (261,560)
       Other assets.........................................           29,357
       Accounts payable and accrued liabilities.............            1,507
                                                                    ---------
          Total adjustments.................................         (215,771)
                                                                    ---------
          Net cash used in operating activities.............          (31,504)
                                                                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Note receivable due from related party....................           (5,000)
  Acquisition of equipment..................................         (175,603)
  Proceeds from sale of equipment...........................           19,038
                                                                    ---------
          Net cash used in investing activities.............         (161,565)
                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under revolving credit facility, net...........          (12,750)
  Principal payments on notes payable.......................         (113,183)
  Borrowings under notes payable............................          232,991
                                                                    ---------
          Net cash provided by financing activities.........          107,058
                                                                    ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................          (86,011)
CASH AND CASH EQUIVALENTS, beginning of year................          101,378
                                                                    ---------
CASH AND CASH EQUIVALENTS, end of year......................        $  15,367
                                                                    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................        $  25,486
                                                                    =========
     Taxes..................................................        $  41,000
                                                                    =========

         The accompanying notes are an integral part of this statement.

                          COBB E.N.T. ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1997

1.  NATURE OF OPERATIONS

     Cobb E.N.T. Associates, P.C. ("Cobb ENT") was incorporated on August 25, 1972 in the state of Georgia. Cobb ENT is a medical practice that deals with a variety of ear, nose, and throat specialties.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the Cobb ENT's financial statements and the accompanying notes. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cobb ENT considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

NET PATIENT SERVICE REVENUE

     Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between estimated amounts accrued and final settlements are reported in the year of settlements. Cobb ENT recognizes revenue when the services are performed.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Cobb ENT provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Bad debt expense for 1997 was $153,346.

INCOME TAXES

     Cobb ENT follows the practice of providing for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax income or expense is recognized for the changes in net deferred tax assets or liabilities, plus changes in the valuation allowance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cobb ENT estimated that the carrying amount of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximated their fair values at August 31, 1997. Notes payable approximated fair value based on borrowings currently available to Cobb ENT for similar terms and average maturities.

INDUSTRY RISKS

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. Cobb ENT is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on the Cobb ENT's financial position, results of operations, stockholders' equity, and cash flows.

                          COBB E.N.T. ASSOCIATES, P.C.

EQUIPMENT

     Equipment is carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

     Depreciation is provided using straight-line method over the estimated useful lives for financial reporting and accelerated method for income tax purposes. The detail of equipment at August 31, 1997 is as follows:

                                                                        USEFUL LIVES
                                                                     -------------------
Automobiles............................................  $ 186,460   Five years
Computers..............................................     62,980   Five years
Furniture and fixtures.................................    244,175   Five to seven years
Medical equipment......................................    252,620   Five to seven years
Leasehold improvements.................................     80,994   Three to five years
                                                         ---------
                                                           827,229
Less accumulated depreciation..........................   (527,533)
                                                         ---------
          Net equipment................................  $ 299,696
                                                         =========

3.  INCOME TAXES

     The accompanying financial statements reflect the provision for income taxes computed in accordance with the requirements of SFAS No. 109. The following summarizes the components of the income tax provision (benefit) for the year ended August 31, 1997:

Current:
  Federal...................................................  $144,519
  State.....................................................    27,131
Deferred:
  Federal...................................................   (42,818)
  State.....................................................    (8,038)
                                                              --------
          Provision for income taxes........................  $120,794
                                                              ========

     The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

Provision computed at the federal statutory rate............  $103,721
State income taxes, net of federal income tax benefit.......    12,601
Other, net..................................................     4,472
                                                              --------
          Provision for income taxes........................  $120,794
                                                              ========

                          COBB E.N.T. ASSOCIATES, P.C.

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at August 31, 1997 are as follows:

Deferred income tax assets:
  Accrued liabilities.......................................  $ 49,262
                                                              --------
Deferred income tax liabilities:
  Tax over financial reporting depreciation.................    77,787
  Accounts receivable, net..................................   397,025
                                                              --------
          Total deferred income tax liabilities.............   474,812
                                                              --------
Net deferred income tax liabilities.........................  $425,550
                                                              ========

     Management believes that a valuation allowance is not considered necessary based on the Cobb ENT's earnings history, the projections for future taxable income and other relevant considerations over the periods during which the deferred income tax assets are expected to be deductible.

4.  NOTES PAYABLE AND REVOLVING CREDIT FACILITY

     Cobb ENT's notes payable as of August 31, 1997 are as follows:

$22,095 note payable to bank dated July 12, 1996; payable in monthly installments of $456, including interest at 8.75%, through July 1, 2001; secured by certain medical
  equipment.................................................  $ 18,073
$17,297 note payable to bank dated April 15, 1997; payable
  in quarterly installments of $1,200, including interest at
  8.75%, secured by an automobile...........................    16,435
$43,386 note payable to bank dated October 5, 1996; payable
  in monthly installments of $689, including interest at
  8.5%, through October 1, 2000, with a lump-sum payment of
  $22,481 due October 1, 2000; secured by an automobile.....    39,477
$24,095 note payable to bank dated February 1, 1994; payable in monthly installments of $602, including interest at 8%,
  through October 15, 2001; secured by an automobile........     3,476
$80,400 note payable to bank dated December 30, 1996 payable in monthly installments of $7,047, including interest at
  9.25%, through January 1, 1998............................    34,396
$49,240 note payable to bank dated April 1, 1997; payable in monthly installments of $705, including interest at 8.25%
  through March 1, 2001 with a lump-sum payment of $29,395
  due March 1, 2001; secured by an automobile...............    47,813
$33,381 note payable to bank dated May 3, 1996; payable in
  monthly installments of $690, including interest at 8.75%,
  through May 1, 2001; secured by a computer................    26,306
$28,618 note payable to bank dated August 20, 1997; payable
  in monthly installments of $592, including interest at
  8.75%, through August 15, 2001; secured by an
  automobile................................................    28,537
                                                              --------
          Total.............................................   214,513
Less current maturities.....................................   (88,815)
                                                              --------
          Total long-term notes payable.....................  $125,698
                                                              ========

     On October 24, 1996, Cobb ENT entered into a credit agreement (the "Credit Facility") providing maximum borrowings of $125,000 with a maturity date of October 24, 1997. The Credit Facility consists of a $125,000 promissory note payable. Cobb ENT uses the proceeds to fund working capital needs. Cobb ENT

                          COBB E.N.T. ASSOCIATES, P.C.

incurs interest expense related to the outstanding borrowing amount at 9.25%, payable monthly. The Credit Facility is presently secured by substantially all of Cobb ENT's assets, with the exception of assets collateralized under preexisting credit arrangements. At August 31, 1997, the borrowings outstanding under the Credit Facility were $70,250.

     In connection with the acquisition by Physicians' Specialty Corp. ("PSC") (Note 7), Cobb ENT paid all of its outstanding indebtedness before the acquisition.

5.  BENEFIT PLAN

     Cobb ENT has a defined Contribution Plan whereby Cobb ENT makes a discretionary contribution to the Plan. During 1997, Cobb ENT contributed $162,053 to the Plan. Cobb ENT's contributions are allocated to eligible participants based on eligible compensation percentages, as defined.

6.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Cobb ENT leases facilities and office equipment under operating leases which expire in various years through 2006. Future minimum lease payments under these leases as of August 31, 1997 are as follows:

1998........................................................  $  251,103
1999........................................................     248,157
2000........................................................     228,803
2001........................................................     119,036
2002........................................................     115,980
2003 and thereafter.........................................     508,420
                                                              ----------
                                                              $1,471,499
                                                              ==========

     Rental expense related to noncancelable operating leases was $285,079 during the year ended August 31, 1997.

LEGAL PROCEEDINGS

     Cobb ENT is subject to legal proceedings and third-party claims which arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect Cobb ENT's financial position or results of operations.

EMPLOYMENT AGREEMENTS

     Cobb ENT has entered into employment agreements with certain physicians and office personnel. The agreements, which are similar, provide for compensation to the employees in the form of annual base salaries.

7.  SUBSEQUENT EVENT

     On December 31, 1997, Cobb ENT entered into an asset purchase agreement with PSC, a Delaware corporation. This agreement provided for PSC to acquire certain amounts of accounts receivable and fixed assets in exchange for cash and stock in PSC. Concurrent with this agreement, Cobb ENT entered into a management agreement whereby PSC would manage Cobb ENT for a certain percentage of revenue, as defined.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Atlanta Ear, Nose, and Throat Associates, P.C.:

     We have audited the accompanying balance sheet of ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C. (a Georgia corporation) as of December 31, 1996 and the related statements of operations, owners' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Ear, Nose, and Throat Associates, P.C. as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 17, 1997

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................   $    4,409
  Accounts receivable, less estimated allowances for
     uncollectible accounts of $56,014 in 1996 (Note 2).....    2,967,772
  Account receivable due from related party (Notes 2 and
     9).....................................................      309,222
  Note receivable due from related party (Note 9)...........      170,500
  Prepayments and other.....................................       76,851
                                                               ----------
                                                                3,528,754
PROPERTY AND EQUIPMENT, net.................................    1,329,915
OTHER ASSETS................................................       39,649
                                                               ----------
          Total assets......................................   $4,898,318
                                                               ==========

                      LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Current portion of note payable (Note 4)..................   $  242,496
  Accounts payable..........................................      240,012
  Accrued compensation to owners............................    2,553,194
  Other accrued liabilities.................................      775,422
                                                               ----------
                                                                3,811,124
                                                               ----------
NONCURRENT LIABILITIES:
  Deferred rent.............................................      152,708
  Note payable, net of current portion (Note 4).............      868,964
                                                               ----------
                                                                1,021,672
                                                               ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
OWNERS' EQUITY (Note 2):
  Common stock, $1 par value; 10,000 shares authorized;
     1,000 shares issued and outstanding....................        1,000
  Additional paid-in capital................................       64,522
  Retained earnings.........................................            0
                                                               ----------
          Total owners' equity..............................       65,522
                                                               ----------
          Total liabilities and owners' equity..............   $4,898,318
                                                               ==========

       The accompanying notes are an integral part of this balance sheet.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                            STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
NET PATIENT SERVICE REVENUES (Note 2):
  Related party (Note 9)....................................  $ 2,619,165   $ 2,969,202
  Other.....................................................    7,671,384    10,639,910
                                                              -----------   -----------
                                                               10,290,549    13,609,112
                                                              -----------   -----------
OPERATING EXPENSES:
  Salaries, wages, and benefits.............................    3,922,240     5,208,972
  Compensation to owner-physicians..........................    3,961,310     5,005,696
  Bad debt expense..........................................      233,069       196,567
  General and administrative expenses:
     Related party..........................................      276,235       519,830
     Other..................................................    1,608,378     2,320,777
  Depreciation and amortization.............................      275,072       360,594
                                                              -----------   -----------
                                                               10,276,304    13,612,436
                                                              -----------   -----------
INCOME (LOSS) FROM OPERATIONS...............................       14,245        (3,324)
OTHER (INCOME) EXPENSE, net (Note 10).......................       14,245        (3,324)
                                                              -----------   -----------
NET INCOME..................................................  $        --   $        --
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                          STATEMENTS OF OWNERS' EQUITY

                                               COMMON STOCK     ADDITIONAL
                                              ---------------    PAID-IN     RETAINED
                                              SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                              ------   ------   ----------   --------   -------
BALANCE, December 31, 1994..................  1,000    $1,000    $64,522        $--     $65,522
Net income..................................     --       --          --         --          --
                                              -----    ------    -------        ---     -------
BALANCE, December 31, 1995..................  1,000     1,000     64,522         --      65,522
Net income..................................     --        --         --         --          --
                                              -----    ------    -------        ---     -------
BALANCE, December 31, 1996..................  1,000    $1,000    $64,522        $--     $65,522
                                              =====    ======    =======        ===     =======

        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1995         1996
                                                              ---------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $      --   $        --
                                                              ---------   -----------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    275,072       360,594
     (Increase) decrease in assets:
       Accounts receivable..................................   (410,896)   (1,273,360)
       Prepayments and other assets.........................    (17,371)      (71,585)
     Increase (decrease) in liabilities:
       Accounts payable.....................................    (58,853)      127,539
       Accrued liabilities and deferred rent................    667,066     1,203,159
                                                              ---------   -----------
          Total adjustments.................................    455,018       346,347
                                                              ---------   -----------
          Net cash provided by operating activities.........    455,018       346,347
                                                              ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Notes receivable due from related party...................         --      (170,500)
  Capital expenditures......................................   (541,143)     (704,415)
                                                              ---------   -----------
  Net cash provided by (used in) investing activities.......   (541,143)     (874,915)
                                                              ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable.......................   (286,000)     (368,540)
  Borrowings under notes payable............................    749,810       500,000
                                                              ---------   -----------
          Net cash provided by (used in) financing
            activities......................................    463,810       131,460
                                                              ---------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    377,685      (397,108)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     23,832       401,517
                                                              ---------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 401,517   $     4,409
                                                              =========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $  33,666   $    87,641
                                                              =========   ===========

        The accompanying notes are an integral part of these statements.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. THE COMPANY AND BASIS OF PRESENTATION

     Atlanta Ear, Nose, and Throat Associates, P.C. (the "Company") was organized in 1988. The Company currently has seventeen physicians, fifteen audiologists, seven physician assistants, and over one hundred total employees. The physicians within the group deal with a wide variety of ear, nose, and throat specialties, including general otolaryngology, pediatric otolaryngology, head and neck surgery, neuro-otology, and facial plastic surgery. The group also provides comprehensive audiology services. There are currently fourteen office locations throughout the metropolitan Atlanta area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and in checking and money market accounts.

ACCOUNTS RECEIVABLE

     Accounts receivable principally represent receivables from patients and third-party payers for medical services provided by physician owners and employees. Such amounts are recorded net of estimated contractual allowances. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers. An allowance for uncollectible accounts has been established to provide for losses on uncollectible accounts based on management's estimates and historical collection.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using accelerated methods over the estimated service lives of depreciable assets (life of the lease for leasehold improvements, five to seven years for equipment, and seven years for furniture and fixtures). Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

OWNERS' EQUITY

     Owners' equity includes the respective common stock, additional paid-in capital and retained earnings of the Company. Various types of agreements exist among the owners which call for the transfer of a physician's ownership interest by the continuing owners in the case of certain events such as the owner's retirement or death.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and debt, approximated their fair values as of each balance sheet date because of the relatively short maturity of these instruments.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

NET PATIENT SERVICE REVENUES

     Patient service revenues are reported at the estimated realizable amounts from patients, third-party payers (which include managed care providers, commercial insurance carriers, and health maintenance organizations), and others for services rendered. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

CONCENTRATION OF CREDIT RISK

     The Company extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

3. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 consisted of the following:

                                                           DECEMBER 31,
                                                               1996
                                                           ------------
Leasehold improvements...................................  $   321,870
Equipment................................................    2,000,194
Furniture and fixtures...................................      346,708
                                                           -----------
                                                             2,668,772
Less accumulated depreciation............................   (1,338,857)
                                                           -----------
                                                           $ 1,329,915
                                                           ===========

4. NOTES PAYABLE

     The Company's note payable at December 31, 1996 are as follows:

                                                                 1996
                                                              ----------
Note payable to bank dated July 11, 1996; principal of
  $1,212,500 and interest (at Prime less 0.25%) due monthly
  through July 10, 2001; secured by accounts receivable and
  property and equipment....................................  $1,111,460
                                                              ----------
                                                               1,111,460
Less current portion........................................     242,496
                                                              ----------
Notes payable due after one year............................  $  868,964
                                                              ==========

     The aggregate maturities of notes payable at December 31, 1996 are as follows:

1997........................................................  $  242,496
1998........................................................     242,496
1999........................................................     242,496
2000........................................................     242,496
2001 and thereafter.........................................     141,476
                                                              ----------
                                                              $1,111,460
                                                              ==========

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

5. INCOME TAXES

     The Company has elected to be taxed as an S corporation as permitted by the Internal Revenue Code. As an S corporation, the Company is not a taxable entity, and separately stated items of income, loss, deduction, and credit are passed through to and taken into account by the individual owners in computing their federal and state individual income tax liabilities.

6. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan requires that the Company provide a 25% matching contribution for up to 6% of an employee's contribution base up to specified limitations. The total cost of the Company's plan was $9,755 and $15,767 in 1995 and 1996, respectively.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases facilities under operating leases which expire at various dates through December 2010. Future minimum lease payments under these leases as of December 31, 1996 are as follows:

1997........................................................  $  925,382
1998........................................................     866,591
1999........................................................     722,956
2000........................................................     652,659
2001 and thereafter.........................................   4,599,171

     Lease expense for the years ended December 31, 1995 and 1996, totaled approximately $597,000 and $1,004,000, respectively.

INSURANCE

     The Company is insured with respect to medical malpractice risks on a claims made basis. Accordingly, coverage relates only to claims made during the policy term. Historically, any claims paid have been within the insurance policy limits. Management is not aware of any claims against it or its affiliated medical practices which might have a material impact on the Company's financial position or results of operations.

EMPLOYMENT AGREEMENTS

     Certain management personnel and physician employees are covered by employment agreements that vary in length from one to five years, which include, among other terms, salary and benefits provisions. Future minimum payments under these agreements as of December 31, 1996 are approximately:

1997........................................................  $950,000
1998........................................................   540,000
1999........................................................   140,000
2000 and thereafter.........................................        --

8. LEGAL PROCEEDINGS

     The Company is subject to legal proceedings and third party claims which arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the Company's financial position or results of operations.

                 ATLANTA EAR, NOSE, AND THROAT ASSOCIATES, P.C.

9. RELATED PARTY TRANSACTIONS

     For the years ended December 31, 1995 and 1996, the Company expensed approximately $215,000 and $430,000, respectively, in annual rent for its location at the Medical Quarters to a certain stockholder who owns this location.

     For the years ended December 31, 1995 and 1996, the Company expensed approximately $39,000 and $68,000, respectively, in rent for its Snellville location to a partnership in which certain stockholders are partners.

     For the years ended December 31, 1995 and 1996, the Company expensed approximately $22,000, and $22,000, respectively, in annual rent for its Duluth location to a partnership in which a certain stockholder is partner.

     For the years ended December 31, 1995 and 1996, the Company recorded revenue of approximately $2,619,000 and $2,969,000, respectively, in discounted fee-for-service payments from three companies which are solely owned by a certain stockholder of the Company. In addition for the years ended December 31, 1995 and 1996, the Company recorded approximately $65,000 and $48,000, respectively, in salary and expense reimbursements from these three companies for work performed by two employees of the Company.

     During 1996, the Company loaned $170,500 to a related party organization. This unsecured note receivable is due the earlier of the closing of a stock offering or June 30, 1997, bearing interest at prime.

10. OTHER INCOME AND EXPENSE

     Other (income) expense, net for the years ended December 31, 1995 and 1996 is as follows:

                                                                  1995        1996
                                                                --------    --------
Recruiting fee revenue......................................    $     --    $(72,223)
Interest expense............................................      33,666      87,641
Interest income.............................................      (8,863)    (10,619)
Miscellaneous income........................................     (10,558)     (8,123)
                                                                --------    --------
                                                                $ 14,245    $ (3,324)
                                                                ========    ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Atlanta-AHP, Inc.,
ENT Center of Atlanta, Inc., and
Atlanta ENT Center, Inc.:

     We have audited the accompanying combined balance sheets of ATLANTA-AHP, INC., ENT CENTER OF ATLANTA, INC., AND ATLANTA ENT CENTER, INC. (Georgia corporations) (collectively, the "ENT Networks") as of December 31, 1996 and the related combined statements of operations, owner's equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the ENT Networks' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the ENT Networks as of December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 17, 1997

                                  ENT NETWORKS

                             COMBINED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $827,649
EQUIPMENT, net..............................................      13,084
                                                                --------
          Total assets......................................    $840,733
                                                                ========

                      LIABILITIES AND OWNER'S EQUITY
CURRENT LIABILITIES:
  Claims payable............................................    $ 36,866
  Claims payable due to related party.......................     309,222
                                                                --------
                                                                 346,088

COMMITMENTS AND CONTINGENCIES (Note 5)
OWNER'S EQUITY:
  Common stock, no par value; 210,000 shares authorized;
     2,000 shares issued and outstanding....................          --
  Additional paid-in capital................................       2,000
  Retained earnings.........................................     492,645
                                                                --------
          Total owner's equity..............................     494,645
                                                                --------
          Total liabilities and owner's equity..............    $840,733
                                                                ========

  The accompanying notes are an integral part of this combined balance sheet.

                                  ENT NETWORKS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
CAPITATION REVENUE (Note 2).................................  $4,168,279   $4,452,995
                                                              ----------   ----------
OPERATING EXPENSES:
  Salaries, wages, and benefits:
     Related party..........................................      64,600       48,379
     Other..................................................          --       36,121
  General and administrative expenses:
     Related party..........................................     170,792      167,397
     Other..................................................          --           --
  Depreciation..............................................       6,395        2,672
  Provider claims:
     Related party..........................................   2,619,165    2,969,202
     Other..................................................     273,481      247,751
                                                              ----------   ----------
                                                               3,134,433    3,471,522
                                                              ----------   ----------
INCOME FROM OPERATIONS......................................   1,033,846      981,473
OTHER INCOME, net...........................................      33,476       23,470
                                                              ----------   ----------
NET INCOME..................................................  $1,067,322   $1,004,943
                                                              ==========   ==========

   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                     COMBINED STATEMENTS OF OWNER'S EQUITY

                                          COMMON STOCK     ADDITIONAL
                                         ---------------    PAID-IN      RETAINED
                                         SHARES   AMOUNT    CAPITAL      EARNINGS        TOTAL
                                         ------   ------   ----------   -----------   -----------
BALANCE, December 31, 1994.............  2,000     $ --      $2,000     $  (255,930)  $  (253,930)
  Distributions........................     --       --          --        (943,340)     (943,340)
  Net income...........................     --       --          --       1,067,322     1,067,322
                                         -----     ----      ------     -----------   -----------
BALANCE, December 31, 1995.............  2,000       --       2,000        (131,948)     (129,948)
  Distributions........................     --       --          --        (380,350)     (380,350)
  Net income...........................     --       --          --       1,004,943     1,004,943
                                         -----     ----      ------     -----------   -----------
BALANCE, December 31, 1996.............  2,000     $ --      $2,000     $   492,645   $   494,645
                                         =====     ====      ======     ===========   ===========

   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $1,067,322   $1,004,943
                                                              ----------   ----------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       6,395        2,672
     Increase (decrease) in claims payable..................    (113,957)     (89,955)
                                                              ----------   ----------
          Total adjustments.................................    (107,562)     (87,283)
                                                              ----------   ----------
          Net cash provided by operating activities.........     959,760      917,660
                                                              ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (5,862)     (11,715)
                                                              ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to owners...................................    (943,340)    (380,350)
                                                              ----------   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                         10,558      525,595
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     291,496      302,054
                                                              ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  302,054   $  827,649
                                                              ==========   ==========

   The accompanying notes are an integral part of these combined statements.

                                  ENT NETWORKS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. ORGANIZATION

     Atlanta-AHP, Inc. ("AHP"), ENT Center of Atlanta, Inc. ("ENT Center"), and Atlanta ENT Center, Inc. ("Atlanta ENT") (collectively "ENT Networks" or the "Company") were organized as Georgia S corporations. The ENT Networks have contracts to administer capitated specialty services in the greater Atlanta area through affiliated physicians and other independent physicians.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of AHP, ENT Center, and Atlanta ENT and have been combined because of common control and ownership. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and in checking and money market accounts.

EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed using accelerated methods over the estimated service lives of depreciable assets (five to seven years). Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

PROVIDER CLAIMS

     The cost of providing healthcare services is accrued for in the period in which it is provided to a member based in part on estimates, including an accrual for medical services provided but not reported to the ENT Networks.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents and accounts payable, approximated their fair values as of each balance sheet date because of the relatively short maturity of these instruments.

CAPITATION REVENUE

     Membership contracts are on a yearly basis and are subject to cancellation. Premiums are due monthly and are recognized as revenue during the period in which the ENT Networks is obligated to provide services to members.

                                  ENT NETWORKS

3. EQUIPMENT

     Equipment at December 31, 1996 consisted of the following:

                                                              DECEMBER
                                                                31,
                                                                1996
                                                              --------
Equipment...................................................  $ 31,363
Less accumulated depreciation...............................   (18,279)
                                                              --------
                                                              $ 13,084
                                                              ========

4. INCOME TAXES

     The ENT Networks have elected to be taxed as S corporations as permitted by the Internal Revenue Code. As an S corporation, ENT Networks is not a taxable entity, and separately stated items of income, loss, deduction, and credit are passed through to and taken into account by the individual owners in computing their federal and state individual income tax liabilities.

5. COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceedings and third party claims which arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect ENT Networks' financial position or results of operations.

6. RELATED-PARTY TRANSACTIONS

     For the years ended December 31, 1995 and 1996, the ENT Networks expensed approximately $2,619,000 and $2,969,000, respectively, in discounted fee-for-service payments to a company in which an owner is the shareholder. In addition, for the years ended December 31, 1995 and 1996, the ENT Networks recorded approximately $65,000 and $48,000, respectively, in salary and expense reimbursements to this related company for work performed by two of its employees.

     For the years ended December 31, 1995 and 1996, the ENT Networks expensed approximately $171,000 and $167,000, respectively, to its owner and a related physician in administrative and management fees.

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       NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
  INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    3
Risk Factors.......................    8
Use of Proceeds....................   20
Price Range of Common Stock........   21
Dividend Policy....................   21
Capitalization.....................   22
Unaudited Pro Forma Combined
  Financial Data...................   23
Selected Financial Data............   28
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   29
Business...........................   38
Management.........................   57
Certain Transactions...............   66
Principal and Selling
  Stockholders.....................   69
Description of Capital Stock.......   71
Shares Eligible for Future Sale....   73
Underwriting.......................   75
Legal Matters......................   76
Experts............................   76
Additional Information.............   77
Index to Financial Statements......  F-1

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                                2,050,263 SHARES

                                     (LOGO)

                                  PHYSICIANS'
                                SPECIALTY CORP.

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------
                               HAMBRECHT & QUIST

                          VOLPE BROWN WHELAN & COMPANY

                            BARINGTON CAPITAL GROUP

                                  MAY 12, 1998

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